UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant To Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

GOLDEN ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Golden Enterprises, Inc.
One Golden Flake Drive
Birmingham, Alabama 35205

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY.

September 8, 2016

Dear Stockholder:

This notice of action by written consent and appraisal rights and the accompanying information statement (the “Information Statement”) are being furnished to holders of common stock of Golden Enterprises, Inc., a Delaware corporation (“Golden Enterprises,” the “Company,” “we,” “us” or “our”).

On July 18, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Utz Quality Foods, Inc., a Pennsylvania corporation (“Utz”), and Westminster Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Utz, providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of the Company by Utz at a price of $12.00 in cash per share of the Company’s common stock, par value $0.66 2/3 per share (“Common Stock”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Utz. A copy of the Merger Agreement is included as Annex A to the Information Statement.

At the time the Merger becomes effective (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any subsidiary of the Company, Utz, Merger Sub or any other subsidiary of Utz or shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). All shares of Common Stock so converted will, at the Effective Time, be cancelled, and each holder of such converted Common Stock will cease to have any rights with respect to such Common Stock, except for the right to receive the Merger Consideration.

If the Merger is completed, you will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock owned by you (unless you have properly exercised your appraisal rights under Section 262 of the DGCL (“Section 262”) with respect to such shares).

To assist in evaluating the fairness of the Merger to our stockholders, our board of directors (the “Board”) formed a special committee (the “Special Committee”) consisting of four members of the Board, William B. Morton, Jr., Edward R. Pascoe, John S.P. Samford, and John S. Stein, III, who are not employed by the Company or its affiliates and have no personal interest in the Merger that would not be shared by all other stockholders of the Company generally, to consider and negotiate the terms and conditions of the Merger Agreement and to make a recommendation with respect to the Merger to the Board. The Special Committee unanimously determined that the Merger Agreement and the Merger were advisable and in the best interests of all the stockholders of the Company, approved the Merger Agreement and the Merger and recommended that the Board approve the Merger Agreement and the Merger. The Board, upon the Special Committee’s unanimous recommendation, unanimously determined that the Merger Agreement and the Merger were advisable and in the best interests of all the stockholders of the Company and approved the Merger Agreement and the consummation of the Merger. In arriving at its recommendation of the Merger Agreement, the Special Committee carefully considered a number of factors, which are described in the enclosed Information Statement.

Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, each as amended, the adoption of the Merger Agreement and the consummation of the Merger by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. On July 18, 2016, after execution and delivery of the Merger Agreement by all parties thereto, SYB, Inc., a Delaware corporation, the Marital Testamentary Trust under Will of Sloan Y Bashinsky, Sr., deceased, Probated on August 12, 2005, and Joann F. Bashinsky, individually (collectively, the “Principal Stockholders”), delivered to the corporate secretary of the Company an irrevocable written consent adopting the Merger Agreement and approving the consummation of the Merger. As of July 18, 2016, the Principal Stockholders held shares of Common Stock representing approximately 55.9% of the outstanding shares of Common Stock. Accordingly, the adoption of the Merger Agreement by the Company’s stockholders was effected in accordance with Section 251 of the DGCL on July 18, 2016. No further approval of the stockholders of the Company is required to adopt the Merger Agreement and approve the consummation of the Merger. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement and the consummation of the Merger.

This notice of action by written consent and appraisal rights and the Information Statement shall constitute notice to you from the Company that the Merger and the Merger Agreement have been adopted by the holders of a majority of the Common Stock by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

Under Section 262, if the Merger is completed, subject to compliance with the requirements of Section 262, holders of shares of Common Stock (other than the Principal Stockholders), will have the right to demand appraisal for, and to be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware (the “Court”)), together with interest, if any, as determined by the Court, instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must demand in writing an appraisal of your shares no later than 20 days after the date of the mailing of this notice and Information Statement, which 20th day is September 28, 2016, and comply precisely with the requirements of Section 262, which are summarized in the accompanying Information Statement. A copy of Section 262 is included as Annex C to the Information Statement. This notice and the Information Statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262.

The Information Statement accompanying this letter provides you with more specific information concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the Information Statement and the copy of the Merger Agreement included as Annex A to the Information Statement. Please do not send in your Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Common Stock and payment for your shares of Common Stock.

By order of the Board of Directors

Very truly yours,

Mark W. McCutcheon
Chief Executive Officer and President

Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

The Information Statement is dated September 8, 2016 and is first being mailed to stockholders on or about September 8, 2016.

i

ii

GOLDEN ENTERPRISES, INC.
One Golden Flake Drive
Birmingham, Alabama 35205

INFORMATION STATEMENT

This information statement and notice of action by written consent and appraisal rights (collectively, this “Information Statement”) contains information relating to the Agreement and Plan of Merger, dated July 18, 2016 (the “Merger Agreement”), entered into by and among Utz Quality Foods, Inc. (“Utz”), Westminster Sub, Inc. (“Merger Sub”) and Golden Enterprises, Inc. (the “Company,” “we,” “us” or “our”). We are furnishing this Information Statement to stockholders of the Company pursuant to applicable provisions of Delaware law and certain securities regulations. This Information Statement is dated September 8, 2016 and is first being mailed to our stockholders on or about September 8, 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this Information Statement and may not contain all of the information about the Merger (as defined below under “The Merger”) that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this Information Statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the Merger. You may obtain, without charge, copies of documents incorporated by reference into this Information Statement by following the instructions under the section of this Information Statement entitled “Where You Can Find Additional Information” beginning on page 72.

The Parties to the Merger Agreement
(page 14)

Golden Enterprises, Inc. is a Delaware holding company, which owns all of the outstanding capital stock of Golden Flake Snack Foods, Inc. (“Golden Flake”). Golden Flake has been a premiere producer, marketer, and distributor of snack products in the Southeastern United States since 1923. Golden Flake manufactures and distributes a full line of high quality salted snack items, such as potato chips, tortilla chips, corn chips, fried pork skins, baked and fried cheese curls, onion rings, and puff corn. Golden Flake also sells canned dips, pretzels, peanut butter crackers, cheese crackers, dried meat products, and nuts packaged by other manufacturers using the Golden Flake label. The Company’s Common Stock is listed on the Nasdaq Global Market, which we refer to as “NASDAQ,” under the trading symbol “GLDC.” Golden Enterprises’ principal executive office is located at One Golden Flake Drive, Birmingham, Alabama, and its telephone number is (205) 323-6161.

Utz is a privately held and family managed snack food company, founded in 1921 by William and Salie Utz. They began making potato chips out of their home in Hanover, Pennsylvania, in much the same way Frank Mosher, Mose Lischkoff and Helen Freidman began Golden Flake in 1923. During their tenure, Utz grew from a small local operation to the multi-state corporation it is today. Currently, Utz manufactures and markets a full line of snack products, including potato chips, pretzels, cheese snacks, tortillas, veggie snacks, popcorn and more throughout the United States and internationally. Utz has six manufacturing facilities in Pennsylvania with additional facilities in Colorado, Louisiana and Massachusetts. Utz’s principal executive office is located at 900 High Street, Hanover, Pennsylvania 17331, and its telephone number is (717) 637-6644.

Merger Sub was formed on July 13, 2016, solely for the purpose of engaging in the Merger. Merger Sub has not engaged in any business other than in connection with the Merger, and upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 900 High Street, Hanover, Pennsylvania 17331, and its telephone number is (717) 637-6644.

Please see the section of this Information Statement entitled “The Parties” beginning on page 14.

The Merger
(page 52 and Annex A)

The Company, Utz and Merger Sub entered into the Merger Agreement on July 18, 2016. A copy of the Merger Agreement is included as Annex A to this Information Statement. Under the terms of the Merger Agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “Merger.” The Company will survive the Merger as a wholly-owned subsidiary of Utz (the “Surviving Corporation”).

Upon the consummation of the Merger, each share of the Company’s common stock, par value $0.66-2/3 per share (“Common Stock”), that is issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”), other than shares owned by the Company, any subsidiary of the Company, Utz, Merger Sub or any other subsidiary of Utz or shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Please see the section of this Information Statement entitled “The Merger” beginning on page 15.

The Board and Special Committee

Our board of directors (the “Board”) formed a special committee (the “Special Committee”) on November 17, 2015, consisting of Edward R. Pascoe, John S. P. Samford, William B. Morton, Jr. and John S. Stein, III, each of whom is an independent director with no personal interest in the Merger that would not be generally shared by all other stockholders of the Company, to evaluate the Merger and other alternatives available to the Company and to otherwise represent the interests of our stockholders. Among other things, the Board resolved not to approve any transaction without a favorable recommendation from the Special Committee. The Special Committee carefully reviewed and considered the terms and conditions of the Merger Agreement and the Merger.

The Special Committee unanimously recommended that our Board approve the Merger Agreement. After careful consideration and based in part on the unanimous recommendation of the Special Committee, our Board unanimously (i) adopted and declared advisable the Merger Agreement and the consummation of the Merger, (ii) authorized and approved the Merger Agreement and the consummation of the Merger, and (iii) determined that the Merger is in the best interests of the Company and its stockholders. For a discussion of the material factors that the Special Committee and the Board considered in determining to approve the Merger Agreement, please see the section of this Information Statement entitled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 29.

Required Approval of the Merger; Record Date; Action by Stockholder Consent
(page 28)

Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, each as amended, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the stockholders holding a majority of the outstanding shares of Common Stock (such stockholder approval is sometimes referred to in this Information Statement as the “Requisite Company Vote”).

On July 18, 2016, the record date, there were 11,291,757 shares of Common Stock outstanding and entitled to vote, held by 775 stockholders of record.

On July 18, 2016, after execution of the Merger Agreement by all parties thereto, SYB, Inc., a Delaware corporation, John S. Stein, Jr. (the father of John S. Stein, III) and John P. McKleroy, Jr., as trustees under the Marital Testamentary Trust under Will of Sloan Y. Bashinsky, Sr., deceased, probated on August 12, 2005 (the “Marital Trust”), and Joann F. Bashinsky (collectively, the “Principal Stockholders”), executed and delivered to the corporate secretary of the Company and to Utz an irrevocable written consent (the “stockholder consent”) approving and adopting the Merger Agreement. As of July 18, 2016, the Principal Stockholders held shares of Common Stock representing approximately 55.9% of the outstanding shares of Common Stock. Accordingly, the adoption of the Merger Agreement by the Company’s stockholders was effected in accordance with Section 251 of the DGCL on July 18, 2016. No further approval of the stockholders of the Company is required to adopt the Merger Agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement. If the Merger Agreement is terminated in accordance with its terms, the stockholder consent will be of no further force or effect.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the stockholder consent (which was obtained shortly after the execution of the Merger Agreement), the Merger will not occur until that time has elapsed. We currently expect the Merger to be completed by September 30, 2016, subject to the satisfaction of the conditions to closing in the Merger Agreement. However, there can be no assurance that the Merger will be completed on or prior to that time, or at all.

This Information Statement shall constitute notice to you from the Company that the Merger and the Merger Agreement have been adopted by the holders of a majority of the Common Stock by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

Please see the section of this Information Statement entitled “The Merger — Required Approval of the Merger; Record Date; Action by Stockholder Consent” beginning on page 28.

Opinion of the Special Committee’s Financial Advisor
(page 33 and Annex B)

The Special Committee retained North Point Advisors LLC, which is referred to in this Information Statement as “North Point Advisors,” as financial advisor to the Special Committee, in connection with the Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of North Point Advisors’ opinion below under the section entitled “The Merger — Opinion of the Special Committee’s Financial Advisor.” In connection with its engagement of North Point Advisors, the Special Committee requested that North Point Advisors evaluate the fairness, from a financial point of view, to the holders of shares of Common Stock (other than certain excluded shares specified in North Point Advisors’ opinion, which are collectively referred to as “Excluded Shares” throughout this section and the summary of North Point Advisors’ opinion below under the section entitled “The Merger — Opinion of the Special Committee’s Financial Advisor”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On July 18, 2016, North Point Advisors rendered to the Special Committee and to the Board its written opinion dated July 18, 2016, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by North Point Advisors in preparing its opinion, the Merger Consideration proposed to be paid to the holders of the Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of North Point Advisors’ written opinion dated July 18, 2016, which is attached as Annex B and is incorporated herein by reference, should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by North Point Advisors in preparing its opinion.

North Point Advisors delivered its opinion to the Special Committee and the Board for the benefit and use of the Special Committee (in its capacity as such) and the Board in connection with and for purposes of their evaluation of the per share Merger Consideration from a financial point of view. North Point Advisors’ opinion did not address any other terms or other aspects or implications of the Merger or related transactions and no opinion or view was expressed as to the relative merits of the Merger or related transactions in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger or any related transaction. North Point Advisors also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger, any related transactions or any other matter.

Please see the section of this Information Statement entitled “The Merger — Opinion of the Special Committee’s Financial Advisor” beginning on page 33.

Appraisal Rights
(page 67)

The Company’s stockholders (other than the Principal Stockholders) did not provide a consent to the adoption of the Merger Agreement and, under the DGCL, will have the right to demand appraisal for and receive the “fair value” of their shares of Common Stock as determined by the Court of Chancery of the State of Delaware (the “Court”) in lieu of receiving the Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth in Section 262 of the DGCL (“Section 262”). In order to exercise your appraisal rights, you must demand in writing an appraisal of your shares no later than 20 days after the date of the mailing of this Information Statement, which 20th day is September 28, 2016, and comply precisely with other procedures set forth in Section 262.

A copy of Section 262 is included as Annex C to this Information Statement. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 will result in loss of the right of appraisal. You should be aware that the “fair value” of your shares of Common Stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Please see the section of this Information Statement entitled “Appraisal Rights” beginning on page 67.

Certain Effects of the Merger
(page 44)

Upon consummation of the Merger, Merger Sub will be merged with and into the Company with the Company being the Surviving Corporation and a wholly-owned subsidiary of Utz.

Following the closing of the Merger, the Common Stock will no longer be traded on NASDAQ or any other public market.

Please see the section of this Information Statement entitled “The Merger — Certain Effects of the Merger” beginning on page 44.

Effects on the Company if the Merger is not Completed
(page 45)

If the Merger is not completed for any reason, the Company’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Common Stock.

Under certain circumstances, if the Merger Agreement is terminated, a termination fee may be payable by the Company.

Please see the section of this Information Statement entitled “The Merger Agreement — Payment of Termination Fee” beginning on page 62.

Treatment of Stock Options
(page 53)

Each option to purchase Common Stock that remains outstanding immediately prior to the Effective Time will become vested (if then unvested) in full and cancelled, and each holder thereof will be entitled to receive in respect of such option an amount in cash (without interest and less any applicable withholding taxes) equal to the number of shares of Common Stock subject to such option multiplied by the amount, if any, by which $12.00 exceeds the per share exercise price of such option.

Interests of the Company’s Directors and Executive Officers in the Merger
(page 45)

Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests include, among others:

•	the accelerated vesting and cash out of all Company stock options held by executive officers of the Company upon closing of the Merger;
•	the Salary Continuation Plan (as described in “The Merger — Golden Parachute Compensation” on page 47), which provides for payments to be made to the Company’s chairman, president and chief executive officer upon his retirement, death or disability;
•	the Retention Bonus Agreements (as described in “The Merger — Retention Bonus Agreements” on page 48), which provide for payments to the executive officers on the one-year anniversary of the closing of the Merger, subject to certain conditions; and
•	the right to continued indemnification and insurance coverage for directors and executive officers of the Company following the closing of the Merger, pursuant to the terms of the Merger Agreement.

The Special Committee and the Board were aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the Merger Agreement and the Merger.

Please see the section of this Information Statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 45.

Financing of the Merger
(page 45)

The Merger is not subject to a financing condition. Utz plans to use cash on hand and other available sources of financing to fund the Merger Consideration.

Please see the section of this Information Statement entitled “The Merger — Financing of the Merger” beginning on page 45.

Conditions to the Merger
(page 60)

The respective obligations of Utz, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver, on or prior to the closing of the Merger, of each of the following mutual conditions:

•	the Merger Agreement shall have been adopted by the Requisite Company Vote, which requirement was satisfied by delivery of the stockholder consent on July 18, 2016;
•	the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (including any extension thereof), shall have expired or been terminated; and
•	no court or governmental authority shall have enacted any law or order that remains in effect that prohibits consummation of the Merger or any transaction contemplated by the Merger Agreement.

The obligation of Utz and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Utz, on or prior to the closing of the Merger, of the following additional conditions:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of the Company;
•	performance in all material respects by the Company of its obligations under the Merger Agreement; and
•	since the date of the Merger Agreement, there shall not have been any material adverse effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

The waiting period with respect to the Merger under the HSR Act expired on September 6, 2016.

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company, on or prior to the closing of the Merger, of the following additional conditions:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of Utz and Merger Sub; and
•	performance in all material respects by Utz and Merger Sub of their obligations under the Merger Agreement.

Regulatory Approvals
(page 49)

The consummation of the Merger is subject to review under the HSR Act. As described above in the section entitled “Conditions to the Merger,” the obligations of the Company, Utz and Merger Sub to effect the Merger is subject to the expiration or termination of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act. The HSR Act provides that certain transactions may not be completed until required information has been furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the DOJ, and the Federal Trade Commission, which is referred to as the FTC, and until certain waiting periods have been terminated, have expired or approval has been obtained. Each of the Company and Utz filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the Merger on August 4, 2016. The waiting period with respect to the Merger under the HSR Act expired on September 6, 2016.

Please see the section of this Information Statement entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 49.

No Solicitation
(page 58)

In the Merger Agreement, the Company agreed to, and to cause its subsidiaries and their respective representatives to, immediately cease any discussions, negotiations, or communications with any party with respect to any Takeover Proposal (as such term is defined in the “The Merger Agreement — Other Covenants and Agreements” section beginning on page 58). Subject to the exception set forth below, the Company agreed that it and its subsidiaries would not, and would cause its and their representatives not to, directly or indirectly:

•	withdraw, qualify or modify its recommendation that the Company’s stockholders adopt the Merger Agreement;
•	solicit, initiate, knowingly facilitate or knowingly encourage any Takeover Proposal;
•	participate in any negotiations with, or furnish any nonpublic information relating to the Company or its subsidiaries to, any third party seeking to make or who has made any Takeover Proposal;
•	engage in discussions with any person with respect to any Takeover Proposal;
•	enter into any letter of intent or similar document or any agreement or commitment relating to any Takeover Proposal;
•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or its subsidiaries; or
•	approve any transaction under, or a third party becoming, an “interested stockholder” under, Section 203 of the DGCL.

In addition, neither the Board nor any committee thereof may fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Utz or Merger Sub, the Board’s recommendation of the Merger, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for shares of Common Stock within ten business days after the commencement of such offer, or make any public statement inconsistent with the Board’s recommendation of the Merger, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”).

As an exception to the restrictions set forth above, the Merger Agreement provides that if a third party had delivered to the Company (and not withdrawn), during the period from the date of the Merger Agreement (July 18, 2016) until 5:00 p.m. Birmingham, Alabama time on the third calendar day following the date of the Merger Agreement (July 21, 2016, such period, the “Takeover Proposal Review Period”), a bona fide, unsolicited Takeover Proposal in writing that did not result from a breach of the restrictions described above that the Board concludes in good faith, after consultation with outside legal counsel and North Point Advisors, constitutes a Superior Proposal (as such term is defined in the “The Merger Agreement — Other Covenants and Agreements” section beginning on page 58) the Board may, subject to giving Utz notice and certain rights to renegotiate the Merger Agreement, (i) contact such third party in order to clarify the terms of such Takeover Proposal so that the Board (or any committee thereof) may inform itself about such Takeover Proposal, (ii) participate in negotiations or discussions with such third party, (iii) thereafter furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to an executed confidentiality agreement, (iv) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (v) take any action that any court of competent jurisdiction orders the Company to take, but in each such case, only if the Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law. As provided above, the Board may not consider or take any other action with respect to any Takeover Proposal delivered to the Company after the termination of the Takeover Proposal Review Period.

The non-solicitation restrictions also contained limited exceptions prior to the delivery of the stockholder consent. The stockholder consent has been delivered and the Takeover Proposal Review Period expired without the Board receiving any unsolicited Takeover Proposals. Accordingly, the exceptions to the restrictions described above that are provided in the Merger Agreement have terminated.

Please see the section of this Information Statement entitled “The Merger Agreement — Other Covenants and Agreements” beginning on page 58.

Termination
(page 61)

The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:

•	by mutual written agreement of Utz and the Company;
•	by either Utz or the Company, if:
•	the Merger shall not have been consummated by January 18, 2017, referred to as the “End Date,” provided that the right to terminate the Merger Agreement pursuant to such provision is not available to any party whose breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement has been the cause of or resulted in the failure of the Merger to be consummated by such date; or
•	any order, judgment, decision, decree, injunction, ruling, writ or assessment of a governmental authority permanently prohibiting consummation of any transaction contemplated by the Merger Agreement is enacted and becomes final and non-appealable, provided, that the right to terminate the Merger Agreement pursuant to such provision is not available to any party whose breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement caused or resulted in the issuance, promulgation, enforcement or entry of such governmental authority’s action;
•	by Utz, if:
•	(i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into an agreement with a third party to acquire the Company, (iii) the Company shall have breached or failed to perform in any material respect any of the non-solicitation covenants and agreements in the Merger Agreement, (iv) the Board fails to reaffirm its recommendation of the Merger after any Takeover Proposal, (v) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a person unaffiliated with Utz, or

(vi) the Company or the Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified above, in the circumstances described under “The Merger Agreement — Termination” beginning on page 61;
•	the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under the Merger Agreement or any of the representations and warranties of the Company in the Merger Agreement shall have become inaccurate, in the circumstances described under “The Merger Agreement — Termination” beginning on page 61; or
•	if the stockholder consent had not been executed and delivered to the Company and Utz prior to 5:00 p.m. Birmingham, Alabama time on the calendar day following the date of the Merger Agreement;
•	by the Company, if:
•	Utz or Merger Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under the Merger Agreement or any of the representations and warranties of Utz and Merger Sub in the Merger Agreement shall have become inaccurate, in the circumstances described below in “The Merger Agreement — Termination” beginning on page 61; or
•	if the Board authorizes the Company, in full compliance with the terms of the Merger Agreement, including the non-solicitation provisions described under “The Merger Agreement — No Solicitation,” to enter into an agreement with a third party to acquire the Company in respect of a Superior Proposal delivered to the Company prior to the termination of the Takeover Proposal Review Period; provided that the Company shall have paid any termination fee due to Utz pursuant to the Merger Agreement; and provided further that in the event of such termination, the Company substantially concurrently enters into such agreement.

Please see the section of this Information Statement entitled “The Merger Agreement — Termination” beginning on page 61.

Termination Fee

The Merger Agreement provides that the Company will be required to pay to Utz a termination fee of 4% of the aggregate Merger Consideration (i) if the Merger Agreement is terminated by Utz pursuant to the first or third termination right of Utz set forth under “The Merger Agreement — Termination,” (ii) the Merger Agreement is terminated by the Company pursuant to the first termination right of the Company set forth under “The Merger Agreement — Termination” or (iii) provided the Requisite Company Vote was not obtained, the Merger Agreement is terminated (a) by Utz, due to certain breaches of the Company’s representations, warranties, covenants or agreements or (b) by either the Company or Utz, if the Merger is not consummated by the End Date and, in either such case, under certain circumstances a Takeover Proposal shall have been publicly made and within six months of such termination of the Merger Agreement the Company shall have consummated any Takeover Proposal or entered into a definitive agreement with respect to any Takeover Proposal. Please see the section of this Information Statement entitled “The Merger Agreement —  Payment of Termination Fee” beginning on page 62.

Material U.S. Federal Income Tax Consequences
(page 49)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. Holder (as defined below under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), you generally will recognize gain or loss equal to the difference between the amount of cash you receive pursuant to the Merger and your adjusted tax basis in the shares of Common Stock converted into cash pursuant to the Merger. If you are a Non-U.S. Holder (as defined below under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you.

Please see the section of this Information Statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

Additional Information
(page 72)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549 and at the website maintained by the SEC at www.sec.gov.

Please see the section of this Information Statement entitled “Where You Can Find Additional Information” beginning on page 72.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. You should read the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Q:	Why am I receiving this Information Statement?
A:	On July 18, 2016, the Company entered into the Merger Agreement with Utz and Merger Sub, and the Principal Stockholders adopted the Merger Agreement and approved the Merger. Applicable provisions of Delaware law and certain securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger.
Q:	As a stockholder of the Company, what will I receive in the Merger?
A:	If the Merger is completed, you will be entitled to receive $12.00 in cash, without interest and less any required withholding taxes, for each share of Common Stock that you own. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1,200 for your shares of Common Stock, less any required withholding taxes. However, stockholders of the Company who are entitled to demand and properly demand appraisal for their shares of Common Stock in accordance with Section 262 (and who do not fail to perfect or effectively withdraw their demand or waive or lose their right of appraisal) and comply precisely with the procedures and requirements set forth in Section 262 will not receive the per share Merger Consideration, but will instead be paid the “fair value” of their shares (as determined by the Court), together with interest, if any, as determined by the Court.

The receipt of cash in exchange for shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 49, for a more detailed description of the U.S. federal income tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What was the market price of the Common Stock at the time the Company entered into the Merger Agreement as compared to the per share Merger Consideration?
A:	On July 18, 2016, the last trading day preceding the Board’s approval of the Merger Agreement (which occurred on July 18, after the market closed), the reported closing price for the Common Stock was $7.50 per share compared to the Merger Consideration of $12.00 per share agreed to by the parties in the Merger Agreement.
Q:	Why did the Board approve the Merger and the Merger Agreement?
A:	After careful consideration and evaluation of the Merger, and in consideration of, among other things, the oral opinion of North Point Advisors rendered to the Special Committee on July 18, 2016, which was subsequently confirmed by delivery of a written opinion dated that same date, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by North Point Advisors in preparing its opinion, the Merger Consideration proposed to be paid to holders of shares of the Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view to such holders (as more fully described in the section entitled “The Merger — Opinion of the Special Committee’s Financial Advisors”), our Board approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

For a discussion of the factors that the Board considered in determining to approve the Merger Agreement, please see the section of this Information Statement entitled “The Merger — Reasons for the Merger; Recommendation of the Special Committee and the Board.” In addition, in determining to approve the Merger Agreement, the Special Committee and the Board were aware that some of the

Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. Please see the section of this Information Statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	Is the approval of stockholders necessary to adopt the Merger Agreement? Why am I not being asked to vote on the Merger Agreement?
A:	The adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. Such stockholder approval was obtained on July 18, 2016, the date on which the Principal Stockholders delivered to the corporate secretary of the Company the stockholder consent adopting the Merger Agreement. As of July 18, 2016, the Principal Stockholders held approximately 55.9% of all outstanding shares of Common Stock. Accordingly, the adoption of the Merger Agreement by the Company’s stockholders was effected in accordance with Section 251 of the DGCL on July 18, 2016. No further approval of the stockholders of the Company is required to adopt the Merger Agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.
Q:	What will happen to outstanding Company stock options in the Merger?
A:	For information regarding the treatment of the Company’s stock options, please see the section of this Information Statement entitled “The Merger Agreement — Treatment of Stock Options.”
Q:	Do any of the Company’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as a stockholder?
A:	Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Special Committee was aware of and considered these interests in (i)(A) reaching the determination that the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders, (B) approving and declaring advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, (C) unanimously recommending that the Board approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, and (D) subject to certain provisions of the Merger Agreement described under “The Merger Agreement — Other Covenants and Agreements,” recommending that the holders of Common Stock vote in favor of adopting the Merger Agreement; and (ii) directing that the Merger Agreement be submitted to the holders of the Common Stock for their adoption. These interests include:
•	the accelerated vesting and cash-out of stock options held by executive officers upon the closing of the Merger in accordance with the terms of the Merger Agreement (as described in “The Merger Agreement — Treatment of Stock Options” and “The Merger Agreement — Interests of the Company’s Directors and Executive Officers in the Merger”);
•	the Salary Continuation Plan (as described in “The Merger — Golden Parachute Compensation”) which provides for payments to be made to the Company’s chairman, president and chief executive officer upon his retirement, death or disability, which right to receive such payments vests upon the closing of the Merger;
•	the retention bonus payments (as described in “The Merger — Interests’ of the Company’s Directors and Executive Officers — Retention Bonus Agreements”); and
•	the right to continued indemnification and insurance coverage for directors and executive officers of the Company following the closing of the Merger, pursuant to the terms of the Merger Agreement.

Q:	What happens if I sell my shares before consummation of the Merger?
A:	If you transfer any of your shares, you will have transferred your right to receive the Merger Consideration to be received by our stockholders in the Merger with respect to the shares you transfer. To receive the Merger Consideration, you must hold your shares through closing of the Merger.
Q:	If I hold my shares in certificated form, should I send in my stock certificates now?
A:	No. As soon as reasonably practicable after the Effective Time, each holder of record of a certificate representing shares of Common Stock which were converted into the right to receive the Merger Consideration will be sent a letter of transmittal and instructions describing the procedure for surrendering such certificate in exchange for the Merger Consideration. If you hold your shares in certificated form, you will receive your cash payment after the exchange agent or other person specified in the instructions receives your stock certificate, the executed letter of transmittal and any other documents requested in the instructions. You should not forward your stock certificates to the exchange agent or other person specified in the instructions without a letter of transmittal.
Q:	What should I do if I hold my shares in non-certificated book-entry form?
A:	If you hold shares of Common Stock in non-certificated book-entry form, you will not be required to deliver a stock certificate. You will receive your cash payment of the aggregate amount of Merger Consideration to which you are entitled following the Effective Time.
Q:	Am I entitled to appraisal rights in connection with the Merger?
A:	Stockholders (other than the Principal Stockholders) are entitled to appraisal rights under Section 262 so long as they follow the procedures precisely and satisfy the conditions set forth in Section 262. For more information regarding appraisal rights, please see the section of this Information Statement entitled “Appraisal Rights.” In addition, a copy of Section 262 is included as Annex C to this Information Statement. Failure to strictly comply with Section 262 will result in your waiver of, or inability to exercise, appraisal rights.
Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?
A:	During the Takeover Proposal Review Period, our Board could have, subject to certain requirements and rights of Utz, terminated the Merger Agreement in connection with the Company’s receipt of an unsolicited superior proposal. The Takeover Proposal Review Period ended at 5:00 p.m. on July 21, 2016.
Q:	When is the Merger expected to be completed?
A:	We are working toward completing the Merger as promptly as possible. We currently expect the Merger to be completed by September 30, 2016, subject to the satisfaction of the conditions to closing in the Merger Agreement. However, there can be no assurance that the Merger will be completed on or prior to that time, or at all.
Q:	What effect will the Merger have on the Company?
A:	If the Merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist immediately following the Merger as a wholly-owned subsidiary of Utz. Following such consummation of the Merger, the Common Stock will no longer be traded on NASDAQ or any other public market, and the registration of shares of Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”) will be terminated.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed for any reason, our stockholders will not receive any payment for their Common Stock pursuant to the Merger Agreement. Instead, we will remain a public company and the shares of Common Stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ.

Under certain circumstances, if the Merger Agreement is terminated, a termination fee may be payable by the Company. Please see the section of this Information Statement entitled “The Merger Agreement —  Payment of Termination Fee.”

Q:	What is householding and how does it affect me?
A:	The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (205) 323-6161 or by mail to Golden Enterprises, Inc., One Golden Flake Drive, Birmingham, AL 35205. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q:	Who can help answer my questions?
A:	If you have questions about the Merger after reading this Information Statement, please contact the Company by phone at (205) 323-6161 or by mail to Golden Enterprises, Inc., One Golden Flake Drive, Birmingham, AL 35205.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this Information Statement regarding the proposed Merger, the expected timetable for completing the proposed Merger, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed Merger, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the Board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and their variants and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed Merger in the time frame expected by the parties or at all; the ability to obtain the required regulatory approvals without conditions, and the satisfaction of the other conditions to the consummation of the proposed Merger; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with current and prospective employees, suppliers, distributors, customers and competitors; the ability of third parties to fulfill their obligations relating to the proposed transaction; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended June 3, 2016, as amended by Form 10-K/A on August 18, 2016, and subsequent reports on Forms 10-Q and 8-K filed with the SEC, all of which are or may in the future be incorporated by reference into this Information Statement. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

THE PARTIES

Golden Enterprises, Inc.

Golden Enterprises, Inc. is a Delaware holding company, which owns all of the outstanding capital stock of Golden Flake Snack Foods, Inc. (“Golden Flake”). Golden Flake has been a premiere producer, marketer, and distributor of snack products in the Southeastern United States since 1923. Golden Flake manufactures and distributes a full line of high quality salted snack items, such as potato chips, tortilla chips, corn chips, fried pork skins, baked and fried cheese curls, onion rings, and puff corn. Golden Flake also sells canned dips, pretzels, peanut butter crackers, cheese crackers, dried meat products, and nuts packaged by other manufacturers using the Golden Flake label. The Company’s Common Stock is listed on NASDAQ under the symbol “GLDC.” Golden Enterprises’ principal executive office is located at One Golden Flake Drive, Birmingham, Alabama, and its telephone number is (205) 323-6161.

Utz Quality Foods, Inc.

Utz is a privately held and family managed snack food company, founded in 1921 by William and Salie Utz. They began making potato chips out of their home in Hanover, Pennsylvania, in much the same way Frank Mosher, Mose Lischkoff and Helen Freidman began Golden Flake in 1923. During their tenure, Utz grew from a small local operation to the multi-state corporation it is today. Currently, Utz manufactures and markets a full line of snack products, including potato chips, pretzels, cheese snacks, tortillas, veggie snacks, popcorn and more throughout the United States and internationally. Utz has six manufacturing facilities in Pennsylvania with additional facilities in Colorado, Louisiana and Massachusetts. Utz’s principal executive office is located at 900 High Street, Hanover, Pennsylvania 17331, and its telephone number is (717) 637-6644.

Westminster Sub, Inc.

Merger Sub was formed on July 13, 2016, solely for the purpose of engaging in the Merger. Merger Sub has not engaged in any business other than in connection with the Merger, and upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 900 High Street, Hanover, Pennsylvania 17331, and its telephone number is (717) 637-6644.

THE MERGER

Overview

Under the terms of the Merger Agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Utz. The Board approved the Merger Agreement and recommended that the Company’s stockholders vote to adopt the Merger Agreement.

Upon the consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any subsidiary of the Company, Utz, Merger Sub or any other subsidiary of Utz or shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL) will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Company’s board of directors (the “Board”) and management team continually review the Company’s long-term strategic plan, with the goal of maximizing stockholder value. As a component of such review, the Board and management periodically evaluate potential alternatives to the Company’s current plan, including strategic transactions involving third parties.

From time to time, Mark McCutcheon, Chairman of the Board, Chief Executive Officer, and President of the Company, engaged in informal discussions with representatives of Utz, Company A, Company B and other companies about a strategic transaction with the Company, including a possible acquisition of the Company at the appropriate time.

On September 23, 2014, Mr. McCutcheon met with Dylan Lissette, President and Chief Executive Officer of Utz, while attending an Executive Leadership Forum hosted by the Snack Food Association in Cape Cod, Massachusetts. During their meeting, Mr. McCutcheon and Mr. Lissette discussed possible business opportunities between Utz and the Company. In addition, Mr. Lissette expressed interest in further exploring a potential acquisition of the Company by Utz.

On January 8, 2015, Mr. Lissette sent an email to Mr. McCutcheon to set a time for them to speak. On February 3, 2015, Mr. Lissette called Mr. McCutcheon to request a meeting for the purpose of discussing a possible acquisition of the Company by Utz. On March 16, 2015, Mr. Lissette and Mr. McCutcheon confirmed a meeting in Birmingham, Alabama on March 27.

On March 27, 2015, Mr. Lissette and John Lindeman, senior advisor at Sageworth, a family office engaged by Utz (“Sageworth”), met with representatives from the Company, including Mr. McCutcheon; Patty Townsend, Chief Financial Officer, Vice President and Secretary of the Company; John P. McKleroy, Jr., the Company’s outside general counsel and a member of the Board; and John S. Stein, III, a member of the Board, at the law offices of Mr. McKleroy’s firm Spain & Gillon, LLC. The representatives of Utz made a presentation to explain why they believed it was a good time for the Company to consider a sale and why Utz was the best candidate to acquire the Company. No specific offer was made and no agreements were entered into at this meeting.

Between April and June 2015, Mr. McCutcheon had several telephone conversations with Mr. Lissette and one telephone conversation with the CEO of Company A about a possible acquisition of the Company.

On June 22, 2015, Mr. Lissette sent a letter on behalf of Utz to Joann F. Bashinsky, a member of the Board and Chairman and Chief Executive Officer of SYB, Inc., the Company’s largest stockholder, in care of Mr. McKleroy. In the letter, Mr. Lissette proposed a transaction in which Utz or an affiliate would acquire all of the Common Stock owned by SYB, Inc., the Marital Testamentary Trust under the Last Will and Testament of Sloan Y. Bashinsky, Sr., deceased, probated on August 12, 2005 (the “Marital Trust”), Mrs. Bashinsky (collectively, the “Principal Stockholders”), and the Bashinsky Foundation, Inc. (together with the Principal Stockholders, the “Bashinsky Group”), at a per share price of $5.35, subject to customary due diligence review and document preparation. On June 22, 2015, the closing trading price of the Common Stock on NASDAQ was $4.20 per share.

On July 15, 2015, Mr. McKleroy responded on behalf of the Bashinsky Group to notify Mr. Lissette that the Bashinsky Group was not interested in pursuing discussions concerning the sale of their Common Stock to Utz pursuant to the terms proposed in his June 22 letter. Mr. McKleroy also advised Mr. Lissette that any future discussions about Utz’s acquisition of Common Stock should be handled through Mr. McCutcheon, and should involve an acquisition of Common Stock from all of the stockholders, not just the Bashinsky Group.

On August 27, 2015, Mr. Lissette called Mr. McCutcheon and proposed another meeting in Birmingham to discuss a possible acquisition of the Company by Utz.

On September 2, 2015, representatives of Utz met with representatives of the Company at the offices of Spain & Gillon, in Birmingham, Alabama. Attending the meeting on behalf of Utz, were Mr. Lissette; Tim Brown, Chief Executive Officer of Sageworth; Larry Laubach, an attorney from Cozen O’Connor, legal counsel to Utz; and Dan Hebert, an investment banker with Sandler O’Neill & Partners (“Sandler O’Neill”), Utz’s financial advisor. Representing the Company were Mr. McCutcheon, Ms. Townsend, Mr. Stein, III, Mr. McKleroy, and Paul Leonard, an attorney from Spain & Gillon. At the meeting, Utz made an informal proposal to purchase the entire Company through a stock purchase or merger at a price of $6.35 per share, subject to customary due diligence review and document preparation. No agreements were entered into and no letter of intent was delivered at this time. On September 2, 2015, the closing trading price for the Common Stock on NASDAQ was $3.97 per share.

At the Board’s regularly scheduled quarterly meeting on September 17, 2015, Mr. McCutcheon, Mr. McKleroy and Mr. Stein, III, advised the Board that the CEO and other representatives of Utz expressed that Utz had an interest in acquiring the Company and had met with representatives of the Company on September 2, during which meeting Utz’s representatives made a nonbinding preliminary proposal, on behalf of Utz, to acquire the Company for $6.35 per share. No action was taken at this Board meeting.

Between October 2015 and April 2016, Mr. Stein, III had five brief telephone calls with Mr. Hebert in which Mr. Hebert confirmed Utz’s interest in the Company and inquired about the status of any process being conducted by the Company. Throughout the fall of 2015, Mr. McCutcheon continued to receive telephone calls from Mr. Lissette to discuss a possible acquisition of the Company. On September 17, 2015, legal counsel for Utz and legal counsel for the Company discussed, among other things, the structure of the Company and its ownership (including Common Stock held or controlled by certain trusts). On October 12, 2015, various discussions were held between advisors for Utz and Mr. Stein, III with respect to Utz’s interest in acquiring the Company. On October 22, 2015, Mr. McCutcheon and Mr. Lissette had a telephone conversation regarding whether the Board would be willing to discuss any type of sale or merger transaction involving Utz in the future.

In late October 2015, Mr. McCutcheon, Mr. McKleroy, and Mr. Stein, III determined that it would be appropriate to schedule a meeting with Mrs. Bashinsky, as the largest individual stockholder of the Company and the Chairman and Chief Executive Officer of SYB, Inc., the Company’s largest stockholder, to determine if Mrs. Bashinsky and SYB, Inc. would be interested in exploring a possible sale of their Common Stock or some other transaction involving the sale of the Company. Mr. McKleroy, Mr. Stein, III and John Stein, Jr. (Mr. Stein, III’s father), the President and a board member of SYB, Inc. and co-trustee of the Marital Trust, met with Mrs. Bashinsky on November 3, 2015 to have these discussions. Mrs. Bashinsky indicated that she believed that it might be a good time to explore a possible sale of the Company. Mr. McKleroy and Mr. Stein, III reported to Mr. McCutcheon about the outcome of the meeting with Mrs. Bashinsky and further recommended that Mr. McCutcheon call a special meeting of the Board in order to discuss the situation and propose the formation of a special committee of the Board to assist it in exploring the Company’s strategic alternatives.

At a special meeting held on November 17, 2015, the Board, with all members present, discussed that certain third parties may be interested in acquiring the Company, and the Bashinsky Group had been contacted directly about a possible sale of their Common Stock. In light of this situation, the Board approved the formation of a special committee to evaluate and respond to any third party interested in a strategic business relationship with, or an acquisition of the Company (“Possible Transaction”), and to explore and report on any alternatives reasonably available to the Company, including continuation of the Company’s current business plan. Having determined that certain directors may have an actual or perceived conflicts of interest in connection with the evaluation of a Possible Transaction or alternative due to such director’s employment by the Company, connections to one or more members of the Bashinsky Group, or membership on the voting committee created under the Last Will and Testament of Sloan Y. Bashinsky, Sr. and the SYB, Inc. Common Stock Trust (the “Voting Committee”), which together directed the vote of more than 50% of the outstanding Common Stock, the Board determined that it would be in the best interest of all of the stockholders of the Company to form a special committee comprised of knowledgeable, independent and disinterested directors for the purpose of evaluating a Possible Transaction and any alternatives.

At its meeting on November 17, 2015, the Board approved the formation of a special committee (the “Special Committee”) comprised of Edward R. Pascoe, John S.P. Samford, William B. Morton, Jr. and Mr. Stein, III, none of whom was employed by the Company or any of its affiliates and none of whom had any personal interest in a Possible Transaction that would not be shared by all stockholders of the Company generally. The Board directed the Special Committee to carefully and knowledgeably evaluate a Possible Transaction and any alternatives reasonably available to the Company, as determined in its sole discretion, with the objective of achieving the best outcome reasonably available to the Company and its stockholders generally. In connection with that mandate, the Board imbued the Special Committee with substantial authority and independence, including the authority to establish, approve, modify, monitor and direct the process and procedures related to its review and evaluation of a Possible Transaction and exploration of alternatives, including the authority to determine not to pursue any transaction. Further, the Board granted the Special Committee the sole authority to respond to inquiries or proposals regarding a Possible Transaction and to solicit, review, evaluate, investigate, pursue and negotiate the terms and conditions of a Possible Transaction or any alternative, as determined in its sole discretion. The Board further determined that it would not approve a Possible Transaction or alternative without the prior favorable recommendation of the Special Committee. In connection with fulfilling its mandate, the Special Committee was authorized and empowered to retain, at the Company’s expense, such legal counsel and financial advisors as the Special Committee deemed appropriate.

On November 20, 2015, the Special Committee held its first meeting via a conference call in which all four members participated. During this meeting, the members of the Special Committee confirmed their understanding of the Board’s mandate and the powers granted to the Special Committee. In addition, the Special Committee elected Mr. Stein, III as the Special Committee’s chairman. The Special Committee also discussed the selection of an independent legal advisor to represent the Special Committee. Mr. Stein, III proposed W. Todd Carlisle, an attorney with the Birmingham, Alabama based law firm Sirote & Permutt, P.C. (“Sirote”), to serve as legal counsel to the Special Committee, and he provided the Special Committee members with information about Mr. Carlisle and Sirote to review prior to the Special Committee’s next meeting.

The Special Committee met in person on December 1, 2015, at the offices of Robins & Morton, located in Birmingham, Alabama. All of the Special Committee members were present. Mr. Carlisle and David W. Drum, attorneys from Sirote, were also in attendance. At this meeting, the Special Committee unanimously approved engaging Mr. Carlisle and Sirote as its legal counsel. Mr. Carlisle and Mr. Drum discussed the Board’s mandate and the duties of the members of the Special Committee in fulfilling such mandate.

The Special Committee then discussed the engagement of an independent financial advisor. The members agreed that it would be in the best interests of the stockholders of the Company for the Special Committee to retain an independent financial advisor to assist the Special Committee. The Special Committee members discussed the characteristics and qualities they judged to be most important in achieving the best results for the stockholders of the Company, and the relative merits and independence of several prospective financial advisors that fit those characteristics. The Special Committee discussed the benefits and drawbacks of interviewing several financial advisors as opposed to focusing on one or two. The Special Committee agreed that it would be best to focus on a couple of well-qualified and independent financial advisors: North Point Advisors and one other advisor.

At the Board’s regularly scheduled quarterly meeting held at the Company’s offices on January 7, 2016, Mr. Stein, III provided an update on the activities of the Special Committee since its formation in November. Mr. Stein, III reported that the Special Committee engaged Mr. Carlisle, an attorney with Sirote, to represent the Special Committee, and that the Special Committee had scheduled a meeting for January 20, 2016, to interview a prospective financial advisor. Mr. Stein, III stated that the Special Committee would keep the Board apprised of future developments and would provide an additional report at the next scheduled meeting of the Board.

On January 11, 2016, Mr. McCutcheon and Ms. Townsend met with the CEO and other representatives of Company A in Atlanta, Georgia. During this meeting, the representatives of Company A expressed an interest in acquiring the Company. No specific offer was made and no agreements were entered into at this meeting.

At its meeting on January 20, 2016, held at the offices of Robins & Morton in Birmingham, Alabama, with all of its members present, the Special Committee interviewed representatives of North Point Advisors, LLC, a San Francisco, California based investment bank (“North Point Advisors”), in connection with the Special Committee’s consideration of engaging its services in evaluating a Possible Transaction and other alternatives reasonably available to the Company. Prior to inviting the representatives from North Point Advisors to join the meeting, Mr. Carlisle and Mr. Drum, attorneys from Sirote, briefly discussed the duties of the Special Committee and the importance of engaging a well-qualified, independent financial advisor. Thereafter, the representatives from North Point Advisors, David Jacquin, Matt Kelly, Nathan Kafer, and Mike Huttner, gave a presentation to the Special Committee, which covered the following topics: (i) background and experience of North Point Advisors and the North Point Advisors team; (ii) review of the Company’s brand, products and financial results; (iii) valuation of the Company under various methodologies; (iv) process recommendation designed to enhance the results achievable for the Company’s stockholders; and (v) potential buyers identified by North Point Advisors.

Following North Point Advisor’s formal presentation, the members of the Special Committee questioned the representatives of North Point Advisors about their and the firm’s relationships with prospective buyers identified by North Point Advisors and other business dealings. In addition, the members of the Special Committee asked for Mr. Jacquin’s and Mr. Kelly’s initial thoughts regarding (i) a course of action that would most likely lead to the best result and valuation for the stockholders of the Company, and (ii) the value achievable for stockholders if the Company remained independent and continued executing its own business plan. The representatives of North Point Advisors expressed their opinion that the Company would have to substantially increase its revenues and profitability in order to achieve a valuation that could likely be obtained in connection with a sale of the Company.

The Special Committee held a meeting by telephone on February 22, 2016. All of the members participated as well as Mr. Carlisle and Mr. Drum from Sirote. Mr. Jacquin and Mr. Kelly from North Point Advisors participated for part of the meeting. The purpose of this meeting was to discuss the potential engagement of North Point Advisors as the independent financial advisor to the Special Committee. After further discussion about North Point Advisors, the Special Committee unanimously approved the engagement of North Point Advisors as the Special Committee’s financial advisor. At this meeting, Mr. Stein, III noted that Utz continued to show interest in a potential acquisition of the Company. He confirmed that in light of the formation of the Special Committee and the process that the Special Committee was undertaking, the Company was not responding in any concrete manner to the interest being expressed by Utz. Also at this meeting members of the Special Committee inquired of Mr. Jacquin and Mr. Kelly about their recommendation of the process that would most likely achieve the best result and valuation for the stockholders of the Company. Mr. Jacquin and Mr. Kelly discussed and recommended an auction process, and explained how North Point Advisors would assist the Special Committee in running the auction.

At its telephonic meeting on March 4, 2016, with all members participating, the Special Committee continued the discussion of the process that would most likely achieve the best result and valuation for the stockholders. Also present at this meeting were Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin and Nathan Kafer from North Point Advisors. The primary purpose of this meeting was to discuss the materials prepared by North Point Advisors, which presented the strategic options available to the Company. Mr. Jacquin expressed the opinion that most bankers would likely conclude that the Company was undervalued based on the current price of its publicly traded stock, which was $4.64 on March 4, 2016. Mr. Jacquin then explained that because the Company was undervalued, the best option to maximize stockholder value would likely be the sale of the Company to another company in the Company’s industry, a so-called “strategic” buyer. All members of the Special Committee were given the opportunity to ask questions about North Point Advisor’s analysis. The Special Committee then discussed the strategic options reasonably available to the Company to achieve the highest value for the stockholders.

Mr. Stein, III asked the representatives from North Point Advisors to describe for the Special Committee the process by which, in light of its mandate from the Board, the Special Committee could likely achieve the highest possible valuation for the Company’s stockholders. Mr. Jacquin responded that North Point Advisors strongly believed that a sale of the Company in a two-step auction process, as described more fully below, would likely lead to the highest valuation. This process would involve marketing the Company to a select set of parties in the Company’s industry (strategic buyers) and private equity firms (financial buyers). The representatives from North Point Advisors explained that the Company’s stock continued to trade in a relatively flat range and was not likely to increase substantially in the foreseeable future based on the current and expected growth rate of the Company’s revenues. North Point Advisors explained its belief that because of this, the sale of the Company in a two-step auction process would likely maximize the value of the Company to the stockholders.

North Point Advisors provided an overview and projected timeline of a potential sale of the Company in a two-step auction process. North Point Advisors explained to the Special Committee that it would work with the Special Committee to identify and prepare a list of parties that may be interested in the Company. Then, in step-one of the process, a confidential information memorandum (“CIM”) containing information about the Company would be sent to each of these prospects and a form of confidentiality agreement would be prepared to be executed by prospective parties before they would be provided with a copy of the CIM. After giving these parties several weeks to review the CIM, North Point Advisors would request those interested parties to submit a non-binding indication of interest. By submitting an acceptable non-binding indication of interest, an interested party would be invited to participate in step two of the process, during which the party would engage in a more detailed due diligence investigation of the Company that would include, among other things, a meeting with the Company’s management team and access to an electronic data room. Furthermore, as the final part of step-two of the process, North Point Advisors would recommend that the Special Committee request and encourage the prospective parties that were invited into the second round to submit a final bid, which would include a fully-marked definitive agreement containing the terms under which such party proposed to acquire the Company. The Special Committee would then discuss the final bids and proposed terms with North Point Advisors and Sirote, in determining its recommendation to the Board. Mr. Jacquin recommended that the Special Committee schedule another meeting during the second half of the week of March 21, 2016.

After this meeting, Mr. Stein, III contacted Mr. McCutcheon to notify him of the status of discussions and the process. Mr. Carlisle also stated that he would be in touch with Mr. McKleroy, the Company’s general counsel, to assist in starting the process of gathering the information necessary to prepare the CIM.

The Special Committee met again on March 23, 2016, by telephone, in which all members participated. Also participating were Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. This meeting had two primary purposes: (i) to discuss the initial draft of the CIM; and (ii) to discuss the preparation of the list of prospective parties that should be contacted with respect to interest in an acquisition of the Company. The Special Committee discussed with North Point Advisors and Sirote the prospective buyers that should be contacted in order for the Special Committee to discharge its mandate, including obtaining the best value reasonably available for the Company’s stockholders, while also maintaining confidentiality. North Point Advisors led the discussion about prospective buyers by noting that there were companies who had already expressed an interest in acquiring the Company, including Utz, Company A and Company B, and that there were other companies in the Company’s industry and related industries, which should be considered. North Point Advisors indicated that it would begin to develop a list of prospective buyers and encouraged the Special Committee and Sirote to do the same. North Point Advisors stated that it would contact Mr. McCutcheon to assist in developing the list of prospective buyers, and that North Point Advisors would also review private equity financial buyers which might be candidates as prospective buyers.

The Special Committee met on April 6, 2016, at the offices of Robins & Morton, in Birmingham. All members of the Special Committee were present as were Mr. McCutcheon, the Company’s CEO, and Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. The purposes of this meeting were to review an updated draft of the CIM and to identify and select a list of potential buyers. Mr. Jacquin provided the Special Committee with an update on the status of the CIM and the process timeline. In addition, Sirote noted that a form confidentiality agreement would be prepared to be executed by prospective parties before they would be provided with a copy of the CIM. North Point Advisors provided a list of prospective buyers, included strategic buyers in the Company’s industry or related industries and private equity financial buyers that were either experienced in purchasing a public company or specialized in investing in snack food businesses.

North Point Advisors provided a detailed analysis of each of the prospective strategic and financial buyers, including a review of its history of acquisitions, its balance sheet and its capacity to complete a transaction, the likelihood that it would be interested in pursuing a transaction with the Company and potential antitrust concerns related to the acquisition of the Company. The Special Committee invited Mr. McCutcheon to provide his input on the list of prospective buyers and any insight that he had into each of the prospective buyers. Members of the Special Committee provided similar feedback and insight based upon their knowledge of the industry and general familiarity with several of the prospective buyers. Mr. McCutcheon identified several companies in the industry that he believed might be interested in an acquisition of the Company, including several which had already contacted him in the past, including Utz, Company A and Company B. The Special Committee discussed the attributes of each of the prospective buyers, asking questions of both Mr. McCutcheon and the representatives of North Point Advisors. Following these discussions, the Special Committee identified 19 potential buyers to be involved in the first step in the auction process, which included Utz, Company A and Company B. Of these 19 potential buyers, 14 were strategic buyers and five were private equity financial buyers. The Special Committee believed that the 19 prospective buyers included prospective strategic and financial buyers that would likely be highly interested in acquiring the Company and were not so large as to jeopardize the confidentiality of the process.

At the regularly scheduled quarterly Board meeting held at the Company’s offices on April 7, 2016, Mr. Stein, III updated the Board on the activities of the Special Committee since the January Board meeting. Mr. Stein, III reported that since the Special Committee was appointed, it had held several in person and telephonic meetings. During these meetings, the Special Committee had engaged Sirote as independent legal advisor and North Point Advisors as independent financial advisor, had authorized North Point Advisors to prepare the CIM, and had identified 19 potential strategic and financial buyers that had either previously expressed interest in acquiring the Company or otherwise possessed attributes that the Special Committee believed, based upon the advice of North Point Advisors, were reasonably likely to lead to an opportunity to maximize stockholder value. He then described to the Board the process expected to unfold over the next two months. John Samford, a member of the Special Committee, emphasized to the Board that no decision had been made by the Special Committee as of that time regarding any particular opportunity.

On April 18, 2016, the Special Committee held a telephonic meeting at which all committee members participated. Also participating at the meeting were Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. At this meeting, the Special Committee approved the final draft of the CIM and the form of confidentiality agreement and confirmed the process to contact the 19 potential buyers. Mr. Jacquin expressed his opinion that the climate of the financial markets was favorable to commence the auction process. North Point Advisors recommended to the Special Committee that it move forward, as discussed in the prior meeting. The Special Committee authorized Mr. McCutcheon and North Point Advisors to begin the process.

During the weeks of April 18 and April 24, each of the 19 potential buyers was contacted by North Point Advisors to inform them that the Company was evaluating its alternatives, which might include considering a Possible Transaction. North Point Advisors then determined if they had interest in entering into a confidentiality agreement and exploring a Possible Transaction with the Company through an auction process to be conducted by the Special Committee, with the assistance of North Point Advisors.

The Special Committee met by telephone on May 4, 2016, to receive an update from North Point Advisors on the process. All of the members participated, as did Mr. Carlisle and Mr. Drum from Sirote, and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. Mr. Jacquin provided the update on the process and timing. He noted that of the 19 companies that had been contacted, eleven had either signed, or indicated a willingness to sign, the confidentiality agreement and requested the CIM. Mr. Jacquin and Mr. Kelly provided specific details about the parties continuing in the process and their perspective on those that were most likely to be the best candidates for a transaction that would achieve maximum stockholder value. Mr. Kelly noted that all of the potential strategic buyers had shown some level of interest, particularly Utz, Company A and Company B, though the CEO of Company B indicated his dissatisfaction with the timing of the process as it was not an opportune time for Company B to acquire the Company due to its own internal distractions. Mr. Kelly also noted that Company C, a private equity financial buyer, had shown interest.

Mr. Jacquin then explained that the next step in the process would be to send bid request letters to the parties who had received a copy of the CIM that would invite them to provide an initial, non-binding, indication of interest in acquiring the Company. Mr. Jacquin indicated that North Point Advisors would have a bid request letter prepared for the Special Committee’s review during the week of May 16, which would be sent to prospective parties later that week, once approved by the Special Committee. Mr. Jacquin recommended giving parties seven to ten days from receipt of the bid request letter to submit their initial indication of interest, so that the initial indications of interest would be received by the end of May.

On May 16, 2016, Mr. Stein, III, Mr. McCutcheon, Mr. McKleroy, and Mr. Kafer from North Point Advisors, met with Mr. Lissette and Mr. Brown from Utz and Mr. Hebert from Sandler O’Neill at the offices of Mr. McKleroy in Birmingham, Alabama. This meeting had been scheduled before the engagement of North Point Advisors and the Special Committee’s commencement of the auction process. As such, little substantive discussion took place at the meeting, but Mr. Lissette confirmed Utz’s strong interest in acquiring the Company and discussed certain items in which Utz had an interest in exploring further during the next stage of the auction process.

The Special Committee met again by telephone on May 18, 2016, to receive an update from North Point Advisors on the status of the process. All members of the Special Committee participated as did Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. Mr. Jacquin informed the Special Committee that North Point Advisors was making good progress and expressed optimism in the initial level of interest expressed by the parties that had received the CIM. He stated that North Point Advisors had been in contact with each of the 19 prospective buyers approved by the Special Committee at its April 6 meeting. Mr. Jacquin noted that eleven of the 19 were now in possession of the CIM, which included six strategic buyers (including Utz, Company A and Company B) and five financial buyers, including Company C. North Point Advisors provided a copy of the draft bid request letter to the Special Committee to review. The form of bid request letter was approved by the Special Committee.

Mr. Stein, III reported on the May 16 meeting that he, Mr. McCutcheon, Ms. Townsend, Mr. McKleroy and Mr. Kafer had with representatives of Utz. Mr. Stein, III stated that little of substance was discussed over the lunch meeting, but Mr. Lissette confirmed Utz’s interest in the Company, and Mr. Stein, III indicated that he had encouraged Utz to continue to participate in the formal auction process. Mr. Jacquin noted that Utz’s communications and actions at this stage in the process likely signaled that Utz would submit a bid for the Company.

Mr. Jacquin and Mr. Kafer discussed that while Company B continued to exhibit a strong interest in the Company, Company B’s CEO continued to indicate that the timing of the process was not convenient for Company B and, therefore, Company B’s CEO had requested that the Special Committee delay the process. The representatives from North Point Advisors informed the Special Committee that Company B hinted that it might consider trying to use its existing business relationship with the Company in an attempt to persuade the Special Committee and the Company to slow or delay the auction process. North Point Advisors reminded the Special Committee that the process was now well under way with 19 prospective buyers having been contacted, with eleven of them, including Company B, having received the CIM, and that preliminary bids were expected the following week. North Point Advisors advised the Special Committee that, under the circumstances, it would not be in the best interest of the Company or its stockholders to slow or delay the process to accommodate Company B. Following deliberation, all members of the Special Committee agreed that the process should continue and that Company B should be encouraged to participate. The Special Committee authorized North Point Advisors to send a bid request letter to each qualifying party who expressed an interest in the Company.

On May 25, 2016, representatives from Company C, a private equity financial buyer, toured the Company’s facility in Birmingham, Alabama and met with Mr. McCutcheon, Paul R. Bates and David A. Jones, who are all members of the Board, Jim Ward, a member of the Company’s management team, and Mr. Kafer from North Point Advisors, to discuss the Company’s business, financial performance and prospects for the future.

On Friday, May 27, 2016, North Point Advisors received written bids from three strategic buyers, Utz, Company A and Company B, and one verbal bid from a financial buyer, Company C. During its telephonic meeting held on June 1, 2016, in which Mr. Stein, III, Mr. Pascoe and Mr. Morton participated, North Point Advisors updated the Special Committee on the bid process. Also participating in this meeting were Mr. Carlisle, Mr. Drum and Ryan Moore from Sirote, and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. Mr. Jacquin provided an overview of the bid summary materials to the Special Committee. Mr. Jacquin informed the Special Committee that Utz, Company A and Company B submitted written bids and that Company C provided a verbal bid that was essentially in line with the current trading price for the Common Stock, and which Company C acknowledged would not likely be competitive. Mr. Jacquin indicated that Utz and Company A seemed very serious about moving forward in the process and that each of their bids reflected a valuation of the Company well above both the market trading price of the Common Stock on June 1 ($5.59 per share) as well as being above the valuation reflected in Company B’s written bid and Company C’s oral bid. Mr. Jacquin reported that representatives of Company B continued to express dissatisfaction with the timing of the auction process and that Company A expressed a desire to deal with the Company on an exclusive basis. He said that Company A also communicated an interest in moving to complete due diligence and to submit a final bid, along with a markup of the merger agreement, as quickly as possible. Mr. Jacquin stated that terminating the process at this stage by granting exclusivity to one party would not be in the best interest of the Company or the stockholders. In an effort to alleviate Company A’s concerns with participating in a formal auction process, Mr. Jacquin and Mr. Kelly recommended communicating with the parties via telephone on an individual basis, as opposed to using formal letters, in order to encourage them to submit updated bids and a marked draft of a definitive merger agreement. Mr. Jacquin recommended that the Special Committee invite Utz, Company A and Company B to participate in the second phase of the process and not grant exclusivity to any one party. It was also recommended that Company C not be admitted into the second step of the process.

Mr. Jacquin explained that it was time to commence the second phase of the process by opening the data room to the three parties still involved in the process so that they could conduct a more detailed due diligence review of the Company prior to submitting a final bid. Each party would be required to submit a markup of a definitive agreement along with its final bid letter. The next phase would involve finalizing the bid price and negotiating the definitive agreement.

On June 8, 2016, the Special Committee held a telephonic meeting at which all Special Committee members participated as well as Mr. Drum and Mr. Moore from Sirote. Mr. Stein, III updated the Special Committee on the status of the process, the bids and recent communications with the parties. He informed the Special Committee that Company A had agreed to remain in the process and not demand exclusivity. He also reported that representatives from North Point Advisors informed him that Company A continued to indicate that it planned to use speed as an advantage by completing its due diligence review quickly and submitting a final bid (with a marked definitive agreement) as soon as possible. As such, Company A requested that its meeting with the Company’s management be scheduled for June 10, earlier than planned by the North Point Advisors process timeline. North Point Advisors, however, agreed to an earlier meeting in order to accommodate Company A’s desire to move quickly. Mr. Stein, III informed the Special Committee that Utz was also fully-engaged in the process and continued to express strong interest in the Company. He confirmed that representatives from Utz were scheduled to meet with the Company’s management team on June 16. Utz and its representatives did meet with the Company’s management as scheduled on June 16.

Mr. Stein, III also informed the Special Committee that Company B continued to express dissatisfaction with the timing of the auction process, and reported that Company B’s CEO contacted him, as well as Mr. McCutcheon and representatives of North Point Advisors, to inform them that he believed it was a mistake to move forward with the process without Company B being fully-engaged because he believed that Company B would be the best buyer for the Company. Mr. Stein, III informed the Special Committee that in a subsequent call, representatives of Company B informed Mr. McCutcheon that Company B had decided to pull a significant piece of its business with the Company effective July 1, 2016. Mr. Stein, III further reported that Company B had increased the low end of its bid range by approximately 3.8% and the high-end of its bid range by approximately 8.8%, but that this increased bid remained below the bids from Utz and Company A.

Mr. Stein, III advised the Special Committee that North Point Advisors informed Utz and Company A of Company B’s decision to pull a portion of its business from the Company and requested that Utz and Company A indicate whether this development would have an impact on their valuation of the Company or their desire to proceed. Mr. Stein, III informed the Special Committee that while the precise financial impact of this development remained unclear, North Point Advisors had reported to him that neither Utz nor Company A appeared overly concerned but that each would need to analyze the impact further.

In mid-June, Mr. Kelly of North Point Advisors had conversations with Utz’s and Company A’s investment bankers to inquire about the status of the due diligence review of the Company and the level of interest in making a revised bid. Utz and Company A confirmed their strong interest in submitting a final bid and indicated that they would need approximately two to three more weeks to complete all of their due diligence and be in a position to submit a final bid along with a markup of the definitive merger agreement. On June 15, a representative from Company B confirmed to representatives of North Point Advisors that Company B would no longer participate in the auction process.

On June 17, 2016, North Point Advisors delivered to Utz and Company A updated financial estimates for the Company showing the impact of the business pulled by Company B.

The Special Committee met by telephone on June 28, 2016 to review the process update materials, which had previously been circulated to the Special Committee by North Point Advisors. Participating in this meeting were Special Committee members Mr. Stein, III, Mr. Pascoe, and Mr. Samford as well as Mr. Carlisle, Mr. Drum and Mr. Moore from Sirote and Mr. Kelly, Mr. Kafer and Mr. Huttner from North Point Advisors. Mr. Kelly informed the Special Committee that Company B had decided to exit the auction process, but that both Utz and Company A were on pace with their due diligence review and continued to indicate their desire to move forward as quickly as possible. Mr. Kelly noted that the Board had its regular quarterly meeting scheduled for July 14 and suggested that it would be desirable to have received the final bids prior to that date to give the Special Committee, North Point Advisors and Sirote time to review and consider carefully any bids and definitive agreements submitted. Mr. Kelly stated that based upon conversations with Utz and Company A with respect to the status of their due diligence review process, he recommended that North Point Advisors signal to Utz and Company A that they should target to provide the Special Committee with a final bid and a marked copy of the draft definitive agreement in time for them to be reviewed and evaluated before the July 14 Board meeting, preferably on or about Friday, July 8. The Special Committee agreed with this schedule and authorized North Point Advisors to communicate such to Utz and to Company A. The Special Committee then scheduled a meeting for Tuesday, July 12 at Sirote’s offices in Birmingham, Alabama, in order to discuss the final bids received from the parties before the next full Board meeting scheduled for July 14, which North Point Advisors also communicated to Utz and Company A via telephone.

On Thursday, June 30, 2016, North Point Advisors learned that the Company’s EBITDA for its fiscal year ended June 3, 2016, was approximately 13.2% less than forecasted in the CIM and management presentations to Utz and Company A. North Point Advisors notified Utz’s and Company A’s investment bankers of this development by telephone on Friday, July 1, 2016, and informed them that North Point Advisors would be providing updated year-end financial statements and a detailed presentation of the actual results versus the forecast along with an explanation for the variance over the weekend of July 2-3. North Point Advisors delivered the updated year-end financial statements and a 2016 financial update presentation to Utz’s and Company A’s investment bankers on Saturday, July 2, 2016.

On Wednesday, July 6, 2016, Company A’s investment banker contacted Mr. Kelly and Mr. Kafer of North Point Advisors to inform them that Company A was still digesting the updated financial estimates for the Company and would need an additional two weeks to complete its due diligence review and would not be in a position to submit a final offer until the week of July 18. Mr. Kelly informed Company A’s investment banker that this could present a problem for Company A because North Point Advisors expected to receive revised bids and a markup of the definitive agreement from other interested parties on or around Friday, July 8. He encouraged Company A to submit a revised bid as quickly as possible.

On Friday, July 8, 2016, North Point Advisors received a revised bid from Utz along with a markup of the definitive merger agreement. Utz proposed to acquire the Company by merger at a per share merger consideration price of $11.50 per share. North Point Advisors circulated Utz’s revised bid and draft merger Agreement to members of the Special Committee for their review over the weekend of July 9-10.

North Point Advisors contacted the investment banker for Company A to remind Company A that the Board was scheduled to meet on Thursday, July 14, and to inform him that the Special Committee was going to meet on Tuesday, July 12 to review any bids received. North Point Advisors again encouraged Company A’s investment banker to encourage Company A to submit a bid as quickly as possible or, at least, to provide an indication of their views on valuation of the Company and an updated timing for completion of their bid.

On Monday, July 11, 2016, North Point Advisors communicated with Company A’s investment banker to request the status of Company A’s due diligence review and to inquire as to when Company A would be in a position to submit its revised bid. In an email to North Point Advisors, Company A’s investment banker indicated that Company A still needed two more weeks and could possibly be in a position to make a bid on Wednesday, July 20. North Point Advisors reminded Company A’s investment banker again that the Special Committee was scheduled to meet the next day, July 12, and, when asked, North Point Advisors informed Company A’s banker that another bidder had submitted a final proposal on July 8. On Tuesday, July 12, Company A sent an email that indicated it would try to expedite the delivery of an offer and expressed a desire to delay the auction process to wait for it. North Point Advisors urged Company A to submit a revised bid or substantive response as quickly as possible and that it should not assume that the timetable would be altered to accommodate Company A’s delay.

The Special Committee met on July 12, 2016, at Sirote’s offices in Birmingham, Alabama, with all members present. Also present were Mr. Carlisle and Mr. Drum from Sirote. Mr. Jacquin, Mr. Kelly, Mr. Kafer and Mr. Huttner from North Point Advisors participated in part of the meeting by conference telephone. Mr. Jacquin informed the Special Committee that the only final bid submitted up to the time of the meeting was from Utz. Pursuant to this bid, Utz proposed to acquire the Company in a merger transaction in exchange for $11.50 per share of Common Stock. Utz also submitted a markup of the definitive merger agreement. Mr. Jacquin indicated that this offer was an all-cash offer and was firm. He stated that Utz had completed all of its due diligence review. Mr. Carlisle and Mr. Drum reminded the Special Committee of its duties and led a detailed discussion of the terms of the offer, including a section-by-section review of the merger agreement. Mr. Carlisle informed the Special Committee that the markup of the merger agreement by Utz was fair and that the agreement could be finalized quickly. The delayed status of Company A and its recent requests expressing a desire for the Company’s process to wait for it was also discussed at length at the Special Committee meeting. It was determined that a delay was not in the best interests of stockholders considering the proposal received from Utz as delaying could potentially cause Utz to rescind its proposal. North Point Advisors and Sirote then answered a number of questions from the Special Committee.

Representatives from North Point Advisors informed the Special Committee that they believed that the per share merger consideration of $11.50 was fair, from a financial point of view, to the Company’s stockholders but that it recommended contacting Utz about increasing its offer. Based upon (i) the premium of Utz’s per share offer of $11.50 or 61.7% over the last trading price of the Common Stock on July 11 of $7.11 and approximately 68% over the average closing price of the Common Stock during the 30 days prior to July 12; (ii) North Point Advisors’ fairness opinion; (iii) the terms of the merger agreement, including the fact that it was an all-cash offer with no financing condition; (iv) the fact that Utz had completed all of its due diligence review; (v) the auction process that North Point Advisors had conducted to obtain the highest per share price reasonably possible for the stockholders; and (vi) the premium of Utz’s offer over all of the preliminary indications of interest received by the Special Committee in late May, the Special Committee determined that Utz’s offer was in the best interest of the Company’s stockholders and unanimously approved, subject to the outcome of North Point Advisors’ discussions with Utz concerning an increase to its offer, Utz’s offer of $11.50 per share; the merger; and the form of the definitive agreement. The Special Committee also resolved to recommend to the Board on July 14 that the Board approve Utz’s offer, the merger and the definitive merger agreement.

North Point Advisors indicated that it believed that Utz might be willing to offer a higher price, and North Point Advisors recommended that the Special Committee authorize North Point Advisors to seek a higher per share price from Utz. North Point Advisors spoke to Utz’s investment banker on July 12 and suggested that Utz should consider increasing its bid.

Late on the evening of July 13, 2016, Company A submitted a revised final offer and a markup of the definitive merger agreement. The offer letter was marked as “Best and Final Proposal for Golden Enterprises, Inc.” and further indicated that Company A’s due diligence was “substantially complete” based on the information provided. As set forth in the offer letter, Company A proposed to acquire the Company by merger at a per share merger consideration price of $10.62 per share, which was substantially below Utz’s offer.

On Thursday, July 14, 2016, the Board held its regular quarterly meeting at the offices of the Company with all members present. Also present at the meeting were Ms. Townsend and Mr. Ward, members of management of the Company, Mr. Stein, Jr. and James Rotenstreich, Directors Emeritus, Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin and Mr. Huttner from North Point Advisors. In addition, Mr. Kelly and Mr. Kafer from North Point Advisors participated in the meeting by conference telephone. Mr. Carlisle and Mr. Jacquin provided updates to the Board on the status of the auction process, including details of the offer of $11.50 per share from Utz received on July 8 and the offer of $10.62 per share from Company A received on July 13. Mr. Jacquin noted that not only was the offer by Company A substantially lower than the offer by Utz, but Company A’s “best and final” bid was also based upon an assumed enterprise value and net debt for the Company using assumptions that would require some review and analysis to determine if it was a firm number.

Mr. Stein, III, Chairman of the Special Committee, reported on the meeting of the Special Committee on July 12, and he informed the Board that the Special Committee had approved the offer from Utz, the merger and the form of the definitive merger agreement. He confirmed that the Special Committee had received a draft fairness opinion from North Point Advisors and based on the fairness opinion and the other factors listed above, the Special Committee had unanimously determined that Utz’s offer was in the best interest of the Company’s stockholders. He concluded by stating that because Utz’s offer was the highest offer, was a firm per share offer, Utz had completed all of its due diligence review, and North Point Advisors had delivered its opinion that the price was fair, from a financial point of view, to the stockholders, the Special Committee unanimously recommended that the Board approve Utz’s offer, the merger and the merger agreement.

After further discussions among the full Board, with the Board having the opportunity to ask questions of the Special Committee, Sirote and North Point Advisors, the Board approved Utz’s offer of $11.50 per share, the merger and the merger agreement. The Special Committee informed the Board that in discussing the structure of the merger with Utz, there was a possibility that Utz would propose a structure that could include an increase in the per share merger price. North Point Advisors communicated to Sandler O’Neill, Utz’s investment banker, a request to increase the per share merger price.

During a break of the Board meeting, the Special Committee convened, and Mr. Carlisle and Mr. Drum informed the Special Committee that legal counsel for Utz had contacted Mr. Carlisle to inform him that Utz was willing to increase its offer from $11.50 per share to $11.75 per share if approval of stockholders holding a majority of Common Stock by written consent (the “stockholder consent”) was delivered shortly after the execution of the merger agreement. The revised offer by Utz was confirmed in an email from Sandler O’Neill to North Point Advisors. Mr. Carlisle and Mr. Drum further informed the Special Committee that delivery of the stockholder consent would have ramifications on the auction process, especially as it related to the Board’s opportunity to consider a superior offer that might be made once the agreement with Utz was publicly announced. The Special Committee recommended deferring consideration of this proposal until Sirote had the opportunity to evaluate more fully the implications of the stockholder consent and discuss the matter with counsel for Utz to determine if Utz would be willing to give the Company the opportunity to consider a superior proposal for some period of time after delivery of the stockholder consent.

At 7:00 p.m. that same day, the Special Committee held a telephonic meeting to discuss the revised proposal from Utz. All members of the Special Committee participated along with Mr. Carlisle and Mr. Drum from Sirote. Mr. Carlisle advised that it would be preferable to provide the Board some period of time after execution of the merger agreement to consider a superior offer. Based upon North Point Advisors’ fairness opinion delivered orally on July 12, 2016, and the other factors previously considered, and, subject to Utz’s willingness to give the Board a period of time after execution of the merger agreement to consider a superior offer, the Special Committee unanimously determined that the revised offer from Utz was in the best interest of the Company’s stockholders and approved Utz’s offer, the merger and the merger agreement, as revised. The Special Committee directed Sirote to contact Utz’s counsel to negotiate a period after execution of the merger agreement to consider a superior offer.

On Friday, July 15, 2016, Sirote contacted counsel for Utz to discuss Utz’s revised offer of $11.75 on the condition that the Company deliver the stockholder consent shortly after the execution of the merger agreement. Sirote requested that the Board have a period of time after execution of the merger agreement to consider a superior proposal. Counsel for Utz and Sirote agreed that the Board would have seven days after the date of the merger agreement to consider a superior proposal, but only if such proposal was an unsolicited proposal. Mr. Carlisle advised the Special Committee that Utz was willing to provide the Board seven days after the date of the merger agreement to consider an unsolicited superior offer. He stated that he was of the opinion that seven days was adequate in view of the auction process that the Special Committee had followed. Mr. Stein, III requested that the members of the Special Committee confirm their approval of Utz’s $11.75 offer in light of the seven-day period, and each of them did so.

On Sunday, July 17, 2016, the Board held a telephonic meeting, with all members participating, to consider the revised offer from Utz of $11.75 per share. Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors and Paul Leonard from Spain & Gillon also participated in the meeting. Mr. Stein, III provided a report of the Special Committee with respect to the revised offer from Utz of $11.75 provided the Company deliver the stockholder consent by the close of business the day after the merger agreement was signed, but subject to a period of seven days after the date of the merger agreement for the Board to consider an unsolicited superior proposal. Mr. Stein, III informed the Board that the Special Committee had unanimously approved the revised offer from Utz. Mr. Stein, III explained that the Special Committee had considered the impact of delivering the stockholder consent to Utz shortly after the execution of the merger agreement, and stated that the Special Committee had requested Sirote to negotiate a period of time after execution of the merger agreement for the Special Committee to consider any unsolicited superior offer it might receive. The seven-day period was the result of such negotiations. Mr. Carlisle explained to the Board its fiduciary duties in light of the proposal from Utz and the recommendation by the Special Committee. He summarized the general structure of the transaction and the impact of delivering the stockholder consent. The Board was then given the opportunity to ask questions of the Special Committee, Sirote and North Point Advisors. After all of the questions had been answered, Mr. Jacquin of North Point Advisors confirmed North Point Advisors’ revised oral opinion that the revised offer of $11.75 was fair, from a financial point of view, to the stockholders of the Company. The Board then voted unanimously to accept the recommendation of the Special Committee, approved the merger and the merger agreement and recommended that the merger and merger agreement be approved by the Principal Stockholders pursuant to their written consent.

On the evening of Sunday, July 17, 2016, Mr. Kelly from North Point Advisors called Company A’s investment banker out of courtesy and appreciation for their efforts to inform him that the Special Committee and the Board had unanimously approved an offer from another bidder and that the definitive agreement would be signed the next day. Early on the morning of Monday, July 18, Company A’s investment banker informed North Point Advisors that Company A intended to deliver a revised offer later that day. Counsel for Company A informed Mr. Carlisle of the same thing, and Sirote informed the members of the Special Committee that Company A intended to deliver a revised offer. At around 12:30 p.m. (Central Standard Time, “CST”), Company A delivered a nonbinding proposal in writing at $11.93 per share, and notified the Special Committee that Company A was substantially completed with its due diligence.

Between 12:45 p.m. and 2:30 p.m. (CST) Sirote and North Point Advisors reviewed Company A’s revised offer, and Mr. Carlisle and Mr. Drum reviewed Company A’s markup of the merger agreement, including a comparison against the terms set forth in the agreement proposed by Utz. Later that afternoon, Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin and Mr. Kelly from North Point Advisors discussed Company A’s revised offer at $11.93 with Mr. Stein, III, the chairman of the Special Committee. The representatives from Sirote and North Point Advisors advised Mr. Stein, III that although Company A’s revised offer of $11.93 per share appeared to be higher than Utz’s offer of $11.75 per share, there was some uncertainty surrounding Company A’s offer price as it was based on a calculation of the Company’s enterprise value and estimate of net debt that appeared to utilize different assumptions than those employed in its July 13 bid. As a result, it was not clear that the $11.93 per share was firm. In addition, Sirote and North Point Advisors advised Mr. Stein, III that Company A’s markup of the definitive merger agreement was heavier than Utz’s and needed to be negotiated. They also expressed concern with the statement in Company A’s revised bid that Company A was “substantially completed” with its due diligence review of the Company essentially meant that Company A was not finished with its due diligence.

Sirote and North Point Advisors reminded Mr. Stein, III that Utz’s offer of $11.75 per share was firm and not subject to any assumptions or need for analysis, that Utz had completed its due diligence review of the Company, and the merger agreement (including disclosure schedules) with Utz was fully-negotiated. North Point Advisors contacted Company A’s banker, and Sirote contacted Company A’s legal counsel in an effort to clarify Company A’s bid. Despite some of the uncertainties surrounding Company A’s proposal compared to the proposal from Utz, legal counsel from Sirote indicated that, given a transaction involving a sale of the Company for cash, the higher price could not be ignored. Mr. Stein, III recommended that North Point Advisors contact Utz’s banker to inform him that Utz would need to increase its bid. Mr. Carlisle also informed Utz’s legal counsel of the Company’s receipt of an offer from another bidder with, on its face, a higher per share merger price.

At approximately 4:00 p.m. (CST) on July 18, 2016, legal counsel for Utz telephoned Mr. Carlisle and delivered a revised proposal to acquire the Company by merger at a firm price of $12.00 per share. Utz also conditioned this offer on receipt of the stockholder consent within one day of the execution of the merger agreement and shortening the period the Board had to consider an unsolicited superior offer. Legal counsel for Utz and Sirote agreed to shorten that period from seven days to three days from the date of the merger agreement.

The Special Committee held a telephonic meeting at 5:00 p.m. (CST) that afternoon to consider the revised proposals from Utz and Company A. All of the members of the Special Committee participated in the meeting as well as Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. The terms of the revised proposals from Utz and Company A were reviewed, compared and discussed. Mr. Jacquin stated that Utz’s proposal was higher than Company A’s offer, was firm, and included a fully negotiated and completed definitive merger agreement with no further requirements by Utz to perform due diligence review. He pointed out that the proposal from Company A was lower than Utz’s offer at $12.00, and was qualified by a statement indicating that their due diligence review was substantially complete. He also reminded the Special Committee that Company A’s proposed markup of the definitive merger agreement would have to be fully negotiated. He indicated that any further delays could jeopardize Utz’s offer because Utz could withdraw its offer if it appeared that the Special Committee was delaying the acceptance of its offer. North Point Advisors and Sirote also reminded the Special Committee that the Special Committee would have three days after the merger agreement was signed in which to consider an unsolicited superior offer if Company A (or another company) chose to make an offer.

North Point Advisors delivered its revised oral opinion, which was confirmed in writing later that same day, that the $12.00 per share merger consideration proposed by Utz was fair, from a financial point of view, to the Company’s stockholders. The Special Committee then considered and discussed the reduction in time period for considering an unsolicited superior offer from seven days to three days. The Special Committee concluded that in light of the auction process that North Point Advisors had conducted, the fact that only Utz and Company A had submitted revised bids, and that three days would be sufficient time for Company A (or anyone else) to submit a superior proposal once the announcement of the execution of the Merger Agreement with Utz had become public, three days would be adequate. The Special Committee then unanimously approved the revised proposal from Utz at $12.00 per share, the Merger and the Merger Agreement. The Special Committee also resolved to recommend that the Board approve the revised Utz proposal, the Merger and the Merger Agreement.

At approximately 5:30 p.m. (CST) on July 18, 2016, the full Board held a telephonic meeting with all directors participating to consider the recommendation by the Special Committee. Also participating in the meeting were Mr. Carlisle and Mr. Drum from Sirote and Mr. Jacquin, Mr. Kelly and Mr. Kafer from North Point Advisors. Mr. Carlisle provided an update and overview of the events that had transpired since the meeting of the Board the day before on July 17. He then discussed the revised offer by Utz of $12.00 per share, including the requirement that the stockholder consent be delivered within one day after the execution of the Merger Agreement and the reduction in the amount of time during which the Board could pursue a potentially superior offer that was unsolicited, from seven days to three days from the date of the Merger Agreement (the “Takeover Proposal Review Period”). The Board was given the opportunity to ask questions of the Special Committee, Sirote and North Point Advisors. After all questions had been answered, Mr. Stein, III, chairman of the Special Committee, reported that the Special Committee had unanimously approved the revised proposal from Utz, the Merger and the Merger Agreement and recommended that the Board approve the revised proposal, the Merger and the Merger Agreement. The Board unanimously approved the revised proposal from Utz at $12.00 per share, the Merger and the Merger Agreement. The Board also approved submitting the Merger Agreement to the Principal Stockholders, whose shares constituted a majority of the outstanding shares of Common Stock, for adoption.

The Merger Agreement was fully-executed at approximately 6:30 p.m. (CST). The Voting Committee, which has the authority to vote the shares of Common Stock held by SYB, Inc. and the Marital Trust, convened immediately after the execution of the Merger Agreement and approved the adoption of the Merger and the Merger Agreement and directed SYB, Inc. and the Marital Trust to sign the stockholder consent. The stockholder consent was executed by the Principal Stockholders (SYB, Inc., the Marital Trust, and Mrs. Bashinsky, individually), who collectively held approximately 55.9% of the outstanding shares of Common Stock, and delivered to the Secretary of the Company and to Utz at approximately 7:00 p.m. (CST).

The execution of the Merger Agreement was announced by press release at 8:18 a.m. (CST) on Tuesday, July 19, 2016. The Takeover Proposal Review Period expired at 5:00 pm CST on Thursday, July 21, 2016, without any unsolicited offers being received.

Required Approval of the Merger; Record Date; Action by Stockholder Consent

Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, each as amended, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock.

On July 18, 2016, the record date, there were 11,291,757 shares of Common Stock outstanding and entitled to vote, held by 775 stockholders of record. On that date, after execution of the Merger Agreement by the Company, Utz and Merger Sub, the Principal Stockholders delivered to the corporate secretary of the Company and to Utz the stockholder consent, in respect of shares of Common Stock representing approximately 55.9% of all outstanding shares of Common Stock. Such written consent constituted adoption of the Merger Agreement by the holders of the requisite number of shares of Common Stock in accordance with the DGCL and, accordingly, the adoption of the Merger Agreement by the Company’s stockholders was effected in accordance with Section 251 of the DGCL on July 18, 2016. No further approval of the stockholders of the Company is required to adopt the Merger Agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

Federal securities laws provide that the Merger may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the stockholder consent (which was obtained shortly after the execution of the Merger Agreement), the Merger will not occur until that time has elapsed. We currently expect the Merger to be completed by September 30, 2016, subject to the satisfaction of the conditions to closing in the Merger Agreement. However, there can be no assurance that the Merger will be completed on or prior to that time, or at all.

Reasons for the Merger; Recommendation of the Special Committee and the Board

As described above under “— Background of the Merger,” our Board formed a Special Committee on November 17, 2015, consisting of Mr. Pascoe, Mr. Samford, Mr. Morton and Mr. Stein, III, each of whom is an independent director with no personal interest in the Merger that would not be shared by all other stockholders of the Company generally, to evaluate the Merger and other alternatives available to the Company and to otherwise represent the interests of our stockholders.

The Board delegated to the Special Committee the Board’s power and authority with respect to the review and evaluation of possible transactions, such as the Merger, including, among other things, the power and authority to evaluate, recommend, and to explore and solicit other possible transactions and to cause the Company to take any and all corporate and other actions, and/or enter into any agreements with third parties, and/or adopt any measures, in response to or in connection with possible transactions, all as may be determined by the Special Committee in its sole discretion. Among other things, the Board resolved not to approve any transaction without a favorable recommendation from the Special Committee. The Special Committee engaged its own legal and financial advisors and received advice throughout the negotiations from such advisors. The Special Committee evaluated, with the assistance of its legal and financial advisors, the Merger Agreement and the Merger, as more fully described under “The Merger” and “The Merger Agreement,” and, on July 18, 2016 the Special Committee unanimously determined that the Merger Agreement and the Merger, are advisable and in the best interests of all the stockholders of the Company. Further, the Board and the Special Committee believe that the Merger Agreement and the Merger, are fair to the Company’s stockholders.

The Special Committee also unanimously recommended to the Board that it:

•	determine that each of the Merger Agreement and the Merger are advisable and in the best interests of all the stockholders of the Company;
•	approve the execution, delivery and performance of the Merger Agreement and the consummation of the Merger;
•	subject to the provisions of the Merger Agreement permitting a change in recommendation in certain circumstances, resolve to recommend adoption of the Merger Agreement by the stockholders of the Company as provided in the Merger Agreement and direct that the Merger and the Merger Agreement be submitted to the stockholders of the Company for their approval and adoption; and
•	duly and validly approve and take all corporate action required to be taken, under the Company’s Certificate of Incorporation and Bylaws, each as amended, and pursuant to applicable law, including the DGCL, to authorize the consummation of the Merger.

On July 18, 2016, on the basis of the Special Committee’s recommendation and the other factors described below, the Board unanimously:

•	determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company’s stockholders;
•	approved the Merger Agreement and the consummation of the Merger;
•	subject to the provisions of the Merger Agreement permitting a change in recommendation in certain circumstances, resolved to recommend adoption of the Merger Agreement by the stockholders of the Company and directed that the Merger Agreement be submitted to the stockholders of the Company for adoption; and
•	resolved to duly and validly approve and take all corporate action required to be taken by the Board, under the Company’s Certificate of Incorporation and Bylaws, each as amended, and pursuant to applicable law, including the DGCL, to authorize the consummation of the Merger.

In determining that the Merger Agreement is advisable and in the best interests of the stockholders of the Company, and approving the Merger Agreement, the Merger and the other transactions contemplated thereby, and recommending that the Company’s stockholders vote for the adoption of the Merger Agreement, the Board, expressly and unanimously adopted the analysis of the Special Committee, which is discussed below.

Positive Factors

In the course of reaching the determinations and decisions, and making the recommendation, described above, the Special Committee considered the following positive factors relating to the Merger Agreement and, the Merger contemplated thereby, each of which the Special Committee believed supported its decision:

•	Merger Consideration; Premium to the Trading Price of Common Stock. The Special Committee considered the fact that the Merger Consideration represented a:
•	60.0% premium to the trading price at which the Common Stock closed on July 18, 2016, the last trading day prior to the signing of the Merger Agreement and the announcement of the Merger,
•	66.6% premium to the volume weighted average price of the Common Stock during the month prior to the signing of the Merger Agreement and the announcement of the Merger; and
•	127.3% premium to the volume weighted average price of the Common Stock during the one-year period prior to the signing of the Merger Agreement and the announcement of the Merger.
•	Strategic Alternatives and Solicitation of Bids Process. The Special Committee considered the potential benefits of other potential strategic transactions, including business combination transactions with alternative potential acquirors, and continuing as a stand-alone public company.
•	In considering the likelihood that any potential acquirors would engage in a business combination transaction with the Company with a value and contractual terms and conditions superior to those contained in the Merger Agreement, the Special Committee took into account the fact that (i) at the direction of the Special Committee, North Point Advisors had contacted 19 parties, including those viewed as the most likely potentially interested parties, to solicit and encourage competing proposals, (ii) eleven of such parties had requested (and were provided) access to confidential information with respect to the Company; and (iii) the three parties which submitted initial indications of interest were provided access to confidential information.
•	In considering the prospects of continuing as a stand-alone public company, the Special Committee considered the business, operations, management, financial condition, earnings and prospects of, and the risks and challenges facing, the Company.
•	The Special Committee also considered that if the Company did not enter into the Merger Agreement with Utz, there might be a considerable period of time, if ever, before the Company’s stockholders would have the opportunity to receive as high a price as a result of a sale of the Company and before the trading price of the Common Stock would reach and sustain the per share Merger Consideration of $12.00.
•	Based on the value, risk allocation, timing and other terms and conditions negotiated with Utz, the Special Committee ultimately determined that the acquisition by Utz was the most favorable alternative to the Company’s stockholders as compared with any other strategic alternative reasonably available to the Company, including continuing as a stand-alone public company.
•	Cash Consideration; Certainty of Value. The Special Committee considered the fact that the form of consideration payable to the Company’s stockholders will be cash, which will provide the Company’s stockholders with certainty of value and immediate liquidity, while eliminating the market and long-term business risks related to the Company’s future growth prospects.
•	No Financing Condition; Likelihood of Closing the Merger. The Special Committee considered the fact that the Merger is not subject to a financing condition and that Utz represented to the Company in the Merger Agreement that Utz has, or will have prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration and to perform its other obligations contemplated by the Merger Agreement.

•	North Point Advisors’ Fairness Opinion and Related Analyses. The Special Committee considered the financial analyses presented by North Point Advisors, as well as the oral opinion of North Point Advisors, rendered to the Special Committee and the Board on July 18, 2016, which was subsequently confirmed by delivery of a written opinion that same day, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by North Point Advisors in preparing its opinion, the Merger Consideration to be paid to the holders of the shares of Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “— Opinion of the Special Committee’s Financial Advisor. ”
•	Terms of the Merger Agreement. The Special Committee considered the terms and conditions of the Merger Agreement, including (i) the End Date for satisfying the conditions to the Merger (six months from the date the Merger Agreement is signed) and the assessment and views of the Company’s regulatory counsel of the likelihood of obtaining required regulatory approvals for a transaction with Utz prior to the End Date, and (ii) the limited number and specific scope of the conditions to Utz’s obligation to consummate the Merger and the fact that the definition of “material adverse effect” in the Merger Agreement contains broad carveouts that make it less likely that adverse changes in the Company’s business between announcement and closing of the Merger will provide a basis for Utz not to consummate the Merger.
•	Appraisal Rights. The Special Committee considered the availability of rights under the DGCL to all holders of the Common Stock (other than the Principal Stockholders) who comply with all of the required procedures for seeking and perfecting appraisal rights under the DGCL to demand appraisal and receive payment of the “fair value” of their shares of Common Stock as determined by the Court. See “Appraisal Rights” for more information.

Procedural Safeguards

In the course of reaching the determinations and decisions, and making the recommendation described above, the Special Committee also considered the following factors relating to the procedural safeguards that the Special Committee believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent the Company’s stockholders, each of which safeguards the Special Committee believed supported its decision and provided assurance of the fairness of the Merger to the Company’s stockholders:

•	the Special Committee consisted of four directors who are not employed by the Company or its affiliates and had no personal interest in the Merger that would not be shared by all other stockholders of the Company generally;
•	the members of the Special Committee were adequately compensated for their services consistent with market practice, and their compensation was in no way contingent on their approving the Merger Agreement or the Merger;
•	the Special Committee retained and was advised by its own legal and financial advisors;
•	the Special Committee was involved in extensive deliberations over a period of approximately eight months regarding the process to solicit the highest and best offer for the acquisition of the Company culminating in Utz’s proposal to acquire the Company, including 17 meetings, and was provided with full access to the Company’s management in connection with its due diligence;
•	the Special Committee had exclusive authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the Board’s approval of the Merger Agreement, as required by Delaware law; and
•	the Special Committee was aware that it had no obligation to recommend any transaction, including Utz’s offer, and that the Special Committee had the authority to “say no” to any proposals made by Utz or any other potential acquirors.

Risks and Potentially Negative Factors

In the course of reaching the determinations and decisions, and making the recommendation, described above, the Special Committee and the Board considered the following risks and potentially negative factors relating to the Merger Agreement and the Merger:

•	No Participation in the Company’s Future Growth or Earnings. The Special Committee considered that, if the Merger is consummated, stockholders of the Company will receive the Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the combined company or benefit from any potential future appreciation in the value of the shares of the Common Stock, including any value that could be achieved if the Company engages in future strategic or other transactions. In addition, the stockholders would no longer receive quarterly dividends from the Company, which averaged $0.031 per share per quarter over the past seven years.
•	Disruption of the Company’s Business. The Special Committee considered the effect of the public announcement and pendency of the Merger on the Company’s operations, stock price, business ventures, employees, distributors, joint venture partners and other business partners and ability to attract key management and other personnel while the Merger is pending, as well as the potential adverse effects on the financial results of the Company.
•	Non-Solicitation Covenant and Stockholder Consent; Termination Fee. The Special Committee considered that, as a condition to entering into the Merger Agreement at the $12.00 per share price achieved, Utz required that the Merger Agreement provide that (i) Utz could terminate the Merger Agreement if the stockholder consent had not been executed and delivered to the Company and Utz prior to 5:00 p.m. Birmingham, Alabama time on the calendar day following the date of the Merger Agreement; (ii) the stockholder consent executed by the Principal Stockholders was irrevocable unless the Company terminated the Merger Agreement, including as a result of entering into a Company Acquisition Agreement with respect to a Superior Proposal that was received by the Company during the Takeover Proposal Review Period (iii) the Merger Agreement contains significant non-solicitation provisions and the Company only could respond to unsolicited offers during the Takeover Proposal Review Period and (iv) upon termination of the Merger Agreement under certain circumstances, the Company would have to pay Utz the Termination Fee. See the section of this Information Statement entitled “The Merger Agreement — Termination Fee.” As discussed above, however, the Special Committee also determined that there were no other potential purchasers that would be reasonably likely to engage in a transaction in the near term at a price per share greater than the price being offered by Utz.
•	Interim Operating Covenants. The Special Committee considered that the Merger Agreement imposes limitations on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its and its subsidiaries’ business in the ordinary course of business consistent with past practice, and that such limitations may delay or prevent the Company from undertaking business opportunities.
•	Risks the Merger May Not Be Completed. The Special Committee considered the possibility that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived and that as a result the Merger might not be consummated. The Special Committee considered that a failure to consummate the Merger could have adverse effects on the Company’s business, the market price for the Common Stock and the Company’s relationships with employees, distributors, joint venture partners and other business partners, including that (i) the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger; (ii) the Company may have abandoned or delayed certain projects and business opportunities; (iii) the Company will have incurred significant transaction costs; and (iv) the market’s perception of the Company’s prospects could be adversely affected.

•	Regulatory Matters. The Special Committee and the Board considered the regulatory approvals that would be required to consummate the Merger and the risks of not receiving any such approvals, taking into account the limitations on the remedial actions that Utz is required under the Merger Agreement to take in order to obtain the foregoing approvals.
•	Tax Treatment. The Special Committee considered that the receipt of the Merger Consideration will generally be taxable to stockholders of the Company. The Special Committee believed that this was mitigated by the fact that the entire Merger Consideration would be payable in cash, providing adequate cash for the payment of any taxes due.

During its consideration of the transaction with Utz, the Special Committee and the Board were also aware of and considered the fact that the Company’s executive officers and directors have financial interests in the Merger that may be different from or in addition to those of other stockholders, as more fully described in “— Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Special Committee is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee. The Special Committee reached the conclusion to recommend to the Board the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the Special Committee believed were appropriate. The Special Committee did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Special Committee viewed its positions and recommendation as being based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained North Point Advisors to act as its financial advisor, and, if requested, to render to the Special Committee an opinion as to the fairness, from a financial point of view, to the Company’s stockholders of the $12.00 per share in cash to be paid in the Merger. North Point Advisors is a leading independent investment banking firm focused on providing financial advice on mergers and acquisitions and raising institutional capital to meet the growth objectives of its clients. North Point Advisors is regularly engaged in providing valuation analyses, evaluating and proposing financial and strategic alternatives and rendering, if required or desired, fairness opinions. The Special Committee selected North Point Advisors to act as the Special Committee’s financial advisor on the basis of North Point Advisors’ experience in similar transactions, its reputation in the investment community and its familiarity with the Company and its business.

At the July 18, 2016 meeting of the Board, North Point Advisors delivered to the Board its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the qualifications and conditions set forth in the written opinion, the consideration of $12.00 in cash per share was fair, from a financial point of view, to the Company’s stockholders.

The full text of the North Point Advisors written opinion dated July 18, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by North Point Advisors in rendering its opinion, is attached as Annex B to this Information Statement and is incorporated in its entirety herein by reference. The following summary of North Point Advisors’ opinion is qualified in its entirety by reference to the full text of the opinion. The Company’s stockholders are urged to, and should, carefully read the North Point Advisors written opinion in its entirety. North Point Advisors delivered its opinion to the Board in connection with and for purposes of its evaluation of the per share Merger Consideration from a financial point of view. North Point Advisors’ opinion did not address any other terms or other aspects or implications of the Merger or related transactions and no opinion or view was expressed as to the relative merits of the Merger or related transactions in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the transaction or any related transaction. North Point Advisors also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger, any related transactions or any other matter.

In connection with its opinion, North Point Advisors, among other things:

•	Reviewed and analyzed a draft of the Merger Agreement, dated July 18, 2016;
•	Reviewed and analyzed certain financial and other data with respect to the Company, which was publicly available;
•	Reviewed and analyzed certain information, including financial statements and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, projected operations and prospects of the Company, that were furnished to North Point Advisors by the Company;
•	Reviewed and analyzed actual year-end financial results of the Company for the fiscal year ended June 3, 2016 versus the estimated year-end financials for the Company for such fiscal year;
•	Conducted discussions with members of senior management and representatives of the Company concerning the matters described above, as well as its business and prospects on a stand-alone basis;
•	Reviewed the current and historical reported prices and trading activity of certain publicly traded companies deemed by North Point Advisors to be comparable to the Company;
•	Reviewed the terms, to the extent publicly available, of certain business combination transactions that North Point Advisors deemed relevant; and
•	Performed such other analyses and studies and considered such other information and factors as North Point Advisors deemed appropriate.

In arriving at its opinion, North Point Advisors assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with North Point Advisors and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial forecasts, estimates and other forward-looking information reviewed by North Point Advisors, North Point Advisors was advised by the Company, and North Point Advisors assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby.

North Point Advisors did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any other entity, nor did North Point Advisors make any physical inspection of the properties or assets of the Company or any other entity. North Point Advisors also did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. North Point Advisors assumed, at the direction of the Company, that the Merger and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, the Merger or that otherwise would be meaningful in any respect to North Point Advisors’ analyses or opinion. North Point Advisors also assumed, at the direction of the Company, that the final executed Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by North Point Advisors.

North Point Advisors expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the $12.00 per share Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the transaction or any related transactions, any agreements, arrangements or understandings entered into in connection with or related to the Merger, any related transactions or otherwise. North Point Advisors’ opinion was limited to the fairness, from a financial point of view, of the $12.00 per share consideration to be received by the holders of Common Stock (other than the Excluded Shares). In addition, North Point Advisors expressed no opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger or any related entities or class of such persons, relative to the per share Merger Consideration or otherwise. North Point Advisors also expressed no view or opinion with respect to, and North Point Advisors relied at the direction of the Company upon the assessments of the Company and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to the Company, its related entities and stockholders and the Merger, as to which North Point Advisors understood that the Company obtained such advice as it deemed necessary from qualified professionals.

North Point Advisors’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to North Point Advisors as of, the date of its opinion. Although subsequent developments may affect North Point Advisors’ opinion, North Point Advisors does not have any obligation to update, revise or reaffirm its opinion. The issuance of North Point Advisors’ opinion was approved by North Point Advisors’ Opinion Committee. The Special Committee imposed no instructions or limitations on the investigations made or procedures followed by North Point Advisors in rendering its opinion, other than as described in this summary.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Special Committee in connection with North Point Advisors’ opinion, dated July 18, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, or underlying the opinion of, North Point Advisors, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by North Point Advisors. North Point Advisors may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be North Point Advisors’ view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the accompanying explanatory text to each table, as the tables alone do not constitute a complete description of the financial analyses performed by North Point Advisors. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying North Point Advisors’ financial analyses and its opinion. In performing its analyses, North Point Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger. None of the Company, Utz, Merger Sub or North Point Advisors or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 18, 2016 (the last unaffected trading day before the public announcement of the Merger) and is not necessarily indicative of current market conditions.

Financial Analyses

North Point Advisors performed the following financial analyses in connection with rendering its opinion to the Special Committee:

•	historical stock trading analysis;
•	comparable public trading multiple analysis;
•	comparable precedent transaction analysis;

•	premiums paid analysis;
•	discounted cash flows analysis; and
•	illustrative leveraged buyout scenario analysis.

Each of these analyses is summarized below.

Historical Stock Trading Analysis

North Point Advisors reviewed the historical price range for the Common Stock at one month, six months and one year prior to the July 19, 2016 public announcement of the execution of the Merger Agreement. This analysis indicated that the price per share of Common Stock to be paid to the Company stockholders pursuant to the Merger Agreement represented a 60.0% premium over the price per share of the Common Stock on July 18, 2016, the last trading day before public announcement of the execution of the Merger Agreement, and a 66.6% premium over the volume weighted average share price for the 30 calendar days prior to the public announcement of the execution of the Merger Agreement on July 19, 2016. In addition, this analysis indicated that the $12.00 price falls above the high end of the one month equity value range, the six month equity value range, and the 12 month equity value range.

The range of closing prices of the Common Stock for the periods reviewed are set forth below:

Period Ending July 18, 2016	Range of Closing Prices
Last 30 Days	$6.35 – 7.59
Last 6 Months	$4.40 – 7.59
Last 12 Months	$3.86 – 7.59

Comparable Public Trading Multiple Analysis

North Point Advisors performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing selected historical financial data of the Company and estimated financial data of the Company based on projections provided by Company management against corresponding financial data for similar publicly traded companies in the comparable snack food industry (defined as snack food companies deemed comparable to the Company with a market capitalization of less than $6 billion). North Point Advisors selected the following publicly traded companies in the snack food industry that North Point Advisors, based on its experience and professional judgment, deemed relevant to consider in relation to the Company based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and press reports, databases and other sources:

•	Amplify Snack Brands, Inc.
•	Inventure Foods, Inc.
•	J&J Snack Foods Corp.
•	John B Sanfilippo & Son, Inc.
•	Pinnacle Foods Inc.
•	Snyder’s-Lance, Inc.
•	Treehouse Foods, Inc.

Although most of the selected companies are not directly comparable to the Company, and most are substantially larger than the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the Company’s operations.

North Point Advisors calculated various financial multiples for such comparable companies based on the ratio of such companies’ operating data (obtained from SEC filings and Capital IQ estimates as of July 18, 2016) to the equity value per share of such companies. North Point Advisors reviewed the max, third quartile, average, median, first quartile and low statistics for the comparable companies’ grouping to determine appropriate high and low multiples for each statistic.

North Point Advisors then compared the range of the first to third quartiles of such multiples with the multiples obtained for the Company. The Company’s multiples were calculated based on the ratio of the Company’s operating data (provided by the Company’s management) to an implied enterprise value of $144.5 million (based on the $12.00 per share Merger Consideration) and then taking into account the Company’s net debt (including debt-like items) of $5.2 million as of June 3, 2016 (the end of the Company’s 2016 fiscal year). With respect to the comparable companies, North Point Advisors calculated:

•	enterprise value (which is the market value of common equity plus the book value of debt, less cash) as a multiple of latest 12 months (“LTM”) revenue;
•	enterprise value as a multiple of LTM earnings before interest, taxes and depreciation and amortization (also referred to as “EBITDA”); and
•	equity value per share as a multiple of LTM fully diluted earnings per share.

The table below shows the results of North Point Advisors’ analyses of the selected comparable companies:

LTM
	Enterprise Value as a Multiple of		P/E
	Revenue	EBITDA
Amplify Snack Brands, Inc.	NM	22.0 x	NM
Inventure Foods, Inc.	1.0 x	NM	NM
J&J Snack Foods Corp.	2.2 x	14.1 x	31.1 x
John B Sanfilippo & Son, Inc.	0.7 x	9.1 x	16.9 x
Pinnacle Foods Inc.	3.2 x	16.2 x	29.1 x
Snyder’s-Lance, Inc.	2.8 x	23.1 x	NM
Treehouse Foods, Inc.	2.3 x	20.6 x	49.8 x

The results of these analyses are summarized below.

Multiple of:	First to Third Quartile Range		Low	Mean	Median	Max	Utz Offer Multiple
LTM Revenue	1.3 x	2.7 x	0.7 x	2.0 x	2.3 x	3.2 x	1.1 x
LTM EBITDA	14.6 x	21.6 x	9.1 x	17.5 x	18.4 x	23.1 x	16.0 x
LTM EPS	26.1 x	35.8 x	16.9 x	31.8 x	30.1 x	49.8 x	44.4 x

Note:  Ratios were considered not meaningful (NM) if they were greater than 30x for EBITDA multiples, 50x for PE multiples, and 4.0x for revenue multiples.

Based on the first to third quartile range for these multiples, the resulting implied enterprise value for the Company ranged from $86.95 million to $360.2 million, and the resulting implied equity value per share ranged from $7.04 to $30.60. North Point Advisors compared this range of enterprise values to the implied enterprise value of $144.5 million contemplated by the Merger Agreement and compared this range of equity values per share to the per share consideration to be paid pursuant to the Merger Agreement of $12.00. The following table shows the implied value per share of Common Stock based upon each of the above metrics reviewed:

2016 Financial Metric	Implied Value Per Share of Common Stock
Revenue	$14.54 – $30.60
EBITDA	$10.92 – $16.35
P/E ratio	$7.04 – $9.67

No company utilized in the public trading comparables analysis is identical to the Company. In evaluating comparable companies, North Point Advisors made judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data. North Point Advisors considered a number of factors in analyzing the per share Merger Consideration. The fact that points in the range of implied present value per share of the Company implied by the comparable companies analysis were less than or greater than the per share Merger Consideration is not necessarily dispositive in connection with North Point Advisors’ analysis of the per share Merger Consideration; it is but one of many factors North Point Advisors considered.

Comparable Precedent Transaction Analysis

North Point Advisors reviewed the terms of certain recent merger and acquisition transactions reported in SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources relating to the selected transactions (listed by target/acquiror) in the following industries announced since 2005. Listed below are representative transactions listed by target and acquiror with implied enterprise values less than $3 Billion:

	Target	Product Platform	Acquiror
•	Barrel O’ Fun Snack Foods Co., Inc.	Potato Chips	Shearer’s Foods, Inc.
•	Boulder Brands, Inc.	Snack Food	Pinnacle Foods Inc.
•	Ralcorp Holdings Inc.	Cookies/Crackers	Treehouse Foods, Inc.
•	Diamond Foods, Inc.	Snack Food/Nuts	Snyder’s-Lance, Inc.
•	thinkThin LLC	Nutrition Bars and Protein	Glanbia plc
•	CoPak Solutions, Inc.	Tortilla Chips	Star Snax, LLC
•	The Mediterranean Snack Food Company, LLC	Snack Food	American Halal Company, Inc.
•	Better Bakery, LLC	Pretzels	AdvancePierre Foods, Inc.
•	Paqui, LLC	Tortilla Chips	Amplify Snack Brands, Inc.
•	Krave Pure Foods, Inc.	Beef Jerky	The Hershey Company
•	Enjoy Life Foods, LLC	Cookies/Crackers	Mondelez International, Inc.
•	Shearer’s Foods, Inc.	Chips	Teachers’ Private Capital
•	Annie’s, Inc.	Snack Food	General Mills, Inc.
•	Angie’s Artisan Treats, LLC	Popcorn	TPG Growth
•	Tate’s Bake Shop, Inc.	Cookies/Crackers	The Riverside Company
•	Flagstone Foods, Inc.	Snack Food/Nuts	Bay Valley Foods, LLC
•	DOC POPCORN FRANCHISING, Inc.	Popcorn	Dippin’ Dots Franchising, LLC
•	Medallion Foods, Inc.	Chips	Shearer’s Foods, Inc.
•	Nellson Nutraceutical	Nutrition Bars and Protein	Kohlberg & Co.
•	YoCrunch	Yogurt	Danone
•	Tyrell’s Potato Crisps	Potato Chips	Investcorp Bank B.S.C.
•	EDITA Food Industries	Baked Goods	Actis Capital, LLP
•	Robert’s American Gourmet Food	Baked Goods/Snacks	B&G Foods Inc.
•	Happy Family Foods	Organic Baby Food	Danone
•	Plum Organics	Organic Baby Food	Campbell Soup Company
•	Mary’s Gone Crackers, Inc.	Crackers	Kameda USA, Inc.
•	Wise Foods, Inc.	Potato Chips	Arca Continental
•	Krave Pure Foods	Beef Jerky	Alliance Consumer Growth
•	Pretzel Crisp	Pretzels	Snyder’s-Lance, Inc.
•	Udi’s Healthy Foods, LLC	Gluten-Free (Granola, Bars, Cookies	Boulder Brands, Inc.
•	Kangaroo Brands, Inc., Pita Chips Business	Crisps	ConAgra Foods, Inc.
•	Pop Chips	Chips/Crisps	Verlinvest S.A.
•	May Food Manufacturing (Mrs. May’s Natural)	Nuts and Seeds Products	Dole Packaged Foods, LLC
•	FoodShouldTasteGood	Potato Chips	General Mills, Inc.
•	Brookside Foods Ltd.	Chocolate Coverd (Nuts and Fruits)	The Hershey Company

	Target	Product Platform	Acquiror
•	National Pretzel Company, Inc.	Pretzels	ConAgra Foods, Inc.
•	Piller Sausages & Delicatessens Ltd.	Dry Sausage and Delicatessens	Premium Brands Holdings Corporation
•	Orchard Valley Harvest, Inc.	Trail Mix	John B Sanfilippo & Son Inc.
•	Kettle Foods, Inc.	Potato Chips	Diamond Foods, Inc.
•	Sturm Foods, Inc.	Dried Fruit	Treehouse Foods, Inc.
•	General Mills Inc., Pop Secret Popcorn Business	Popcorn	Diamond Foods, Inc.
•	Billy Bee Honey Products Ltd.	Nuts and Honey	McCormick & Company, Incorporated
•	Bear Naked, Inc.	Natural Granola	Kellogg Company
•	Lincoln Snacks Company	Popcorn and Nut Mixes	ConAgra Foods, Inc.
•	Pretzel Time and Pretzelmaker	Pretzels	NexCen Brands, Inc.
•	Universal Blanchers, LLC	Nuts and Peanut Butter	Olam International Limited
•	Stacy’s Snacks	Pita Chips	Pepsi Co.

For each of the selected transactions, North Point Advisors calculated and compared multiples for the target companies based on the ratio of the enterprise value to the LTM net sales and the enterprise value to the LTM EBITDA. North Point Advisors reviewed the third quartile and first quartile statistics for the precedent transactions grouping to determine appropriate high and low multiples for each statistic.

The results of these analyses are summarized in the table below.

Multiple of:	First to Third Quartile Range		Low	Mean	Median	Max	Utz Offer Multiple
LTM Revenue	1.1 x	2.3 x	0.8 x	1.9 x	1.9 x	3.29	1.1 x
LTM EBITDA	10.3 x	19.3 x	5.2 x	14.5 x	15.1 x	23.2 x	16.1 x

Based on the first to third quartile range for these multiples, the resulting implied enterprise value for the Company ranged from $92.8 million to $317.4 million and the resulting implied equity value per share ranged from $7.55 to $26.91. North Point Advisors compared this range of enterprise values to the implied enterprise value of $144.5 million contemplated by the Merger Agreement and compared this range of equity values per share to the per share consideration to be paid pursuant to the Merger Agreement of $12.00.

Premiums Paid Analysis

North Point Advisors analyzed the premium paid for acquired public entities in the consumer staple and consumer discretionary transactions with implied enterprise values less than $500M, since 2012, relative to the target’s stock prices one day, one week and one month prior to the date that the transaction was announced. North Point Advisors reviewed the max, third quartile, average, median, first quartile and low statistics for the premiums paid on comparable acquisitions to determine appropriate high and low multiples for each statistic. The following table presents the result of this analysis:

Premium Paid:	First to Third Quartile Range		Low	Mean	Median	Max	Utz Offer Multiple
One Day	9.2%	45.4%	(25.7)%	27.4%	24.3%	88.9%	60.0%
One Week	11.2%	49.3%	(28.6)%	31.3%	27.6%	94.5%	67.4%
One Month	18.5%	45.5%	(30.6)%	32.9%	27.3%	88.1%	79.1%

Based on the first to third quartile range of such premiums paid for these companies, the resulting implied equity value per share ranged from $7.94 to $10.91. North Point Advisors compared this range of equity values per share to the per share consideration to be paid pursuant to the Merger Agreement of $12.00.

In addition, North Point Advisors indicated that the $12.00 price per share of the Common Stock to be paid to the Company’s stockholders pursuant to the Merger Agreement represented a premium of 60.0% based on the $7.50 closing price per share on July 18, 2016, the last trading day before public announcement of the execution of the Merger Agreement.

No company or transaction utilized in the precedent transactions or premiums paid analysis is identical to the Company or to the Merger. In evaluating the precedent transactions, North Point Advisors made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the enterprise value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using precedent transactions or premiums paid data.

Discounted Cash Flow Analysis

North Point Advisors performed a discounted cash flow analysis on the Company. For this analysis, North Point Advisors used the Company’s management projections for fiscal years 2017 through 2021.

North Point Advisors calculated implied prices per share of the Common Stock using illustrative terminal values in the year 2021 based on multiples ranging from 10.0x EBITDA to 12.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 15.0%. The various ranges for discount rates were chosen based on analyses of the Company’s weighted average of cost of capital, research of historical global private equity median internal rates of return (IRRs), and North Point Advisor’s estimates. The resulting implied equity values per share ranged from $6.56 to $9.22. North Point Advisors compared this range of equity values per share to the per share consideration to be paid pursuant to the Merger Agreement of $12.00.

Illustrative Leveraged Buyout Scenario Analysis

North Point Advisors performed an illustrative leveraged buyout analysis using financial information provided by the Company’s management and financing assumptions based on North Point Advisors’ estimates. A leveraged buyout analysis is designed to illustrate the ability to pay for a target in a leveraged buyout at a given return target, exit multiple and financing structure. Assuming the refinancing of all of the Company’s existing debt upon a transaction and hypothetical required IRRs ranging from 15% to 25% to a financial buyer, and hypothetical financial buyer enterprise value to EBITDA exit multiple of 11.0x, the foregoing analysis implied a current enterprise value for the Company of $70.7 million to $89.9 million, or a price per share range of $5.64 to $7.30. North Point Advisors noted that the merger consideration of $12.00 per share was above this range.

Limitations on North Point Advisors’ Analyses and Opinion

The summary of North Point Advisors’ analyses set forth above does not contain a complete description of these analyses, but does summarize the material analyses performed by North Point Advisors in rendering its opinion. The above summary is qualified in its entirety by reference to the written opinion of North Point Advisors attached as Annex B to this Information Statement. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. North Point Advisors believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the North Point Advisors’ written opinion. In arriving at its opinion, North Point Advisors considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, North Point Advisors made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transactions contemplated by the Merger Agreement.

North Point Advisors performed its analyses solely for purposes of providing its opinion to the Special Committee and the Board. In performing its analyses, North Point Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by North Point Advisors are based upon forecasts of future results furnished to North Point Advisors by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. North Point Advisors does not assume responsibility if future results are materially different from forecasted results.

North Point Advisors has relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by it. North Point Advisors has further relied upon the assurances of the Company’s management that the financial information provided has been prepared on a reasonable basis in accordance with industry practice and that Company’s management is not aware of any information or facts that would make any information provided to North Point Advisors incomplete or misleading in any material respect. Without limiting the generality of the foregoing, for the purpose of its opinion, North Point Advisors has assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by it, such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the expected future results of the Company’s operations and financial condition to which such financial forecasts, estimates and other forward-looking information relate. North Point Advisors expresses no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. With the Company’s consent, North Point Advisors has relied on advice of the outside counsel to the Special Committee and the Company’s independent accountants, and on the assumptions of the Company’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Merger Agreement.

North Point Advisors assumed that the Merger would be completed on the terms set forth in the Merger Agreement reviewed by North Point Advisors, without amendments and with full satisfaction of all covenants and conditions without any waiver. North Point Advisors expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

North Point Advisors did not assume responsibility for performing, and did not perform any appraisals or valuations of specific assets or liabilities of the Company. North Point Advisors expresses no opinion regarding the liquidation value or solvency of any entity. North Point Advisors did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company, or any of its respective affiliates, are a party or may be subject. At the direction of the Special Committee, and with its consent, North Point Advisors’ opinion made no assumption concerning, and, therefore, did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

North Point Advisors’ opinion was necessarily based on the information available to it and the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions used by North Point Advisors in preparing its opinion. North Point Advisors expresses no opinion as to the prices at which the Common Stock have traded or may trade following announcement of the transaction or at any time after the date of the opinion. North Point Advisors has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was rendered.

North Point Advisors was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with the Merger or the transactions contemplated by the Merger Agreement, the pre-signing process conducted by the Company, the merits of the transaction compared to any alternative business strategy or transaction that may be available to the Company, any other terms contemplated by the Merger Agreement or the fairness of the amount or nature of the compensation to the Company’s officers, directors or employees, or any class of such persons, relative to the compensation to be received by holders of Common Stock. North Point Advisors did not express any opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the Merger Consideration.

North Point Advisors was engaged by the Special Committee to render an opinion to the Board and will receive a fee of 1.75% of the aggregate consideration of the Merger, which is contingent upon the consummation of the Merger. In the ordinary course of its business, North Point Advisors and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. North Point Advisors may also, in the future, provide investment banking and financial advisory services to the Company, Utz or entities that are affiliated with the Company or Utz, for which it would expect to receive compensation.

North Point Advisors’ written opinion was one of many factors taken into consideration by the Special Committee and the Board in making the determination to approve the Merger Agreement and recommend that the Company’s stockholders vote in favor of the Merger Agreement. North Point Advisors and its affiliates have not represented the Company in the past.

Prospective Financial Information

The Company does not, as a matter of general practice, publicly disclose financial forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Special Committee’s exploration of strategic alternatives, the Company’s management prepared for its internal use unaudited prospective financial information on a stand-alone, pre-merger basis based on management’s estimate of the Company’s anticipated future operations for fiscal years 2017 through 2021 (the “Company Projections”). The Company Projections are included in this section below under the subsection “— Company Projections.” The Company’s management updated the Company Projections in July of 2016, based solely on the information available to the Company’s management at the time, to include the financial impact related to a product line change. The Special Committee reviewed the Company Projections and approved their use by North Point Advisors in connection with its analysis of the Company.

The Company Projections were made available to the Special Committee, the Board and North Point Advisors, and were discussed with Utz in connection with the process resulting in the execution of the Merger Agreement. The Company is electing to provide the Company Projections in this Information Statement to provide the stockholders of the Company access to certain non-public unaudited prospective financial information that was made available to North Point Advisors and to Utz in connection with the Merger. The portions of the Company Projections set forth below are included in this Information Statement only because this information was used by North Point Advisors in connection with its financial analysis of the proposed transaction and was provided to Utz in connection with its negotiation for the Merger. The inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the Company Projections to be a reliable prediction of future results. No person has made or makes any representation or warranty to any stockholder of the Company or any other person regarding the information included in the Company Projections or the ultimate performance of the Company compared to the information included in the Company Projections. Neither the Company nor North Point Advisors assumes any responsibility for the accuracy of this information. Readers of this Information Statement are cautioned not to place undue reliance on the Company Projections.

The Company Projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the Company Projections are based upon and reflect numerous judgments, estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the Company Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements.” As a result, we cannot assure you that the estimates and assumptions made in preparing the Company Projections will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the Company Projections cover multiple years and such information by its nature becomes less reliable with each successive year.

Some or all of the assumptions that have been made regarding, among other things, the occurrence or the timing of certain events or impacts have changed since the date the Company Projections were made, and the portions of the Company Projections set forth below do not take into account any circumstances or events occurring after the date the applicable forecast was prepared, including the announcement of the Merger and transaction-related expenses. The Company Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate in that context.

The Company Projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (including U.S. generally accepted accounting principles, “GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections.

The inclusion of portions of the Company Projections herein is not deemed an admission or representation by the Company, the Special Committee or the Board, their advisors or any other person, that the Company Projections are viewed by the Company as material information of the Company or the Surviving Corporation. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE, OR TO REFLECT CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS. In light of the foregoing factors and uncertainties inherent in the Company Projections, readers of this Information Statement are cautioned not to place undue, if any, reliance on the portions of the Company Projections set forth below.

The Company Projections include certain non-GAAP measures (including EBITDA and unlevered free cash flows) because the Company’s management believed such measures would be useful to the Special Committee, the Board and North Point Advisors in evaluating the prospects of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including operating income and net income. The Company’s calculations of these non-GAAP measures may differ from others in its industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.

Company Projections

Subject to the foregoing qualifications, the following is a summary of the Company Projections. All dollar amounts in the tables below are in millions of U.S. dollars.

	Actual (Fiscal Year Ending May)				Projected (Fiscal Year Ending May)
($ in Thousands)	2013	2014	2015	2016(1)	2017P	2018P	2019P	2020P	2021P
Net Sales	$137,345	$135,896	$131,724	$135,871	$132,900	$135,725	$138,600	$141,400	$144,160
Cost of Sales	70,788	69,663	66,132	67,596	62,463	63,112	64,738	66,034	67,323
Gross Profit	66,557	66,233	65,592	68,275	70,437	72,613	73,862	75,366	76,837
% Margin	48.5%	48.7%	49.8%	50.3%	53.0%	53.5%	53.3%	53.3%	53.3%
Advertising and Promotions	13,178	12,917	13,500	14,115	14,562	15,073	15,111	15,411	15,677
Selling and Delivery	42,373	41,289	39,050	39,658	41,098	42,539	42,648	43,494	44,244
General & Administrative	8,681	10,217	9,889	9,626	9,061	9,379	9,403	9,589	9,755
SG&A	64,232	64,424	62,440	63,399	64,721	66,991	67,162	68,495	69,675
Operating Income	2,325	1,810	3,152	4,876	5,716	5,622	6,700	6,871	7,162
Other (Income)/Expense	148	215	86	182	66	45	50	10	(5)
Provision for Income Taxes	1,043	672	1,293	1,509	2,373	2,510	2,793	2,882	3,010
Net Income	1,134	922	1,774	3,185	3,277	3,067	3,857	3,980	4,157
Interest Expense	311	337	458	336	244	200	175	125	100
Depreciation (COGS)	2,589	2,684	2,566	2,421	2,475	2,525	2,575	2,627	2,679
Depreciation (G&A)	950	1,094	1,340	1,455	1,474	1,504	1,534	1,565	1,596
Restructuring Expense Adjustment	—	1,027	—	—	—	—	—	—	—
EBITDA	$6,027	$6,736	$7,432	$8,906	$9,845	$9,805	$10,934	$11,178	$11,542
% Sales	4.4%	5.0%	5.6%	6.6%	7.4%	7.2%	7.9%	7.9%	8.0%
Key Ratio Analysis
Advertising and Promotions	9.6%	9.5%	10.2%	10.4%	11.0%	11.1%	10.9%	10.9%	10.9%
Selling and Delivery	30.9%	30.4%	29.6%	29.2%	30.9%	31.3%	30.8%	30.8%	30.7%
General & Administrative	6.3%	7.5%	7.5%	7.1%	6.8%	6.9%	6.8%	6.8%	6.8%

(1):	Fiscal year 2016 reflects a 53 week year. The extra week in the third quarter accounted for approximately $2.6 million in net sales.

The Company has identified $97,000 of EBITDA adjustments as one-time, non-recurring expenses in fiscal year 2016. North Point Advisors’ illustrative EBITDA valuation multiples assumes adjusted EBITDA of $9.0M for fiscal year 2016.

Certain Effects of the Merger

Upon the consummation of the Merger, Merger Sub will be merged with and into the Company upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, the Company will continue to exist following the Merger as a wholly-owned subsidiary of Utz.

None of Utz, Merger Sub or any of their controlled affiliates beneficially owns, or will prior to the closing date beneficially own, any shares of Common Stock. Following the Merger, all of the Company’s equity interests will be beneficially owned by Utz and none of the Company’s current stockholders will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, the Company, the Surviving Corporation or Utz after the consummation of the Merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Common Stock. Following the Merger, Utz will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any subsidiary of the Company, Utz, Merger Sub or any other subsidiary of Utz or shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL) will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes. All shares of Common Stock so converted will, at the Effective Time, be cancelled.

Please see the section of this Information Statement entitled “The Merger Agreement — Payment for the Common Stock in the Merger.”

For information regarding the effects of the Merger on the Company’s outstanding stock options, please see the sections below under “— Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Stock Options.”

The Common Stock is currently registered under the Exchange Act and trades on NASDAQ under the symbol “GLDC.” Following the consummation of the Merger, shares of Common Stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Common Stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC. Termination of registration of the shares of Common Stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholder meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger is not Completed

If the Merger is not completed for any reason, the Company’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, the shares of Common Stock will continue to be listed and traded on NASDAQ, the shares of Common Stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Common Stock.

If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of the Common Stock may decline to the extent that the current market price of the Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances the Company and Utz are permitted to terminate the Merger Agreement. Please see the section of this Information Statement entitled “The Merger Agreement —  Termination.”

Under certain circumstances, if the Merger Agreement is terminated, a termination fee is payable by the Company to Utz. Please see the section of this Information Statement entitled “The Merger Agreement —  Payment of Termination Fee.”

Financing of the Merger

The Merger is not subject to a financing condition. Utz plans to use cash on hand and other available sources of financing to fund the purchase price.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of Common Stock are set out in the section of this Information Statement entitled “Security Ownership of Certain Beneficial Owners and Management.” At the Effective Time, shares of Common Stock held by the members of the Board and our executive officers will be converted into the right to receive the Merger Consideration in the same manner as all outstanding shares of Common Stock held by any other stockholder.

In addition to their interests in the Merger as stockholders, certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. You should be aware of these interests. The members of the Special Committee were aware of and considered these interests in reaching the determination to recommend the approval of the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be fair to, and in the best interests of, the Company and its stockholders. These interests include:

•	the accelerated vesting and cash-out of stock options held by executive officers upon closing of the Merger in accordance with the terms of the Merger Agreement (as described below in “— Treatment of Director and Executive Officer Stock Options”);
•	certain contractual salary continuation payments to the Company’s Chairman, President and Chief Executive Officer (as described below in “— Golden Parachute Compensation”);
•	the retention bonus payments to the executive officers (as described below in “— Retention Bonus Agreements”); and
•	the right to continued indemnification and insurance coverage for directors and executive officers of the Company following the closing of the Merger, pursuant to the terms of the Merger Agreement.

Treatment of Director and Executive Officer Common Stock

As is the case for any stockholder, at the Effective Time, shares of Common Stock held by the members of the Special Committee, the Board and our executive officers will be converted into the right to receive the Merger Consideration in the same manner as all outstanding shares of Common Stock held by the stockholders.

The following table sets forth information as of July 18, 2016 regarding the cash-out value of the Common Stock owned by each executive officer and director of the Company.

Name	Number of Shares Owned				Cash-Out Payment for Shares Owned
	Direct	Indirect		Total
Executive Officers
Mark W. McCutcheon(1)	4,455	4,022	(2)	8,477	$101,724
Paul R. Bates(1)	5,657	4,467	(2)	10,124	$121,488
David A. Jones(1)	2,178	2,183	(2)	4,361	$52,332
Patricia R. Townsend	0	889	(2)	889	$10,668
Directors
Joann F. Bashinsky	426,928	8,803	(2)	435,731	$5,228,772
John P. McKleroy, Jr.	6,510	33,490	(3)	40,000	$480,000
William B. Morton, Jr.	0	0		0	0
J. Wallace Nall, Jr.	0	196,000	(4)	196,000	$2,352,000
Edward R. Pascoe	25,300	0		25,000	$300,000
F. Wayne Pate	148,385	24,653	(5)	173,038	$2,076,456
John S. P. Samford	1,666	0		1,666	$19,992
John S. Stein, III	10,333	0		10,333	$123,996

(1)	These executive officers are also directors.
(2)	Consists of shares owned indirectly in the Golden Flake Snack Foods, Inc. 401(k) Plan (the “Plan”).
(3)	Consists of 33,490 shares held by a 401(k) profit sharing plan and an IRA account for the benefit of John P. McKleroy, Jr.
(4)	Consists of shares owned by Nall Development Corporation, a corporation of which J. Wallace Nall, Jr. is a director and President.
(5)	Includes 24,621 shares held in IRA accounts for the benefit of F. Wayne Pate and 32 shares owned by the wife of F. Wayne Pate. Except for SEC reporting purposes, Mr. Pate disclaims beneficial ownership of his wife’s shares.

Treatment of Executive Officer Stock Options

As is the case for any holder of Stock Options (as defined below under “The Merger Agreement —  Treatment of Stock Options”), each Stock Option that is held by an executive officer and that is outstanding immediately prior to the Effective Time, will become vested (if then unvested) in full and then cancelled, and each such holder thereof will be entitled to receive in respect of such Stock Option an amount in cash (without interest and less any applicable withholding) equal to the number of shares of Common Stock subject to such Stock Option multiplied by the amount, if any, by which $12.00 exceeds the per share exercise price of such Stock Option.

The table below sets forth, as of July 18, 2016, information with respect to the Stock Options held by each executive officer of the Company. No non-employee director holds any Stock Options.

Name	Number of Shares Subject to Vested Options	Cash-Out Payment for Vested Options	Number of Shares Subject to Unvested Options	Cash-Out Payment for Unvested Options	Total Payment for Outstanding Options
Executive Officers
Mark W. McCutcheon	26,041	$212,494.56	23,959	$195,505.44	$408,000.00
Paul R. Bates	26,041	$212,494.56	8,959	$73,105.44	$285,600.00
David A. Jones	26,041	$212,494.56	8,959	$73,105.44	$285,600.00
Patricia R. Townsend	26,041	$212,494.56	8,959	$73,105.44	$285,600.00

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each “named executive officer” of the Company that is based on or otherwise relates to the proposed Merger. The compensation in the table below is referred to as “golden parachute” compensation by the applicable SEC rules.

The table below summarizes the potential severance, accelerated vesting of unvested equity awards, the cash out of all Stock Options and other payments and benefits that each executive officer could be entitled to receive from the Company if the Merger is consummated.

For purposes of calculating the amounts set forth in the table below, we have assumed that (i) the number of unvested Stock Options is based on awards held by each executive officer as of July 18, 2016 and that all Stock Options (vested or unvested) currently held by an executive officer will still be outstanding immediately prior to the Effective Time, and (ii) the compensation and benefits provided are not reduced in order to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code. The calculations in this table are based on the Merger Consideration of $12.00 per share.

Name	Cash ($)		Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)(1)	Total ($)
Mark W. McCutcheon	1,800,000	(2)	195,505.44	(3)	0	0	0	262,500	2,258,005.44
Paul R. Bates	0		73,105.44	(4)	0	0	0	183,750	256,855.44
David A. Jones	0		73,105.44	(4)	0	0	0	183,750	256,855.44
Patricia R. Townsend	0		73,105.44	(4)	0	0	0	183,750	256,855.44

(1)	Represents amounts payable under Retention Bonus Agreements as described below.
(2)	On May 15, 2002, the Company entered into a Salary Continuation Plan and Trust with Mr. McCutcheon. Pursuant to that plan as amended, the Company agreed to pay Mr. McCutcheon the sum of $10,000 per month for 180 months. The Company subsequently amended that plan to reduce the amounts payable pursuant to it in the amount necessary to avoid triggering the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). These amounts are payable to Mr. McCutcheon commencing upon his retirement at age 65 in 2020. If Mr. McCutcheon dies or becomes disabled prior to retirement, the payments commence immediately and are payable to him or to his designated beneficiary, in the case of death. The plan provides for the forfeiture of these payments if Mr. McCutcheon ceases to be employed by the Company for any reason other than death, disability or retirement. A further amendment to the plan provides that these forfeiture provisions will terminate upon any change of control, including the Merger.
(3)	Represents the cash value of 26,041 vested Stock Options and 23,959 unvested Stock Options that will vest as a result of the Merger and will be cashed out for an amount equal to the amount by which the Merger Consideration price of $12.00 per share exceeds the per share exercise price for the applicable Stock Options.
(4)	Represents the cash value of 26,041 vested Stock Options and 8,959 unvested Stock Options that will vest as a result of the Merger and will be cashed out for an amount equal to the amount by which the Merger Consideration price of $12.00 per share exceeds the per share exercise price for the applicable Stock Options.

None of the above benefits are “double-trigger” in that none of such benefits are amounts triggered by a change-in-control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within a limited time period following the change-in-control).

Retention Bonus Agreements

On July 20, 2016, the Company entered into separate Retention Bonus Agreements with the Company’s four named executive officers (Mr. McCutcheon, Mr. Bates, Mr. Jones, and Ms. Townsend) (the “Named Executives”) and certain other key employees (the “Key Employees”). Under the terms of the Retention Bonus Agreements, each Named Executive and Key Employee will be eligible to receive an aggregate cash retention bonus equal to a certain percentage of such person’s base salary as of July 18, 2016. The percentage applicable to the Named Executives is 75% of their base salary as of such date. Payment of bonuses under the Retention Bonus Agreements will be made in one lump sum on the one-year anniversary of the closing date of the Merger (the “Retention Period”) and is contingent upon the satisfaction by the Named Executive or Key Employee of all three of the following conditions: (i) the Named Executive or Key Employee must not have resigned from employment with the Company at any time from the date of the execution of the Retention Bonus Agreement through the last day of the Retention Period; (ii) the Company must not have terminated the Named Executive’s or Key Employee’s employment for “cause” at any time from the date of the execution of the Retention Bonus Agreement through the last day of the Retention Period; and (iii) following the last day of the Retention Period, the Named Executive or Key Employee must deliver to the Company a release in the form included as part of the Retention Bonus Agreement. For purposes of the Retention Bonus Agreement, termination for “cause” includes termination for willful, material breach or failure to comply with the Company’s written policies, procedures or instructions if such failure has a material adverse impact on the Company, willful, material misconduct or dishonest act or fraud in the performance of duties with the Company which has a material adverse impact on the Company, and indictment for, or conviction of, or pleading guilty or nolo contendere, to a felony or a crime involving moral turpitude, fraud, or embezzlement. The Named Executives and Key Employees are given the right to cure such “cause” event within ten business days of receipt of notice from the Company.

Compensation of the Special Committee

The Special Committee determined that each member of the Special Committee is entitled to receive from the Company, as compensation for serving on the Special Committee, an amount equal to $1,500 per meeting of the Special Committee, as well as reimbursement of all reasonable costs incurred by such member in connection with his service on the Special Committee. Accordingly, the compensation received by members of the Special Committee is not contingent on the closing of the Merger or any other transaction. In approving these compensation arrangements, the Special Committee considered, among other things, the additional work included in serving on the Special Committee, customary ranges and options for compensating the Special Committee members therefor and whether any compensation should consist of a flat fee, a per meeting fee or a mix of both. The Special Committee met a total of 17 times between November 20, 2015, and July 18, 2016, but it sought reimbursement for only nine of those meetings. The largest amount of such compensation that any member of the Special Committee received was $13,500.

Director and Officer Indemnification

Under the Merger Agreement, for a period of six years after the Effective Time and subject to certain limitations described in the Merger Agreement, the Surviving Corporation and Utz will indemnify and hold harmless each person who has served as an officer or director of the Company or any of its subsidiaries prior to the Effective Time, which are referred to as “indemnified parties,” against any losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement) and shall reimburse each indemnified party for any legal or other expenses reasonably incurred by such indemnified party.

For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section of this Information Statement entitled “The Merger Agreement —  Directors’ and Officers’ Indemnification and Insurance.”

Dividends

Pursuant to the Merger Agreement, we are prohibited from declaring or paying any dividends on our Common Stock, other than the dividend that we paid on August 3, 2016 to stockholders of record on July 25, 2016.

Regulatory Approvals Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the Federal Trade Commission (“FTC”), certain transactions, including the Merger, may not be consummated until notification and report forms have been filed by each of the Company and Utz with the FTC and the United States Department of Justice (“DOJ”) and the applicable waiting periods have been terminated, have expired or approval has been obtained. Each of the Company and Utz filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the Merger on August 4, 2016. The waiting period with respect to the Merger under the HSR Act expired on September 6, 2016.

At any time before or after the Effective Time, the DOJ, the FTC, or the state attorneys general of various states could take action under applicable antitrust laws, including seeking to enjoin the consummation of the Merger, conditionally approving the Merger upon the divestiture of assets of the Company or Utz, subjecting the consummation of the Merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the Merger Agreement, the respective obligations of the Company, Utz and Merger Sub to effect the Merger are subject to, among other things, the expiration or termination of the waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act. The waiting period with respect to the Merger under the HSR Act expired on September 6, 2016.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of material U.S. federal income tax consequences to holders of shares of Common Stock upon the exchange of shares of Common Stock for cash pursuant to the Merger. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). Any such changes could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that stockholders own shares of Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including without limitation, holders of shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to request appraisal rights, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships,

S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, United States expatriates and certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” or holders that hold shares of Common Stock as part of a hedge, straddle, integration, constructive sale or conversion transaction).

All holders of Common Stock should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them on the receipt of cash in exchange for shares of Common Stock pursuant to the Merger.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Common Stock, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of Common Stock that is not a U.S. Holder.

U.S. Holders

Payments with Respect to Shares of Common Stock

The exchange of shares of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss, if any, equal to the difference, if any, between the amount of cash received pursuant to the Merger and the holder’s adjusted tax basis in the shares of Common Stock pursuant to the Merger. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Common Stock is more than one year at the time of the closing of the Merger. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Holders of Common Stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the Merger.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of Common Stock exchanged for cash in the Merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Payments with Respect to Shares of Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Common Stock exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

(a) the gain on shares of Common Stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

(b) the Non-U.S. Holder is a non-resident alien individual who was present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which event the Non-U.S. Holder generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Common Stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

(c) the Company is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the shares of Common Stock or the period that the Non-U.S. holder held the shares of Common Stock and the shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the Merger occurs. The determination of whether the Company is a USRPHC depends on the fair market value of its other trade of business assets and its foreign real property interests. Although there can be no assurances in this regard, the Company does not believe that it was or will be a USRPHC at any time within the five-year period ending on the date of the Merger.

Backup Withholding Tax and Information Reporting

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Common Stock exchanged for cash in the Merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of the Common Stock

If the Merger is completed, the shares of Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, shares of Common Stock will no longer be publicly traded, and the Company will no longer be required to file reports with the SEC.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Information Statement as Annex A, and which we incorporate by reference into this Information Statement. This summary does not purport to be complete, may not contain all the information about the Merger Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read the Merger Agreement carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Information Statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached hereto as Annex A to this Information Statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, Utz and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those relevant to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Additional information about the Company may be found elsewhere in this Information Statement and the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 72.

The Merger

At the Effective Time, Merger Sub, a wholly-owned subsidiary of Utz, will be merged into the Company. The separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. As a result, the Company will become a wholly-owned subsidiary of Utz.

Treatment of the Common Stock in the Merger

The Merger Agreement provides for the Common Stock outstanding immediately prior to the Effective Time, as well as the outstanding stock of Merger Sub, to be treated as follows:

•	Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Utz, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
•	Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with the Merger Agreement and (ii) Dissenting Shares, as defined below) will be converted into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).
•	Cancellation of Shares. At the Effective Time, all shares of Common Stock will no longer be outstanding and all shares of Common Stock will be cancelled and retired and will cease to exist, and, subject to the rights pertaining to Dissenting Shares, each holder of a certificate formerly representing any such shares of Common Stock will cease to have any rights with respect to such shares, other than to receive the Merger Consideration.

•	Conversion of Merger Sub Capital Stock. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Dissenting Shares

At the Effective Time, each issued and outstanding share of Common Stock (other than shares cancelled in accordance with the Merger Agreement) held by a stockholder who did not consent to the Merger and who has properly exercised appraisal rights of such shares in accordance with Section 262 (such shares of Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon and less any applicable withholding taxes, upon surrender of such certificate formerly representing such share or transfer of such shares represented by a Company book entry, as the case may be.

Treatment of Stock Options

At the Effective Time, each option to acquire shares of Common Stock (each, a “Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Utz, Merger Sub, the Company, the holder of that Stock Option or any other person, cancelled and converted into the right to receive from Utz and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Common Stock subject to such Stock Option, multiplied by (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Stock Option, less any taxes required to be withheld.

Pursuant to the Merger Agreement, the Company agreed to terminate each Stock Option outstanding prior to the effective time of the Merger, which it has done by entering into an option cancellation agreement (“Option Cancellation Agreement”) with each holder of Stock Options. The Option Cancellation Agreement provides that such holder of a Stock Option shall be entitled to receive, in consideration of the cancellation of such Stock Option, subject to the consummation of the Merger, a cash payment per share equal to the product of (i) the aggregate number of shares of Common Stock subject to such Stock Option, whether or not the Stock Option is currently exercisable, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, less any taxes required to be withheld.

The Surviving Corporation will not assume any options to acquire shares of Common Stock; nor will it substitute any options to acquire shares of the capital stock of the Surviving Corporation.

Payment for the Common Stock in the Merger

Prior to the Effective Time, Utz will select an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for exchanging the Merger Consideration for the certificates representing the Common Stock or the book entry shares. At the Effective Time, Utz will deposit (or cause the Surviving Corporation to deposit) with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration to which holders of Common Stock become entitled, referred to as the “Payment Fund.” The Payment Fund will not be used for any other purpose. The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Common Stock for the Merger Consideration. Promptly after the Effective Time, Utz will send, or will cause the Exchange Agent to send, to each record holder of shares of Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates or transfer of the book-entry shares to the Exchange Agent) for use in such exchange.

Each certificate or book-entry share representing Common Stock that is surrendered will be cancelled. You should not send in your Common Stock certificates until you receive a letter of transmittal with instructions.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•	corporate organization, good standing and similar matters, including with respect to its subsidiaries;
•	capital structure and equity securities;
•	the Company’s subsidiaries;
•	its corporate power and authority to enter into and perform its obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;
•	the absence of any violation of or conflict with the organizational documents of the Company or any of its subsidiaries, any contract to which the Company or any of its subsidiaries is a party, any law or order applicable to the Company or any of its subsidiaries or that would result in the creation of any lien upon any of the property or assets of the Company or any of its subsidiaries;
•	approval of the Merger Agreement and the Merger by the Board;
•	required regulatory filings and authorizations, consents or approvals of governmental entities and consents or approvals required of other third parties;
•	the inapplicability of anti-takeover statutes;
•	the accuracy of the Company’s filings with the SEC and of the Company’s financial statements (included in the SEC filings);
•	the absence of undisclosed liabilities or off-balance sheet arrangements;
•	internal controls over financial reporting and disclosure controls and procedures;
•	the absence of certain events or changes since date of the Company’s most recent balance sheet;
•	compliance with the Sarbanes-Oxley Act;
•	taxes;
•	intellectual property;
•	legal proceedings;
•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries;
•	the absence of certain agreements or arrangements with any employee, executive officer or director of the Company or any of its subsidiaries or any person owning 5% or more of the Common Stock (or any of such person’s immediate family members or affiliates or associates);
•	labor relations;
•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Security Act of 1974, as amended;
•	real property and personal property;
•	environmental matters and compliance with environmental laws;
•	the quality and safety of the products produced, sold or distributed by or on behalf of the Company and its subsidiaries;
•	material contracts;

•	customers, suppliers and distributors of the Company;
•	matters relating to information to be included in required filings with the SEC in connection with the Merger;
•	the absence of any fees owed to investment bankers or brokers in connection with the transactions contemplated by the Merger Agreement, other than those specified in the Merger Agreement; and
•	the receipt by the Company of an opinion of North Point Advisors.

The Merger Agreement also contains representations and warranties of Utz and Merger Sub as to, among other things:

•	corporate organization, good standing and similar matters;
•	corporate power and authority of each of Utz and Merger Sub to enter into and perform their obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;
•	the absence of any violation or conflict with the organizational documents of Utz or Merger Sub, any contract to which Utz or Merger Sub is a party, any law or order applicable to Utz or Merger Sub or that would result in the creation of any lien upon any of the property or assets of Utz or Merger Sub;
•	required regulatory filings and authorizations, consents or approvals of governmental entities and consents or approvals required of other third parties;
•	legal proceedings;
•	matters relating to information to be included in required filings with the SEC in connection with the Merger;
•	the availability of sufficient funds prior to the Effective Time to pay the Merger Consideration and to perform the other obligations of Utz and Merger Sub contemplated by the Merger Agreement; and
•	the absence of any beneficial ownership of any Common Stock.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the Merger Agreement, a “material adverse effect” with respect to the Company and its subsidiaries means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that “material adverse effect” shall not include any event, occurrence, fact, condition or change arising out of, attributable to, or resulting from: (A) changes in general economic or political conditions, (B) general conditions in the industries in which the Company and its subsidiaries operate; (C) any changes in United States financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action expressly required by the Merger Agreement or any action taken (or omitted to be taken) with the prior written consent of or at the prior written request of Utz; (F) any changes in applicable laws or GAAP or the enforcement, implementation or interpretation thereof after the date of the Merger Agreement, (G) the announcement or pendency of the transactions contemplated by the Merger Agreement, or (H) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided the underlying causes of such failure (subject to the other provisions of the definition) shall not be excluded); provided, that any event, occurrence, fact, condition or change referred to in clauses (A), (B), (C), (D) and (F) shall not be excluded if such event, occurrence, fact, condition or change has a materially disproportionate adverse effect on the Company and its subsidiaries as compared to other companies in the industry in which the Company and its subsidiaries operate.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as provided in the Merger Agreement or as consented to in writing by Utz, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and it and its subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s and its subsidiaries’ business organization, to preserve its and its subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and others having business relationships with it and to keep available the services of its and its subsidiaries’ current officers and employees. In addition, except as provided in the Merger Agreement or as consented to in writing by Utz, the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend or propose to amend the charter documents of the Company or any of its subsidiaries;
•	(i) split, combine or reclassify any of its securities or its subsidiaries’ securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities of the Company or any of its subsidiaries, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiaries);
•	issue, sell, pledge, dispose of or encumber any securities of the Company or any of its subsidiaries, other than the issuance of shares of Common Stock upon the exercise of any Stock Option outstanding as of the date of the Merger Agreement in accordance with its terms;
•	except as required by any Company employee plan or contract in effect as of the date of the Merger Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (iii) promote any officers or employees, except as result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company employee plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company employee plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any Company employee plan, other than contributions required by law, the terms of such plan as in effect on the date of the Merger Agreement or that are made in the ordinary course of business consistent with past practice;
•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person in excess of $100,000 in the aggregate;
•	transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any subsidiary of the Company (other than transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice);
•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practices;
•	enter into or amend in any material respect or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date of the Merger Agreement, would constitute a material contract or lease with respect to material real estate;
•	institute, settle or compromise any legal actions pending or threatened before any arbitrator, court or other governmental entity involving the payment of monetary damages by the Company or any of its subsidiaries of an amount exceeding $100,000 in the aggregate, other than any legal action brought against Utz or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by Utz or Merger Sub; provided that neither the Company nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
•	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;
•	(i) settle or compromise any material tax claim, audit or assessment, (ii) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;
•	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;
•	except in connection with actions permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal (as such term is defined in the “The Merger Agreement — Other Covenants and Agreements” section beginning on page 58) or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Utz, Merger Sub or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;
•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material intellectual property, other than in the ordinary course of business consistent with past practice; or
•	agree or commit to do any of the foregoing;

provided, however, that nothing in the Merger Agreement gives, nor is intended to give, Utz, directly or indirectly, any right to control or direct the business or operations of the Company or any of its subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company and its subsidiaries will exercise, subject to and consistent with the terms and conditions of the Merger Agreement, complete control and supervision over their respective businesses, assets and operations.

Action by Stockholder Consent

Immediately after the execution of the Merger Agreement and in lieu of calling a meeting of the Company’s stockholders, as required by the Merger Agreement, the Company submitted an irrevocable written consent adopting the Merger Agreement to the Principal Stockholders. If such stockholder consent had not been delivered by the Principal Stockholders to the corporate secretary of the Company and Utz by 5:00 p.m.

Birmingham, Alabama time, on the calendar day immediately following the date of the Merger Agreement, Utz would have had the right to terminate the Merger Agreement (and receive the termination fee).

Following the execution of the Merger Agreement, the stockholder consent adopting the Merger Agreement was delivered to the corporate secretary of the Company by the Principal Stockholders, who on such date owned shares of Common Stock representing approximately 55.9% of the outstanding shares of Common Stock, and a copy of the stockholder consent was delivered to Utz. No further approval of the stockholders of the Company is required to adopt the Merger Agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

Other Covenants and Agreements

No Solicitation

In the Merger Agreement, the Company agreed to, and to cause its subsidiaries and their respective representatives to, immediately cease any activities, discussions, or negotiations with any party with respect to any Takeover Proposal (as such term is defined below). Further, subject to the exception described below, the Company agreed not to and to cause its subsidiaries and their respective representatives not to, directly or indirectly:

•	withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the approval of the Board of the Merger Agreement and the Merger and its recommendation that the Company’s stockholders approve the Merger Agreement (collectively, the “Company Board Recommendation”), in each case in a manner adverse to Utz;
•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;
•	(i) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (ii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or
•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, or other agreement relating to any Takeover Proposal (each, a “Company Acquisition Agreement”).

In addition, neither the Board nor any committee thereof may fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Utz or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for shares of Common Stock within ten business days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”).

As an exception to the restrictions set forth above, the Merger Agreement provides that if a third party has delivered to the Company (and not withdrawn), during the period from the date of the Merger Agreement (July 18, 2016) until 5:00 p.m. Birmingham, Alabama time on the third calendar day following the date of the Merger Agreement (July 21, 2016, such period, the “Takeover Proposal Review Period”), a bona fide, unsolicited Takeover Proposal in writing that did not result from a breach of the restrictions described above that the Board concludes in good faith, after consultation with outside legal counsel and North Point Advisors, constitutes a Superior Proposal, the Board, directly or indirectly, may, subject to giving Utz notice and certain rights to renegotiate the Merger Agreement, (i) contact such third party that has delivered to the Company (and not withdrawn), during the Takeover Proposal Review Period, such Takeover Proposal in order to clarify the terms of such Takeover Proposal so that the Board (or any committee thereof) may inform itself about such Takeover Proposal, (ii) participate in negotiations or discussions with such third party, (iii) thereafter furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to an executed confidentiality agreement, (iv) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (v) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses, only if the Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law. As provided above, the Board may not consider or take any other action with respect to any Takeover Proposal delivered to the Company after the termination of the Takeover Proposal Review Period.

The non-solicitation restrictions also contained limited exceptions prior to the delivery of the stockholder consent. The stockholder consent has been delivered and the Takeover Proposal Review Period has expired. Accordingly, the exceptions to the restrictions described above that are provided in the Merger Agreement have expired.

A “Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Utz and its subsidiaries, including Merger Sub) relating to any (i) direct or indirect acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s consolidated assets or to which 15% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of 15% or more of the voting equity interests of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person would own 15% or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

A “Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Common Stock, that the Board concludes in good faith (after consultation with outside legal counsel and North Point Advisors) is more favorable from a financial point of view to the holders of Common Stock than the transactions contemplated by the Merger Agreement, taking into account (i) all financial considerations, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Board and (v) any revisions to the terms of the Merger Agreement and the Merger proposed by Utz during the notice period provided for in the Merger Agreement.

Efforts to Consummate

Subject to the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement agreed to, and to cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including with respect to obtaining any necessary actions or non-actions, waivers, permits, consents, and approvals, from third parties and/or governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the transactions contemplated by the Merger Agreement.

Access and Confidentiality

Until the earlier of the Effective Time or the termination of the Merger Agreement, the Company and its subsidiaries will provide Utz and its representatives with reasonable access during normal business hours, upon one business day’s prior written notice, to the properties, offices and other facilities, books and records, contracts, other assets and personnel of the Company and its subsidiaries. All such information obtained by Utz will be governed by the confidentiality agreement entered into between the Company and Utz.

Directors’ and Officers’ Indemnification and Insurance

All rights to indemnification existing in favor of each individual who is a present or former director or officer of the Company or any of its subsidiaries prior to the Effective Time, referred to as the “indemnified parties,” with respect to matters occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between the Company and the indemnified parties, will survive the Merger and remain in full force and effect in accordance with their terms.

As of the Effective Time, Utz will cause the Surviving Corporation, and the Surviving Corporation will (i) maintain in effect for a period of six years from the Effective Time the Company’s existing directors’ and officers’ insurance policy (or a policy with coverage at least as favorable) as in effect immediately prior to the Effective Time with respect to actions and omissions by the indemnified parties that occurred prior to the Effective Time or (ii) purchase a “tail” policy for a term of six years from the Effective Time with coverage not materially less advantageous to the indemnified parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time.

See also a description of the obligation of Utz and the Surviving Corporation to indemnify the indemnified parties set forth under “The Merger — Director and Officer Indemnification.”

Employee Benefits

For a period of one year following the Effective Time, Utz has agreed to provide the employees of the Company and its subsidiaries, while employed during such period, with base salary, target bonus opportunities, and employee benefits that are no less favorable in the aggregate to those in effect immediately on the date of the Merger Agreement.

Conditions to the Merger

The obligations of Utz, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver, on or prior to the closing of the Merger, of each of the following mutual conditions:

•	the Merger Agreement shall have been adopted by the Requisite Company Vote, which requirement was satisfied by delivery of the stockholder consent on July 18, 2016;
•	the waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated; and
•	no court or governmental authority shall have enacted any law or order that remains in effect that prohibits consummation of the Merger or any transaction contemplated by the Merger Agreement.

The obligations of Utz and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Utz or Merger Sub, on or prior to the closing of the Merger, of the following additional conditions:

•	each of the representations and warranties of the Company set forth in the Merger Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, shall be accurate as of the date made and as of immediately prior to the Effective Time (other than any such representation and warranty that addresses matters only as of a particular date, which shall have been accurate in all respects as of such date), except where the failure to be accurate would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, provided that the representations and warranties of the Company pertaining to organization, good standing, corporate power, validity of the Common Stock, stock awards and stock options, Company subsidiary securities, corporate authority, financial statements, absence of any material adverse effect, and related party transactions, shall each be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at such time (other than any such representation and warranty that addresses matters only as of a particular date, which shall have been accurate in all respects as of such date);
•	the Company shall have complied with and performed in all material respects all covenants, obligations and agreements required to be performed or complied with by it under the Merger Agreement; and
•	since the date of the Merger Agreement, there shall not have been any material adverse effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect.

The obligation of the Company to effect the Merger is subject to the satisfaction, or waiver by the Company, on or prior to the closing of the Merger, of the following additional conditions:

•	each of the representations and warranties of Utz and Merger Sub set forth in the Merger Agreement shall be accurate in all respects as of the date made and as of immediately prior to the Effective Time (other than any such representation and warranty that addresses matters only as of a particular date, which shall have been accurate in all respects as of such date), except where the failure to be accurate would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Utz’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement; and
•	Utz and Merger Sub shall have complied with and performed in all material respects all covenants, obligations and agreements required to be performed or complied with by them under the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

•	by mutual written agreement of Utz, Merger Sub and the Company;
•	by either Utz or the Company if:
•	the Merger shall not have been consummated by January 18, 2017, referred to as the “End Date,” provided that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose breach of any of its representations, warranties, covenants or agreements under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date; or
•	any order, judgment, decision, decree, injunction, ruling, writ or assessment of a governmental authority permanently prohibiting consummation of any transaction contemplated by the Merger Agreement is enacted and becomes final and non-appealable, provided, that the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose breach of any of its representations, warranties, covenants or agreements under the Merger Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of such order, judgment, decision, decree, injunction, ruling, writ or assessment;
•	by Utz if:
•	(i) a Company Adverse Recommendation Change shall have occurred (whether due to a Superior Proposal or the occurrence of certain events before the stockholder consent was received), (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, (iii) the Company shall have breached or failed to perform in any material respect any of the non-solicitation covenants and agreements in the Merger Agreement, (iv) the Board fails to reaffirm (publicly, if so requested by Utz) the Company Board Recommendation within ten business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Takeover Proposal, (v) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a person unaffiliated with Utz and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act of 1933, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified above);
•	there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement such that the conditions to the closing of the Merger with respect to the accuracy or fulfillment of such representations, warranties, covenants or agreements would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Utz shall have given the Company at least 30 days’ written notice prior to such termination stating Utz’s intention to terminate the Merger Agreement; or
•	the stockholder consent was not delivered to the Company and Utz prior to 5:00 p.m. Birmingham, AL time on the calendar day immediately following the date of the Merger Agreement.
•	by the Company if:
•	the Board authorizes the Company, in full compliance with the terms of the Merger Agreement, including the non-solicitation provisions described under “The Merger Agreement — No Solicitation,” to enter into a Company Acquisition Agreement in respect of a Superior Proposal delivered to the Company prior to the termination of the Takeover Proposal Review Period; provided that the Company shall have paid any termination fee owed to Utz pursuant to the Merger Agreement; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
•	there shall have been a breach of any representation, warranty, covenant or agreement on the part of Utz or Merger Sub set forth in the Merger Agreement such that the conditions to the closing of the Merger with respect to the accuracy or fulfillment of such representations, warranties, covenants or agreements would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Utz at least 30 days’ written notice prior to such termination stating the Company’s intention to terminate the Merger Agreement.

Fees and Expenses

Except as otherwise provided in the Merger Agreement as described below, all fees and expenses incurred in connection with Merger must be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Payment of Termination Fee

The Merger Agreement provides that the Company will be required to pay to Utz a termination fee of 4% of the aggregate Merger Consideration if the Merger Agreement is terminated under any of the following circumstances:

•	the Merger Agreement is terminated by Utz pursuant to the first or third termination right of Utz set forth under “The Merger Agreement — Termination”;
•	the Merger Agreement is terminated by the Company pursuant to the first termination right of the Company set forth under “The Merger Agreement — Termination”; or

•	the Merger Agreement is terminated (i) by Utz pursuant to the second termination right of Utz set forth under “The Merger Agreement — Termination,” provided that the Requisite Company Vote shall not have been obtained, or (ii) by the Company or Utz if the Merger shall not have been consummated prior to the End Date, provided that the Requisite Company Vote shall not have been obtained, and, in any such case, (A) prior to such termination of the Merger Agreement, a Takeover Proposal shall (1) in the case of a termination pursuant to clause (ii), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to clause (i), have been publicly disclosed or otherwise made or communicated to the Company or the Board, and not withdrawn, and (B) within six months following the date of such termination of the Merger Agreement, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Utz the Termination Fee, immediately prior to and as a condition to consummating such transaction.

In the event the Termination Fee does become payable and is paid by the Company, the Termination Fee will be Utz’s and Merger Sub’s sole and exclusive remedy for monetary damages under the Merger Agreement.

In the event of any litigation between the parties relating to the payment of Termination Fee, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses (including its attorneys’ fees and expenses) incurred or accrued in connection with such suit.

Amendments and Waivers

The Merger Agreement may not be amended or supplemented except pursuant to an instrument in writing signed by the parties to the Merger Agreement. However, following receipt of the Requisite Company Vote, which was obtained on July 18, 2016 by delivery of the stockholder consent, no amendment or supplement may be effected that requires the approval of the Company’s stockholders under any law or rule of a self-regulatory organization without such approval.

At any time prior to the Effective Time, any party to the Merger Agreement may, extend the time for the performance of any of the obligations of any other party, waive any inaccuracies in the representations and warranties made to such party in the Merger Agreement or any document delivered pursuant thereto and, unless prohibited by applicable law, waive compliance with any of the agreements, covenants or conditions contained in the Merger Agreement.

Equitable Remedies

The parties are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the performance of its terms, in addition to any other remedy to which they are entitled at law or in equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 1, 2016, SYB, Inc. and the Marital Trust were the only persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock. Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of Common Stock that may be acquired currently or within 60 days of September 1, 2016 through the exercise of any option, warrant or right, the conversion of a security, the power to revoke a trust, discretionary account or similar arrangement or the automatic termination of a trust, discretionary account or similar arrangement are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of Common Stock issued and outstanding as of September 1, 2016, based on 11,291,757 shares of Common Stock outstanding on such date, which were held of record by 767 persons.

	Amount and Nature of Beneficial Ownership(1)			Percent of Class
Name and Address of Beneficial Owner	Direct		Indirect
SYB, Inc. 3432 Briarcliff Road East Birmingham, Alabama 35223	5,283,128	(2)	-0-	46.8%
Sloan Y. Bashinsky, Sr. Marital Testamentary Trust 2117 Second Avenue N. Birmingham, Alabama 35203	600,279	(2)	-0-	5.3%

(1)	An indirect beneficial owner as this term is interpreted by the SEC includes, among other things, any person who has or shares the (i) voting power, which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.
(2)	These shares are voted by the Voting Committee as hereinafter described in the section titled “Voting Control.”

Security Ownership of Management

The following table shows the shares of Common Stock, beneficially owned, directly or indirectly, by each of the Chief Executive Officer, the Chief Financial Officer, each of the other named executive officers, each director, and by all directors and executive officers of the Company as a group as of September 1, 2016. To our knowledge, no director or executive officer of the Company has pledged any shares of Common Stock as security nor is permitted under our Policy on Insider Trading and Communications with the Public to enter into hedging transactions with respect to shares of Common Stock.

The address for each holder listed below is c/o Golden Enterprises, Inc., One Golden Flake Drive, Birmingham, Alabama 35205.

	Amount and Nature of Beneficial Ownership(1)				Percent of Class
Name	Direct		Indirect
J. Wallace Nall, Jr.	-0-		196,000	(2)(4)	1.7%
F. Wayne Pate	148,385		24,720	(2)(5)	1.5%
Edward R. Pascoe	25,300		-0-		*
John P. McKleroy, Jr.(a)(b)(c)	6,510		33,490	(2)(3)	*
John S.P. Samford	1,666		-0-		*
Joann F. Bashinsky(d)(e)	426,928		8,806	(2)(6)	3.9%
Mark W. McCutcheon	30,496	(7)	3,823	(2)(6)	*
William B. Morton, Jr.	-0-		-0-		*
John S. Stein, III	10,333		-0-		*
Paul R. Bates	31,714	(7)	4,468		*
David A. Jones	28,028	(7)	2,183	(2)(6)	*
Patricia R. Townsend	26,041	(7)	889	(2)(6)	*
All directors and executive officers as a group	735,603	(8)	274,379		9.0%

*	Less than 1%
(1)	An indirect beneficial owner as this term is interpreted by the SEC includes, among other things, any person who has or shares the (i) voting power, which includes the power to vote or to direct the voting of such security, and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.
(2)	Member of the Voting Committee created under the (i) Marital Trust and (ii) SYB, Inc. Common Stock Trust. As a member of the Voting Committee, such person participates in the vote of the shares of Common Stock owned by SYB, Inc. (5,283,128 shares) and by the Marital Trust (600,279 shares). The decision of the majority of the members of the Voting Committee governs how the Common Stock is voted. The members of the Voting Committee do not possess and specifically disclaim any beneficial ownership of the shares owned by SYB, Inc. and the Marital Trust.
(3)	Consists of 33,490 shares held by a 401(k) profit sharing plan and an IRA account for the benefit of John P. McKleroy, Jr.
(4)	Shares owned by Nall Development Corporation, a corporation of which J. Wallace Nall, Jr. is a director and President. For SEC reporting purposes, Mr. Nall is deemed the beneficial owner of such shares. Except for SEC reporting purposes, Mr. Nall disclaims beneficial ownership of such shares.
(5)	Includes 24,621 shares held in IRA accounts for the benefit of F. Wayne Pate and 32 shares owned by the wife of F. Wayne Pate. Except for SEC reporting purposes, Mr. Pate disclaims beneficial ownership of shares owned by his wife.
(6)	Consists of shares held in the Golden Flake Snack Foods, Inc. 401(k) Retirement Savings Plan (the “Plan”). All shares held in the Plan are voted by the Plan participants in whose accounts such shares are held.
(7)	Includes 26,041 shares subject to Stock Options that are exercisable within 60 days of September 1, 2016.
(8)	Includes 104,164 shares subject to Stock Options that are exercisable within 60 days of September 1, 2016.
(a)	Mr. McKleroy is a director, Vice President and Secretary of SYB, Inc. which owns 5,283,128 shares of the Common Stock. Mr. McKleroy does not possess and specifically disclaims any beneficial ownership of these shares.
(b)	Mr. McKleroy is a director and officer of the Bashinsky Foundation, Inc., which owns 400,544 shares of the Common Stock. Mr. McKleroy does not possess and specifically disclaims any beneficial ownership of these shares.
(c)	Mr. McKleroy is a Co-Trustee of the Marital Trust. The Marital Trust owns 600,279 shares of the Common Stock. Mr. McKleroy does not possess and specifically disclaims any beneficial ownership of these shares.
(d)	Mrs. Bashinsky is a Director, Chairman and CEO of SYB, Inc., which owns 5,283,128 shares of the Common Stock. Mrs. Bashinsky does not possess and specifically disclaims any beneficial ownership of these shares.

(e)	Mrs. Bashinsky is a Director, Chairman and CEO of the Bashinsky Foundation, Inc., which owns 400,544 shares of the Common Stock. Mrs. Bashinsky does not possess and specifically disclaims any beneficial ownership of these shares.

Voting Control

Sloan Y. Bashinsky, Sr. (“Mr. Bashinsky”) died on August 2, 2005. At the time of Mr. Bashinsky’s death, he beneficially owned 6,698,172 shares of Common Stock, which constituted voting control of the Company and which classified the Company as a “Controlled Company.” The stock beneficially owned by Mr. Bashinsky was registered in and held by the following entities:

SYB, Inc.	5,283,128 shares
SYB, Inc. as Trustee of the Sloan Y. Bashinsky, Sr. Trust dated February 16, 1982	1,000,000 shares
Bashinsky Foundation, Inc.	400,544 shares
Sloan Y. Bashinsky, Sr.	14,500 shares

As a result of Mr. Bashinsky’s death, and the probate of his will on August 12, 2005, the 1,000,000 shares held in SYB, Inc. as Trustee, and the 14,500 shares held in his name passed to his Estate. On August 9, 2010, the personal representatives of Mr. Bashinsky’s Estate distributed 414,221 shares of Common Stock to Joann F. Bashinsky and 600,279 shares of Common Stock to the Marital Trust. SYB, Inc. and Bashinsky Foundation, Inc. have continued to own 5,283,128 shares and 400,544 shares, respectively.

Joann F. Bashinsky and John P. McKleroy, Jr., directors of the Company, each serve as a director and officer of Bashinsky Foundation, Inc. The Common Stock owned by Bashinsky Foundation, Inc. is voted by its board of directors and is not subject to the Voting Committee, as described below.

Joann F. Bashinsky and John P. McKleroy, Jr., directors of the Company, each serve as a director and officer of SYB, Inc. The voting stock of SYB, Inc. is vested in the SYB, Inc. Common Stock Trust and John P. McKleroy, Jr. serves as a Co-Trustee of this Trust. This stock is subject to the Voting Committee, as described below.

John P. McKleroy, Jr. is designated under Mr. Bashinsky’s Will as a Co-Trustee of the Marital Trust.

Mr. Bashinsky’s Will and the SYB, Inc. Common Stock Trust provide that shares of Common Stock held by SYB, Inc. and his Marital Trust shall be voted by the Voting Committee, which is comprised of members of the Board of Directors of the Company and one member designated by Trustees of the Marital Trust. As of September 1, 2016, the 5,283,128 shares of Common Stock held by SYB, Inc. and the 600,279 shares of Common Stock held by the Marital Trust, the combination of which constitute a majority of the outstanding shares of Common Stock, are voted by the Voting Committee. The Voting Committee presently consists of J. Wallace Nall Jr., F. Wayne Pate, John P. McKleroy, Jr., Joann F. Bashinsky, Mark W. McCutcheon, Paul R. Bates, and David A. Jones, all directors of the Company, along with Patricia R. Townsend, an officer of the Company. The decision of a majority of the members of the Voting Committee governs how the stock is voted.

The Voting Committee will continue to vote the Common Stock owned by SYB, Inc. (5,283,128 shares) and by the Marital Trust (600,279 shares), respectively, until the SYB, Inc. Common Stock Trust and the Marital Trust terminate, as the case may be.

The SYB, Inc. Common Stock Trust, the Marital Trust, the Voting Committee and Joann F. Bashinsky have filed a Schedule 13D (as amended) with the SEC and the Company remains classified as a “Controlled Company.” SYB, Inc., the Marital Trust and Joann F. Bashinsky as a group beneficially own 55.98% of the Common Stock.

APPRAISAL RIGHTS

Under the DGCL, you have the right to demand appraisal of, and receive payment in cash for the “fair value” of, your shares of Common Stock, as determined by the Court, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Delaware law. In order to assist you in determining whether to exercise appraisal rights, financial information about the Company is available in the Company’s filings with the SEC, which are available online at https://www.sec.gov/cgi-bin/browse-edgar?company=golden+enterprises&owner=exclude&action=getcompany, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2016, as filed with the SEC on August 4, 2016, as amended on Form 10-K/A on August 18, 2016.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by the Company’s stockholders in order to demand and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Common Stock unless otherwise indicated.

THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, A COPY OF WHICH IS INCLUDED AS ANNEX C TO THIS INFORMATION STATEMENT. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. MOREOVER, DUE TO THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO DEMAND APPRAISAL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING SUCH RIGHTS ARE ENCOURAGED TO SEEK THE ADVICE OF LEGAL COUNSEL. THIS SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE, NOR DOES IT CONSTITUTE A RECOMMENDATION THAT YOU EXERCISE YOUR RIGHTS TO DEMAND APPRAISAL UNDER SECTION 262.

Under Section 262, any stockholder who has not voted in favor of, or consented to, the adoption of the Merger, who continuously holds his, her or its shares of Common Stock through the effective date of the Merger and who otherwise complies fully with the requirements of Section 262 will be entitled to an appraisal of the “fair value” of such shares as determined by the Court.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation after the merger, within ten days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This Information Statement constitutes notice to holders of Common Stock concerning the availability of appraisal rights under Section 262.

Holders of shares of Common Stock who desire to exercise their appraisal rights must demand in writing an appraisal of such shares no later than 20 days after the date of mailing of this Information Statement, which 20th day is September 28, 2016. All demands for appraisal pursuant to Section 262 should be addressed to Golden Enterprises, Inc., One Golden Flake Drive, Birmingham, Alabama 35205, Attention: General Counsel. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Common Stock.

Only a holder of record of Common Stock is entitled to demand appraisal rights for the shares of Common Stock registered in that holder’s name. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand should set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

A person having a beneficial interest in Common Stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

Prior to the Merger or within ten days after the effective date of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders entitled to appraisal rights. If such notice is sent more than 20 days after the sending of this Information Statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail any such written statement to the stockholder within ten days after the stockholder’s request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later. Notwithstanding the requirement that only a stockholder of record may make a demand for appraisal, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal with the Court or request from the surviving corporation such written statement.

Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition (with a copy thereof served upon the surviving corporation in the case of a petition filed by a stockholder) in the Court demanding a determination of the “fair value” of the shares of Common Stock held by stockholders entitled to appraisal rights and who have compiled with the requirements of Section 262. We have no obligation, and no present intention, to file such a petition. If no petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Accordingly, it is the obligation of the holders of Common Stock to initiate all necessary action to demand and perfect their appraisal rights, and to file any petitions in the Court relating to an appraisal, in respect of such shares of Common Stock within the time prescribed in Section 262.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 days after service, we must file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. The Delaware Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs thereof will be borne by us. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the “fair value.” When the “fair value” is so determined, the Court will direct the payment by the surviving corporation of such value, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the stockholders entitled thereto, upon the surrender to the surviving corporation by such stockholders of such shares of Common Stock. Unless the Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date on which the judgment is paid shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the “fair value” of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the company.” Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Company’s stockholders considering seeking appraisal of their shares should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the merger consideration, from a financial point of view, are not necessarily opinions as to the “fair value” of the shares to be determined by the Court under Section 262. Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Common Stock is less than the Merger Consideration. The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger. At any time within 60 days after the effective date of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement by delivering a written withdrawal of such demand to the surviving corporation. After this 60-day period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the Court within 120 days after the effective date of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation or present intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned upon such terms as the Court deems just, except that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms of the Merger within 60 days after the effective date of the Merger.

Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 (a copy of which is included as Annex C to this Information Statement) will result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of Common Stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Common Stock will be converted into the right to receive the Merger Consideration if the Merger is completed.

If you are considering whether to demand appraisal of the “fair value” of your shares of Common Stock, you are urged to consult your own legal counsel. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

MARKET AND DIVIDEND INFORMATION

The Common Stock is traded on NASDAQ under the symbol “GLDC.” The following table sets forth the high and low sale prices for our Common Stock during the periods indicated, as reported by NASDAQ, and the amount of dividends paid per share in each such period.

	Market Price
	High Price	Low Price	Dividend Paid Per Share
Fiscal Year 2017
First quarter (13 weeks ended Sep. 2, 2016)	$12.44	$5.46	$.0338
Fiscal Year 2016 (ended June 3, 2016)
First quarter (13 weeks ended Aug. 28, 2015)	$4.44	$3.92	$.0313
Second quarter (13 weeks ended Nov. 27, 2015)	$4.95	$3.86	$.0338
Third quarter (14 weeks ended March 4, 2016)	$4.91	$4.21	$.0338
Fourth quarter (13 weeks ended June 3, 2016)	$5.83	$4.40	$.0338
Fiscal Year 2015 (ended May 29, 2015)
First quarter (13 weeks ended Aug. 29, 2014)	$4.84	$3.86	$.0313
Second quarter (13 weeks ended Nov. 28, 2014)	$4.85	$3.85	$.0313
Third quarter (13 weeks ended Feb. 27, 2015)	$4.48	$3.20	$.0313
Fourth quarter (13 weeks ended May 29, 2015)	$4.20	$3.66	$.0313

As of July 18, 2016, there were 775 stockholders of record.

The closing sale price of our Common Stock on July 18, 2016, which was the last trading day before the Merger was announced was $7.50 per share, compared to which the per share Merger Consideration to be paid to stockholders in the Merger represents a premium of approximately 60%. On September 2, 2016, the latest practicable trading date before the filing of this Information Statement, the reported closing price for the Common Stock was $11.98.

Under the Merger Agreement, the Company agreed not to declare or pay any dividends on the Common Stock, other than the dividend that we paid on August 3, 2016 to stockholders of record on July 25, 2016.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS (HOUSEHOLDING)

As permitted under the Exchange Act, one copy of this Information Statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of such stockholders. This process is commonly referred to as “householding.” The Company will deliver promptly upon written or oral request a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement was delivered. Requests for additional copies of this Information Statement, and requests that in the future separate information statements be sent to stockholders who share an address, should be directed to Golden Enterprises, Inc., One Golden Flake Drive, Birmingham, Alabama 35205, Attention: Patty Townsend, Chief Financial Officer, Vice President & Secretary or by calling (205) 323-6161. In addition, stockholders who share a single address but receive multiple copies of this Information Statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, the Company does not expect to hold an annual meeting of stockholders in 2016.

If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a 2016 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2016 annual meeting will be held. If the 2016 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

Stockholder proposals desired to be considered by the Board of Directors for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of stockholders were required to be received by the Company on or before June 3, 2016. Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2016 annual meeting of stockholders without inclusion in our proxy statement must be submitted in accordance with our Bylaws. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our Bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after a reasonable time before we print proxy materials that is intended to be presented at the 2016 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will provide without charge to each person to whom a copy of this Information Statement has been delivered, copies of documents incorporated by reference into this Information Statement (excluding exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Information Statement incorporates) upon written request to Golden Enterprises, Inc., One Golden Flake Drive, Birmingham, Alabama 35205, Attention: Patty Townsend, Chief Financial Officer, Vice President & Secretary, or by calling (205) 323-6161.

Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this Information Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Information Statement. We also incorporate by reference into this Information Statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended June 3, 2016;
•	our amendment on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended June 3, 2016, filed August 18, 2016; and
•	our Current Reports on Form 8-K, filed July 14, 2016, July 19, 2016 and July 22, 2016.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Information Statement.

The information contained in this Information Statement speaks only as of the date indicated on the cover of this Information Statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the Merger or the Company that is different from or adds to the information contained in this Information Statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GOLDEN ENTERPRISES, INC.,

a Delaware corporation,

and

UTZ QUALITY FOODS, INC.,

a Pennsylvania corporation,

and

WESTMINSTER SUB, INC.,

a Delaware corporation,

Dated as of July 18, 2016

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Stockholder Consent
Company Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of July 18, 2016, by and among Golden Enterprises, Inc., a Delaware corporation (the “Company”), Utz Quality Foods, Inc., a Pennsylvania corporation (“Parent”), and Westminster Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.1 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.66 2/3 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved and declared advisable this Agreement;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to the Parent and the Merger Sub to enter into this Agreement, the Company has agreed to use its best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such stockholders will approve and adopt this Agreement in accordance with Section 251(c) of the DGCL as more particularly set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.2 Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (CST), as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Sirote & Permutt, P.C., 2311 Highland Avenue South, Birmingham, Alabama 35205 (unless another place is agreed to in writing by the parties hereto) or by fax, pdf or other electronic exchange of the signature pages and other deliveries required at the Closing. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.3 Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.  At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A attached hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that the name of the corporation shall be “Golden Enterprises, Inc.”) until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.6 Directors and Officers.  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.1(a), and (ii) Dissenting Shares) will be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares.  At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.3, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2 hereof.

(d) Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.2 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(b), Parent shall deposit or shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Book-Entry Share so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.3 Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 2.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.4 Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.5 Withholding Rights.  Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.6 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.7 Treatment of Stock Options.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.5. The Surviving Corporation will not assume any options to acquire shares of Company Common Stock nor substitute any options to acquire shares of the capital stock of the Surviving Corporation.

(b) At or prior to the Effective Time, the Company, the Company Board, the compensation committee of the Company Board and/or the stock option committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.7.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents.  The Company has Made Available to Parent a correct and complete copy of the certificate of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries.  Section 3.1(c) of the Company Disclosure Letter lists each of the direct and indirect Subsidiaries of the Company, its place of organization, the owner of each outstanding share of capital stock of each such Subsidiary and the number of shares owned. Each such Subsidiary is wholly-owned by either the Company or a wholly-owned Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.2 Capital Structure.

(a) Capital Stock.  The authorized capital stock of the Company consists of Thirty-Five Million (35,000,000) shares of Company Common Stock, par value $0.66-2/3 per share. As of the date of this Agreement, (i) 11,291,757 shares of Company Common Stock were issued and outstanding, and (ii) 2,537,036 shares of Company Common Stock were issued and held by the Company in its treasury. All of the outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Options; Awards.

(i) An aggregate of 310,000 shares of Company Common Stock are subject to issuance pursuant to Company Stock Options granted under the Company’s 2014 Long Term Incentive Plan (such plan and the award or other applicable agreements entered into thereunder, in each case as amended through the date hereof, are collectively referred to herein as the “Company Stock Plan”). Section 3.2(b)(i) of the Company Disclosure Letter sets forth a list of each outstanding Company Stock Option granted under the Company Stock Plan and (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, (C) the exercise price of such Company Stock Option, (D) the date on which such Company Stock Option was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Stock Option is vested and exercisable as of the date hereof, and (F) the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except as set forth on Section 3.2(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Stock Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Stock Options, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock, voting securities or other ownership interests of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock, voting securities or other ownership interests of (or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of) the Company, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock, voting securities or other ownership interests of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of

Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt.  No bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.3 Authority; Non-contravention; Governmental Consents.

(a) Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.3(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) except as set forth on Section 3.3(b) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (each, a “Governmental Entity” and collectively, the “Governmental Entities”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Information Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ (“NASDAQ”); (v) the other Consents of Governmental Entities listed in Section 3.3(c) of the Company Disclosure Letter; and (vi) such other Consents that if not obtained, would not prevent, materially delay or materially impede the Closing.

(d) Board Approval.  The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

(e) Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, other than Section 203 of the DGCL. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.4 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act.

(a) SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since May 30, 2013 (the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls.  The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures.  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to reasonably ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.4(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities.  The audited balance sheet of the Company dated as of May 29, 2015, contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Except as set forth on Section 3.4(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (v) have been discharged or paid in full before the date of this Agreement.

(f) Off-Balance Sheet Arrangements.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, except as set forth in the Company’s Quarterly Reports filed on Form 10-Q with the SEC since the date of the Company Balance Sheet, and except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) except as set forth on Section 3.5 of the Company Disclosure Letter, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.6 Taxes.

(a) Tax Returns and Payment of Taxes.  The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. Except as set forth on Section 3.6 of the Company Disclosure Letter, all material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business, consistent with past practices.

(b) Availability of Tax Returns.  The Company has Made Available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after May 29, 2013.

(c) Withholding.  The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens.  There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(e) Tax Deficiencies and Audits.  No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Tax Liability of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions.  No claim has been made in writing by any taxing authority in a jurisdiction in which the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings.  Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Group; Transferee Liability and Tax Agreements.  The Company files federal income Tax Returns as a part of a consolidated group with its wholly-owned Subsidiaries. Neither Company nor any of its Subsidiaries (i) has any material Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (ii) is a party to, bound by or has any material Liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method.  Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items.  The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k) US Real Property Holding Corporation.  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l) Section 355.  Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions.  Neither the Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.7 Intellectual Property.

(a) Certain Company-Owned IP.  Section 3.7(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing.

(b) Right to Use; Title.  The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used in, held for use in, or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability; No Transfer or License.  The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company-Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor its Subsidiaries have transferred ownership of, or granted any exclusive license of or exclusive right to use any material Company Owned IP to any other Person.

(d) Company IP Agreements.  Section 3.7(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements other than licenses for shrink-wrap, click-wrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Non-Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth on Section 3.7(e) of the Company Disclosure Letter, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not since May 29, 2013 infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f) IP Legal Actions and Orders.  There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Compliance; Permits.

(a) Compliance.  The Company and each of its Subsidiaries is and, since May 29, 2013, has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since May 29, 2013, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits.  The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since May 29, 2013, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Litigation.  Except as set forth on Section 3.9 of the Company Disclosure Letter, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $100,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Related Party Transactions.  Except for compensation arrangements or other employment arrangements entered into in the ordinary course of business that are either terminable by the Company on not more than 30 days’ notice without penalty, which are set forth in a written document filed as an exhibit with the SEC or which are set forth on Section 3.10 of the Company Disclosure Letter, no employee, executive officer or director of the Company or any of its Subsidiaries or any Person owning five percent (5%) or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.11 Employee Matters.

(a) Schedule.  Section 3.11(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents.  The Company has Made Available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan, and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance.  (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Plan Liabilities.  Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Company Employee Plans.  With respect to each Company Employee Plan:

(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has at any time contributed to or had any Liability in respect of any such multi-employer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations.  Except as set forth on Section 3.11(f) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Liability to Government.  No Company Employee Plan is or, since May 29, 2013, has been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance.  Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Care Compliance.  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. None of the Company or its Subsidiaries will be subject to a shared responsibility payment under Section 4980H of the Code for 2015 or 2016.

(j) Effect of Transaction.  Except as set forth on Section 3.11(j) of the Company Disclosure Letter, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(k) Employment Law Matters.  The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Labor.  Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within or outside the United States is pending, threatened or has occurred since May 29, 2013. None of the Company Employees are represented by a labor organization, work council or trade union. Since May 29, 2013, (i) to the Knowledge of the Company, there has been no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees, and (ii) there have been no Legal Actions or labor grievances pending, or, to the Knowledge of the Company, threatened, relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except, in the case of the foregoing clauses (i) and (ii), any such matter that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Real Property and Personal Property Matters.

(a) Owned Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. Neither the Company nor any of its Subsidiaries (i) currently lease all or any part of the Owned Real Estate, (ii) has received written notice from a Governmental Entity of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Estate, or (iii) has received written notice or other communication from a Governmental Entity of any public improvements or planned improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Owned Real Estate. With respect to the Owned Real Estate, all buildings, structures, fixtures and appurtenances comprising the Owned Real Estate are (A) adequate for the purposes for which they are being used, (B) do not encroach on any property owned by any other Person, and (C) not in violation of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Leased Real Estate.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.12(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the

Leased Real Estate. Other than with respect to the “self-storage units” that are leased on a month-to-month basis, the Company has Made Available to Parent correct and complete copies of all written Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Personal Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned or leased by it, as the case may be, free and clear of all Liens, other than Permitted Liens. To the Knowledge of the Company, all of the personal property of the Company and its Subsidiaries is in good condition and repair (normal wear and tear excepted); and adequate for the purposes for which such personal property is being used by the Company and its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and have been since May 29, 2013, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted;

(b) neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability under any Environmental Law; and

(c) neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability with respect to any of the foregoing.

(d) The Company has Made Available to Parent correct and complete copies of all environmental assessment reports (such as Phase I and, if any, Phase II reports) and any other environmental studies in its possession or control relating to the Real Estate or the business of the Company and its Subsidiaries.

Section 3.14 Quality and Safety of Products.  Since May 29, 2013, the Company has not received any written notice in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been a party or subject to any Legal Action pending against, or, to the Company’s Knowledge, any Legal Action threatened against, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing, advertising or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging, marketing, advertising and labeling for each of the products of the Company and its Subsidiaries are in compliance with all applicable Permits and Laws, including applicable Permits and Laws relating to food and beverage manufacturing, storage, preparation, packaging, marketing, advertising and labeling, including the rules and regulations of the Food and Drug Administration except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since May 29, 2013, (a) there have been no recalls of any product of the Company or any of its Subsidiaries, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries, and (b) none of the products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of applicable Permit or Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since May 29, 2013, each product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries that is labeled as “natural,” “all natural” or similar terms consists solely of ingredients that are natural and does not contain any added colors, artificial flavors, synthetic substances or GMOs, and each product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries that is represented as not containing GMOs does not contain any GMOs.

Section 3.15 Material Contracts.

(a) Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of their respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC.

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $100,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or any of its Subsidiaries of any of the obligations of the Company or another wholly-owned Subsidiary thereof that was entered into in the ordinary course of business, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract for the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets for an amount in excess of $100,000;

(vi) any Contract that contains any provision that requires, for a period of six (6) months or more following the Closing Date, the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as whole;

(vii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other similar Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(x) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i) – (ix) above; or

(xi) any Company IP Agreement.

(b) Schedule of Material Contracts; Documents.  Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts. The Company has Made Available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto, as in effect as of the date hereof.

(c) No Breach.  (i) All the Company Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 3.16 Customers, Suppliers and Distributors.  With respect to the fiscal year ended May 29, 2015, Section 3.16 of the Company Disclosure Letter lists (a) the ten (10) largest (by dollar volume) customers of the Company during such period (showing the dollar volume for each), (b) the ten (10) largest (by dollar volume) suppliers of the Company during such period (showing the dollar volume for each) and (c) the five (5) largest (by dollar volume) distributors of the Company during such period (showing the dollar volume for each). Except as set forth on Section 3.16 of the Company Disclosure Letter, no customer, supplier or distributor set forth on Section 3.16 of the Company Disclosure Letter has terminated, materially reduced or, to the Knowledge of the Company, intends to materially reduce, its level of business with the Company.

Section 3.17 Information Statement.  None of the information included or incorporated by reference in the Information Statement to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18 Brokers’ and Finders’ Fees.  Except for fees payable to North Point Advisors LLC, financial advisor to the special committee of the Company Board (the “Financial Advisor”), pursuant to an engagement letter listed in Section 3.18 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.19 Fairness Opinion.  The Company has received the opinion of the Financial Advisor (and, if it is in writing, has provided a correct and complete copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation.

Section 4.2 Authority; Non-contravention; Governmental Consents.

(a) Authority.  Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Parent and Merger Sub and no other corporate or limited liability company, as applicable, proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i) to (iv) of Section 4.2(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents.  No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Information Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.3 Information Statement.  None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Information Statement, will, at the date such Information Statement is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Information Statement.

Section 4.4 Financial Capability.  Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.5 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.6 Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as required by a Contract Made Available to Parent, as set forth in Section 5.1 of the Company Disclosure Letter, or as required by applicable Law or with the prior written consent of Parent, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend or propose to amend the Charter Documents of the Company or any of its Subsidiaries;

(b) (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Stock Options outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (iii) promote any officers or employees, except as result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practices;

(h) enter into or amend in any material respect or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of an amount exceeding $100,000 in the aggregate, other than any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax Liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) except in connection with actions permitted by Section 5.5 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice; or

(o) agree or commit to do any of the foregoing.

Section 5.2 No Right to Control Other Party’s Business.  Nothing contained in this Agreement shall give, nor is intended to give, Parent, directly or indirectly, any right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

Section 5.3 Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.4 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, upon receipt of one (1) Business Day’s prior written notice from Parent, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access (during normal business hours unless otherwise agreed to by the Company) and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 27, 2016, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.5 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, agents, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent, (ii) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.5(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.5(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.5(a), if a third party has delivered to the Company (and not withdrawn), prior to the termination of the Takeover Proposal Review Period, a bona fide, unsolicited Takeover Proposal in writing that did not result from a breach of Section 5.5(a) that the Company Board concludes in good faith, after consultation with outside legal counsel and the Financial Advisor, constitutes a Superior Proposal, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.5(c), (i) contact such third party that has delivered to the Company (and not withdrawn), prior to the termination of the Takeover Proposal Review Period, such Takeover Proposal in order to clarify the terms of such Takeover Proposal so that the Company Board (or any committee thereof) may inform itself about such Takeover Proposal, (ii) participate in negotiations or discussions with such third party, (iii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes to Parent), (iv) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (v) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (v), only if the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Notwithstanding anything to the contrary contained in this Section 5.5, the Company Board may not consider or take any other action with respect to any Takeover Proposal delivered to the Company after the termination of the Takeover Proposal Review Period. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Company Board shall not take any of the actions permitted in clauses (i) through (v) of Section 5.5(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a

Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Except as set forth in this Section 5.5(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, if a third party has delivered to the Company (and not withdrawn), prior to the termination of the Takeover Proposal Review Period, a bona fide, unsolicited Takeover Proposal in writing that did not result from a breach of Section 5.5(a) that the Company Board concludes in good faith, after consultation with outside legal counsel and the Financial Advisor, constitutes a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least two (2) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal in accordance with the terms of this Section 5.5(d) that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, each of the Notice Period and the Takeover Proposal Review Period shall be extended, if applicable, but only so long as a third party delivered to the Company (and did not later withdraw) prior to the termination of the unextended Takeover Proposal Review Period, a bona fide, unsolicited Takeover Proposal in writing that did not result from a breach of Section 5.5(a) that the Company Board concluded in good faith, after consultation with outside legal counsel and the Financial Advisor, constituted a Superior Proposal, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board concludes in good faith, after consulting with outside legal counsel and the Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

(e) Other than in connection with a Superior Proposal (which shall be subject to Section 5.5(d) but not this Section 5.5(e)), prior to obtaining the Requisite Company Vote the Company Board may take any action otherwise prohibited by clause (i) of Section 5.5(a), but only in response to a Company Intervening Event and only if (i) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change due to the occurrence of a Company Intervening Event (which notice shall specify the Company Intervening Event in reasonable detail); (ii) for a period of five (5) Business Days’ following delivery of the notice pursuant to the foregoing clause (i) of this Section 5.5(e), the Company Board shall have discussed and negotiated in good faith and made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate), with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Company Intervening Event shall require a new notice and a three (3) Business Day negotiation period; and (iii) no earlier than the end of the last applicable negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action could reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

Section 5.6 Stockholder Consent; Information Statement.

(a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit B to record holders of at least 51% of the aggregate voting power of the Company Common Stock (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”), which Stockholder Consent shall be irrevocable, unless this Agreement is terminated by the Company pursuant to Section 7.4(a). As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a pdf copy or facsimile of such Stockholder Consent, certified as true and complete by the corporate secretary of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company’s Charter Documents.

(b) As promptly as practicable following the date of this Agreement (and in any event within 20 days of the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the Merger and the other transactions contemplated by this Agreement and the Merger (such information statement, including any amendment or supplement thereto, the “Information Statement”), (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall not file the Information Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement.

(c) Parent shall use reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as practicable after, and in any event within two days after, the latest of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.6(c) shall not be affected by any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal. In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, then the Company shall, as soon as practicable, prepare and file with the SEC a proxy statement related to the Merger and this Agreement and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use its reasonable best efforts to (A) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger, and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval.

Section 5.7 Notices of Certain Events.  The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Legal Actions commenced or to such parties’ knowledge, threatened in writing, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.3(a) or Section 6.3(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. From time to time, up until the date that is five (5) Business Days prior to the Closing, the Company and its Subsidiaries shall have the right (but not the obligation) to supplement or amend the Company Disclosure Letter with respect to any matters hereafter arising (each a “Schedule Supplement”). Notwithstanding the foregoing, for purposes of determining whether or not the condition set forth in Section 6.2(a) of this Agreement has been satisfied, such Schedule Supplement shall (for the purposes of Section 6.2(a) of this Agreement only) not be deemed to satisfy the otherwise unsatisfied condition in such section; provided, however, that if, due to the matters disclosed by the Company in any Schedule Supplement, Parent determines to exercise its right to terminate this Agreement pursuant to Section 7.3(b), Parent shall deliver the written notice required by such Section 7.3(b) within ten (10) Business Days following its receipt of such Schedule Supplement. Except as specifically set forth in this Section 5.7, in no event shall (x) the delivery of any notice by a party pursuant to this Section 5.7 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.7 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.8 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries (including the Surviving Corporation)), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries while employed during such period (collectively, the “Company Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Company and its Subsidiaries on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(c) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.8 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(d) With respect to matters described in this Section 5.8, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.9 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For a period of six (6) years following the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.9(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all consents or waivers from third parties that are material to the Company’s business or otherwise necessary to consummate the Merger, and

(iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by the preceding sentence, and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of the actions contemplated by the preceding sentence. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 5.10(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.10(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, Parent and Merger Sub shall cooperate in all respects, discuss in good faith actions to take and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, or (ii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries which, in the case of the foregoing clauses (i) and (ii), could have a material adverse effect on the business, results of operations, condition (financial or otherwise), or assets of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries.

Section 5.11 Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.5 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.12 Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13 Rule 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.14 Due Diligence.  Within five (5) Business Days following the execution of this Agreement, the Company shall deliver to Parent one or more CDs (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and tax) posted as of the second Business Day prior to the date of this Agreement to the electronic data site hosted by Intralinks and established by the Company or its Representatives for the purpose of providing an archival copy of the documents to Parent and its Representatives (the “Diligence Disc”).

Section 5.15 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval.  This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Regulatory Approvals.  The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.

(c) No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders that remain in effect, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company (other than in Section 3.1(a), Section 3.1(c) (first and second sentences), Section 3.2(a) (second sentence), Section 3.2(b), Section 3.2(d), Section 3.3(a), Section 3.4(b), Section 3.5(a) and Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties of the Company contained in Section 3.1(a), Section 3.1(c) (first and second sentences), Section 3.2(a) (second sentence), Section 3.2(b), Section 3.2(d), Section 3.3(a), Section 3.4(b), Section 3.5(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate.  Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) hereof.

Section 6.3 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants.  Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officer’s Certificate.  The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 7.2 Termination By Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before six (6) months from the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; or

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 7.3 Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred (whether due to a Superior Proposal or a Company Intervening Event), (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.5, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 7.3(a);

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least thirty (30) days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.3(b); or

(c) if the Stockholder Consent, duly executed by stockholders holding at least 51% of the aggregate voting power of the Company Common Stock, shall not have been delivered to Parent and the Company prior to 5:00 p.m. Birmingham, AL time on the calendar day immediately following the date of this Agreement.

Section 7.4 Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.4(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.5 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal delivered to the Company prior to the termination of the Takeover Proposal Review Period; provided that the Company shall have paid any amounts due pursuant to Section 7.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least thirty (30) days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.4(b).

Section 7.5 Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.5 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (a) with respect to Section 5.4(b), this Section 7.5, Section 7.6 and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (b) with respect to any Liabilities or damages incurred or suffered by a party, to the extent such Liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.6 Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 7.3(a), or Section 7.3(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days following such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days following such termination, a fee in an amount equal to the Termination Fee.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.3(b), provided that the Requisite Company Vote shall not have been obtained, or (ii) by the Company or Parent pursuant to Section 7.2(a) hereof, provided that the Requisite Company Vote shall not have been obtained, and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.2(a) or Section 7.3(b)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.2(a), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.3(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within six (6) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee. If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the expiration of the

Takeover Proposal Review Period, as applicable, and, within six (6) months following the date of the termination of this Agreement, such Person or any of its Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. In the event of any litigation between the parties relating to the payment of the amounts due pursuant to this Section 7.6, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses (including its attorneys’ fees and expenses) incurred or accrued in connection with such suit. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.6, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(e) Except as set forth in Section 7.6(d), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.7 Amendment.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.8 Extension; Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.3(c).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Wilmington, Delaware are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.1(c).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Charter Documents” has the meaning set forth in Section 3.1(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601, et. seq., of ERISA.

“Code” has the meaning set forth in Section 2.5.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.5(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.5(a).

“Company Balance Sheet” has the meaning set forth in Section 3.4(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.3(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.8(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 3.11(a).

“Company Employee Plans” has the meaning set forth in Section 3.11(a).

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Intervening Event” means a material event or circumstance that was not known to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the Requisite Company Vote; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal constitute a Company Intervening Event.

“Company IP” has the meaning set forth in Section 3.7(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of, attributable to, or resulting from: (A) changes in general economic or political conditions, (B) general conditions in the industries in which the Company and its Subsidiaries operate; (C) any changes in United States financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the prior written consent of or at the prior written request of Parent; (F) any changes in applicable Laws or GAAP or the enforcement, implementation or interpretation thereof after the date of this Agreement, (G) the announcement or pendency of the transactions contemplated by this Agreement, or (H) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded; provided, that any event, occurrence, fact, condition or change referred to in clauses (A), (B), (C), (D) and (F) shall not be excluded if such event, occurrence, fact, condition or change has a materially disproportionate adverse effect on the Company and its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Securities” has the meaning set forth in Section 3.2(b).

“Company Stock Option” has the meaning set forth in Section 2.7(a).

“Company Stock Plan” has the meaning set forth in Section 3.2(b).

“Company Subsidiary Securities” has the meaning set forth in Section 3.2(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Consent” has the meaning set forth in Section 3.3(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral, and any amendments, modifications or supplements thereto.

“DGCL” has the meaning set forth in Section 1.1.

“Diligence Disc” has the meaning set forth in Section 5.14.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.2(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001, et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §7401, et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.3(c).

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Information Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“Financial Advisor” has the meaning set forth in Section 3.18.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.3(c).

“GAAP” has the meaning set forth in Section 3.4(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.10(b).

“Governmental Entity” has the meaning set forth in Section 3.3(c).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.3(c).

“Indemnified Party” has the meaning set forth in Section 5.9(a).

“Indemnifying Parties” has the meaning set forth in Section 5.9(b).

“Information Statement” has the meaning set forth in Section 5.6(b).

“Intellectual Property” means all worldwide common law and statutory right, title and interest in intellectual property and other similar proprietary rights, whether registered or unregistered (including applications and renewals), together with all goodwill and moral rights associated with such intellectual property including without limitation, any and all trademarks, service marks, tradenames, business names, logos, trade dress and domain names; works of authorship, copyrights, copyright registrations, designs, “economic” rights and mask work rights; trade secrets, whether or not patentable, and know-how; software, including data files, source code, object code, application programming interfaces, databases and other software related specifications and documentation; inventions (whether or not patentable), discoveries, improvements, patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewal and extensions thereof), patent applications and patent rights; and similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any officer or director of the Company or any of its Subsidiaries, after reasonable inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.9.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Made Available” means such document was posted as of the second Business Day prior to the date hereof to the electronic data site hosted by Intralinks and established by the Company or its Representatives for the purpose of providing due diligence materials and information to Parent and its Representatives.

“Maximum Premium” has the meaning set forth in Section 5.9(c).

“Merger” has the meaning set forth in Section 1.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.1(b).

“NASDAQ” has the meaning set forth in Section 3.3(c).

“Notice Period” has the meaning set forth in Section 5.5(d).

“Order” has the meaning set forth in Section 3.9.

“Owned Real Estate” shall mean any real estate owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.8(b).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Permits” has the meaning set forth in Section 3.8(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.5(a).

“Requisite Company Vote” has the meaning set forth in Section 3.3(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.4(g).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.4(a).

“Stockholder Consent” has the meaning set forth in Section 5.6(a).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board concludes in good faith (after consultation with outside legal counsel and the Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 5.5(d).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Takeover Proposal Review Period” means the period commencing on the date of this Agreement and terminating at 5:00 p.m. Birmingham, AL time on the third calendar day following the date of this Agreement.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means 4% of the aggregate Merger Consideration.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.2(c).

Section 8.2 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to “$” or “dollars” is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.3 Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.5 Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the state and federal courts of the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.7):

If to the Company, then to:	Golden Enterprises, Inc. One Golden Flake Drive Birmingham, AL 35205 Facsimile: (205) 458-7313 Email: mmccutcheon@goldenflake.com Attention: Mark W. McCutcheon, President and Chief Executive Officer
with a copy (which will not constitute notice to the Company) to:	Sirote & Permutt, PC 2311 Highland Avenue South Birmingham, AL 35205 Facsimile: (205) 212-3887 Email: tcarlisle@sirote.com Attention: W. Todd Carlisle, Esq.
If to Parent or Merger Sub, or the Surviving Corporation after the Closing, then to:	Utz Quality Foods, Inc. 900 High Street Hanover, PA 17331 Facsimile: (717) 637-0745 Email: dlissette@utzsnacks.com Attention: Dylan B. Lissette, President and Chief Executive Officer

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Cozen O’Connor One Liberty Place 1650 Market Street, Suite 2800 Philadelphia, PA 19103 Facsimile: (215) 701-2346 Email: llaubach@cozen.com Attention: Larry P. Laubach, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.8 Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior and contemporaneous representations, warranties, agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.9 No Third Party Beneficiaries.  Except as provided in Section 5.9 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent or Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to an Affiliate of Parent or, for collateral security purposes, assign to any source of financing to the Parent or the Surviving Corporation. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14 Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (whether original, PDF or facsimile), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

GOLDEN ENTERPRISES, INC.

By:	/s/ Mark W. McCutcheon Name: Mark W. McCutcheon Title: Chief Executive Officer

PARENT:

UTZ QUALITY FOODS, INC.

By:	/s/ Dylan Lissette Name: Dylan B. Lissette Title: President and Chief Executive Officer

MERGER SUB:

WESTMINSTER SUB, INC.

By:	/s/ Dylan Lissette Name: Dylan B. Lissette Title: President and Chief Executive Officer

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

See attached.

EXHIBIT B

FORM OF STOCKHOLDER CONSENT

GOLDEN ENTERPRISES, INC.

WRITTEN CONSENT OF CERTAIN STOCKHOLDERS IN LIEU OF MEETING PURSUANT TO SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation of Golden Enterprises, Inc., a Delaware corporation (the “Company”), as amended, and Article II, Section 11 of the Bylaws of the Company, as amended, the undersigned holders of common stock of the Company, par value $0.66-2/3 per share (“Company Common Stock”), constituting approximately [    ]% of the outstanding shares of Company Common Stock, hereby irrevocably consent in writing to the following actions and adoptions of the following resolutions in lieu of a meeting of stockholders, and deliver this consent to the corporate secretary of the Company:

WHEREAS, pursuant to that certain Agreement and Plan of Merger attached hereto as Exhibit A (the “Merger Agreement”) among the Company, Utz Quality Foods, Inc., a Pennsylvania corporation (“Parent”), and Westminster Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in the Merger Agreement (each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement);

WHEREAS, in connection with the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, all Company Stock Options that are outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.5 of the Merger Agreement;

WHEREAS, the board of directors of the Company (the “Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to the Company’s stockholders for adoption, and (iv) resolved to recommend that the Company stockholders adopt the “agreement of merger” set forth in the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each share of Company Common Stock issued and outstanding prior to the Effective Time other than (i) shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries and (ii) Dissenting Shares, will be converted into the right to receive the Merger Consideration; and

WHEREAS each of the undersigned stockholders, and those persons approving the execution of this written consent on behalf of such stockholder, has received and reviewed a copy of the Merger Agreement and the exhibits and attachments thereto and such other information as it believes necessary to make an informed decision in connection therewith, and each such stockholder has had the opportunity to consult with its own legal, tax and financial advisors regarding the consequences to it of the Merger, the Merger Agreement, the execution of this action by written consent and the consummation of the transactions contemplated thereby and hereby.

NOW, THEREFORE, BE IT RESOLVED:

RESOLVED, that each undersigned stockholder of the Company, in its capacity as a stockholder of the Company, hereby votes all of the shares of Company Common Stock held by such stockholder in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions and agreements contemplated thereby; provided however that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that each undersigned stockholder agrees that the adoption of the Merger Agreement and approval of the Merger by such stockholder pursuant to this written consent shall constitute approval by such stockholder of the specific terms of the Merger;

FURTHER RESOLVED, that each undersigned stockholder hereby affirmatively waives (i) any right of appraisal the undersigned may have arising in connection with the Merger under Section 262 of Chapter 1 of the DGCL and under any other applicable law or regulation granting such stockholder the right to have such stockholder’s shares of capital stock of the Company appraised in connection with the Merger, and (ii) any rights to otherwise dissent from the transactions contemplated by the whereas clauses and resolutions set forth herein;

FURTHER RESOLVED, that each undersigned stockholder hereby waives on its own behalf any notice with respect to the Merger which such stockholder may be entitled pursuant to the Certificate of Incorporation, the Bylaws or any agreements between the Company and such stockholder, each, as in effect as of the date hereof;

FURTHER RESOLVED, that the officers of the Company be, and each hereby is, authorized, directed and empowered to cause the transactions contemplated by these resolutions to be consummated and performed in the manner set forth therein and from time to time to do or cause to be done, all such other acts or things, and to execute and deliver all such agreements, instruments, certificates and other documents as any officer of the Company shall deem in his or her sole discretion necessary or appropriate; and

FURTHER RESOLVED, that this written consent may be executed in one or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures transmitted by facsimile or pdf copy shall be original signatures for all purposes and such execution and transmission shall be considered valid, binding and effective for all purposes.

This written consent shall be filed with records of action by the stockholders of the Company.

[SIGNATURE PAGE FOLLOWS]

ANNEX B

[Letterhead of North Point Advisors]

July 18, 2016

The Board of Directors
Golden Enterprises, Inc.
One Golden Flake Drive
Birmingham, Alabama 35205

Gentlemen:

The Board of Directors (the “Board”) of Golden Enterprises, Inc., a Delaware corporation (the “Company”), has requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of the Company of the Merger Consideration (as defined below) to be paid in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of July 18, 2016 (the “Agreement”), by and among the Company, Utz Quality Foods, Inc., a Pennsylvania corporation (“Parent”), and Westminster Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

The Agreement provides, among other things, for Merger Sub to merge with and into the Company with the Company as the surviving entity (the “Merger”), and as consideration for the Merger, the holders of the common stock of the Company will receive $12.00 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company, which was publicly available, (iii) reviewed and analyzed certain information, including financial statements and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, projected operations and prospects of the Company, that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects on a stand alone basis; (v) reviewed the current and historical reported prices and trading activity of certain publicly-traded companies deemed by us to be comparable to the Company; and (vi) reviewed the terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion. We believe such areas of investigation are sufficient and reasonable as a basis for rendering this opinion. In conducting our review and analysis, and as a basis for arriving at our opinion, we have utilized generally accepted valuation and analytical techniques, methodologies, procedures and considerations reasonably deemed relevant and customary under the circumstances.

In arriving at our opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared by the Company on a reasonable basis in accordance with industry practice, and that the Company is not aware of any information or facts that would make incomplete or misleading any information provided to us by it. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed, without independent verification, that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based upon assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates, judgments or forward-looking information or the assumptions upon which they were based. Although we have not independently verified the accuracy and completeness of the information we considered, we advise you that nothing has come to our attention during the course of this engagement that has caused us to believe that it was unreasonable for us to utilize and rely on the information we have reviewed. We are not legal, tax or regulatory advisors. We are financial advisors only and we have relied, with your consent and without independent verification, on the advice of the outside counsel and the independent registered public accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in accordance with the provisions thereof, (iii) the Merger will be consummated pursuant to the terms of the Agreement, and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the parties or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other), and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, or any of its affiliates is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect this opinion and the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Board to act as financial advisor to the Board in connection with the Merger and we will receive a fee for our advisory services contingent upon consummation of the Merger. The Company has also agreed to indemnify and hold us harmless against certain liabilities and reimburse us for certain expenses in connection with our services.

In the ordinary course of our business, we may, in the future, provide investment banking and financial advisory services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

This opinion is provided to the Board in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company. It is understood that this opinion will be relied upon by the Board in connection with the Merger. This opinion may not be disclosed, referred to, published or otherwise used (in whole or in part), nor may any public references to us be made, without our prior written consent. Notwithstanding the foregoing, the Company may disclose our advice, analyses, opinions and other materials in its possession in response to any subpoena, court order or other legal demand or requirements of law, or otherwise in connection with any litigation, dispute or other claim, provided that prompt notice thereof is given to us. This opinion has been approved for issuance by the Opinion Committee of North Point Advisors LLC.

This opinion addresses solely the fairness, from a financial point of view, to the holders of the common stock of the Company of the Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the

Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, or any other terms contemplated by the Agreement.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration, determined as provided in the Agreement, is fair, from a financial point of view, to the holders of the common stock of the Company.

Very truly yours,

NORTH POINT ADVISORS LLC

ANNEX C

SECTION 262
OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

§262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.